UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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International Flavors & Fragrances Inc.
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International Flavors & Fragrances Inc. 521 West 57th Street New York, NY 10019
NOTICE OF 2016 ANNUAL MEETING OF SHAREHOLDERS
March 17, 2016
Dear Shareholder:
It is my pleasure to invite you to attend International Flavors & Fragrances Inc.’s 2016 Annual Meeting of Shareholders (the “2016 Annual Meeting”). The meeting will be held on Monday, May 2, 2016, at 3 p.m. local time / 9:00 a.m. Eastern Daylight Time, at our offices at 61 rue de Villiers, Neuilly-sur-Seine, France. At the meeting, you will be asked to:

1.	Elect eleven members of the Board of Directors for a one-year term expiring at the 2017 Annual Meeting of Shareholders.

2.	Ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2016 fiscal year.

3.	Approve, on an advisory basis, the compensation of our named executive officers in 2015.

4.	Transact such other business as may properly come before the 2016 Annual Meeting and any adjournment or postponement of the 2016 Annual Meeting.
Only shareholders of record as of the close of business on March 8, 2016 may vote at the 2016 Annual Meeting. A live audio webcast of our 2016 Annual Meeting will be available on our website, www.iff.com, starting at 9:00 a.m. Eastern Daylight Time and a replay will also be available on our website.
It is important that your shares be represented at the 2016 Annual Meeting, regardless of the number of shares you may hold. Whether or not you plan to attend, please vote using the Internet, by telephone or by mail, in each case by following the instructions in our proxy statement. Doing so will not prevent you from voting your shares in person if you are present.
I look forward to seeing you on May 2, 2016.

Sincerely,

Andreas Fibig
Chairman and Chief Executive Officer
We mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and our 2015 Annual Report on or about March 17, 2016.
Our proxy statement and our 2015 Annual Report are available online at www.proxyvote.com.
Except as stated otherwise, information on our website is not part of this proxy statement.

PROXY SUMMARY

This proxy summary highlights information contained elsewhere in this proxy statement and does not contain all information that you should review and consider. Please read the entire proxy statement with care before voting.
ANNUAL MEETING

Date and Time:	Monday, May 2, 2016 at 3:00 p.m. local time / 9:00 a.m. Eastern Daylight Time
Place:	61 rue de Villiers, Neuilly-sur-Seine, France
Record Date:	March 8, 2016
Voting:	Each share of our common stock outstanding at the close of business on March 8, 2016 has one vote on each matter that is properly submitted for a vote at the 2016 Annual Meeting.
VOTING MATTERS AND BOARD RECOMMENDATION

Matter	Board Recommendation	Page Reference (for more details)
Election of Directors	FOR each Director Nominee	5
Ratification of Independent Registered Public Accounting Firm	FOR	25
Advisory Vote on Executive Compensation	FOR	50
2015 FINANCIAL HIGHLIGHTS

In 2015, we announced our Vision 2020 strategy, which focuses on building differentiation and accelerating profitable growth. During 2015, we began to execute on the four pillars of this strategy with the following achievements:

▪	“Innovating Firsts” — strengthening our position and driving differentiation in priority R&D platforms:

▪	Our Fragrance encapsulation portfolio improved double-digits on a currency neutral basis, led primarily by Fabric Care, as well as Toiletries and Home Care, which also grew double-digits.

▪	We launched four new captive and proprietary Fragrance Ingredient molecules.

▪	Sales of our Flavors sweetness and savory modulation portfolio improved strong double-digits as we added two new natural taste modulators.

▪	Proprietary Flavors delivery systems grew strong double-digits globally given the expansion into additional categories.

•	“Win Where We Compete” — achieving a #1 or #2 market leadership position in key markets and categories, and with specific customers:

▪	We fortified our market share position in North American Flavors, one of our key markets, with our acquisition of Ottens Flavors.

▪	North American Flavors grew 11%.

▪	We continued to leverage our long-standing presence in emerging markets, which grew 5% on a currency neutral basis, led by double digit growth in the Middle East and Africa.

▪	From a category perspective, Home Care improved high single digits globally on a currency neutral basis.

•
“Become Our Customers’ Partner of Choice” — attaining commercial excellence by providing our customers with in-depth local consumer understanding, industry-leading innovation, outstanding service and the highest quality products:

▪	We continued our commitment to sustainability and innovation, winning multiple global sustainability certifications.

▪	Our largest Flavors customer awarded us an innovation award for North America.

▪	We continued to expand our relationships with regional customers and achieved additional core list status with several key customers across both flavors and fragrances.

•	“Strengthen and Expand the Portfolio” — pursuing value-creation through partnerships, collaborations, and acquisitions within flavors, fragrances and adjacencies:

▪	During 2015, we negotiated and closed two acquisitions that fit into our Vision 2020 strategy.

▪	Through our acquisition of Ottens Flavors in May 2015, we expanded our flavors position in North America and increased our penetration of small and mid-size customers.

▪
Our acquisition of Lucas Meyer Cosmetics expanded our ingredients offerings into the cosmetic industry thereby allowing us to build greater customer intimacy and entry into the skin care and hair care businesses.

2015 was a solid year for the Company in financial and operating performance.

(dollars in millions except earnings per share amounts)	2013	2014	2015
Net Sales	$2,953	$3,089	$3,023
Currency Neutral Sales Growth*	5%	5%	5%
Diluted Net Earnings Per Share - as Reported	$4.29	$5.06	$5.16
Diluted Net Earnings Per Share - as Adjusted*	$4.46	$5.08	$5.25
Operating Profit - as Reported	$516	$592	$588
Operating Profit - as Adjusted*	$540	$601	$612
Net Cash Provided by Operations	$408	$518	$434
*   See reconciliation of GAAP to Non-GAAP financial measures in Exhibit A to this proxy statement.
For more information relating to the Company’s financial performance, please review our 2015 Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 1, 2016.

EXECUTIVE COMPENSATION HIGHLIGHTS

ALIGNING PAY WITH PERFORMANCE
Our compensation program for executive officers is designed to align the interests of our executives with those of our shareholders by linking their compensation to the achievement of financial and operational performance metrics that build shareholder value.
Our annual incentive plan (“AIP”) provides awards based on (i) local currency sales growth, operating profit, gross margin and working capital, and (ii) individual objectives relating to leadership, succession planning and people development.
Our long-term incentive plan (“LTIP”) aligns our executives’ interests with those of our shareholders by paying 50% of the earned award in shares of our common stock, with awards based on the achievement of financial and total shareholder return targets by our executives.
In 2015, our financial performance exceeded all but one of the target levels for our performance metrics under our 2015 LTIP. For our 2015 AIP, at the corporate level, we achieved between threshold and target for three of the four financial performance metrics and did not meet the threshold for one of the financial performance metrics. Our Fragrance business unit achieved between threshold and target for three of the four financial performance metrics and did not meet the threshold for one of the financial performance metrics. Our Flavors business unit performance exceeded target for one of the four financial performance metrics, was between threshold and target for two of the financial performance metrics and did not meet the threshold for one of the financial performance metrics. We encourage you to read our Compensation Discussion & Analysis (“CD&A”), beginning on page 29 of this proxy statement, which describes our pay for performance philosophy.
CORPORATE GOVERNANCE HIGHLIGHTS

The following facts outline certain of our corporate governance policies. For a comprehensive discussion of our corporate governance policies, see “Corporate Governance,” beginning on page 11 of this proxy statement.

•	Our Board has adopted a new “proxy access” by-law that permits eligible shareholders to nominate candidates for election to our Board.

•	Our Board consists entirely of independent directors, other than our Chairman and CEO.

•	We have an independent Lead Director to facilitate and strengthen the Board’s independent oversight.

•	Our Board is elected annually. Our Board is elected via a majority voting standard in uncontested elections.

•	Our Directors are subject to term limits.

•	Our Board is diverse, bringing an appropriate balance of skills, professional experience and perspectives.

•
Our executive clawback policies allow us to recoup certain amounts in cases of accounting misstatements, financial restatements and misstatements (without regard to fault), willful misconduct or violations of Company policy that are material and detrimental to the Company, and violations of non-competition, non-solicitation, confidentiality and similar covenants.

•	We require our executives and directors to meet stock retention guidelines.

•	We do not permit short sales or hedging of our stock by our employees, officers or directors.

PROXY STATEMENT

PROXY STATEMENT
You are receiving this proxy statement because you own shares of IFF common stock that entitle you to vote at the 2016 Annual Meeting. Our Board of Directors is soliciting proxies from shareholders who wish to vote at the meeting. By using a proxy, you can vote even if you do not attend the meeting. This proxy statement describes the matters on which you are being asked to vote and provides information on those matters so you can make an informed decision.

I. ANNUAL MEETING INFORMATION

Q:	What am I voting on?

A:	At the 2016 Annual Meeting you will be asked to vote on the following proposals. Our Board recommendation for each of these proposals is set forth below.

Proposal		Board Recommendation
1.	To elect eleven members of the Board of Directors, each to hold office for a one-year term expiring at the 2017 Annual Meeting of Shareholders.	FOR each Director Nominee

2.	To ratify the selection of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the 2016 fiscal year.	FOR

3.	To approve, on an advisory basis, the compensation of our named executive officers in 2015, which we refer to as “Say on Pay.”	FOR

We will also consider other business that properly comes before the meeting in accordance with New York law and our By-Laws.

Q:	Who can vote?

A:
Holders of our common stock at the close of business on March 8, 2016, are entitled to vote their shares at the 2016 Annual Meeting. As of March 8, 2016, there were 79,685,747 shares of common stock issued, outstanding and entitled to vote. Each share of common stock issued and outstanding is entitled to one vote.

Q:	What constitutes a quorum, and why is a quorum required?

A:
We are required to have a quorum of shareholders present to conduct business at the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote on the record date (39,842,875 shares) will constitute a quorum, permitting us to conduct the business of the meeting. Abstentions and broker non-votes are counted as present for purposes of determining a quorum. Shares of common stock for which we have received executed proxies will be counted for purposes of establishing a quorum at the meeting, regardless of how or whether such shares are voted on any specific proposal.

Q:	What is the difference between a “shareholder of record” and a “street name” holder?

A:
If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered a “shareholder of record” or a “registered shareholder” of those shares. In this case, your Notice of Internet Availability of Proxy Materials (“Notice”) has been sent to you directly by us.

If your shares are held in a stock brokerage account or by a bank, trust or other nominee or custodian (each, a “Broker”), including shares you may own as a participant in one of our 401(k) plans, you are considered the “beneficial owner” of those shares, which are held in “street name.” A Notice has been forwarded to you by or on behalf of your Broker, who is considered the shareholder of record of those shares. As the beneficial owner, you have the right to direct your Broker how to vote your shares by following the instructions for voting set forth in the Notice.

Q:	How do I vote?

A:	If you are a shareholder of record, you may vote:

•	via Internet;

•	by telephone;

•	by mail, if you received a paper copy of the proxy materials; or

•	in person at the meeting.
Detailed instructions for Internet and telephone voting are set forth in the Notice, which contains instructions on how to access our proxy statement, annual report and shareholder notice online, and the printed proxy card.
If your shares are held in one of our 401(k) plans, your proxy will serve as a voting instruction for the trustee of the 401(k) plan, who will vote your shares as you instruct. To allow sufficient time for the trustee to vote, your voting instructions must be received by 11:59 pm Eastern Daylight Time on April 29, 2016. If the trustee does not receive your instructions by that date, the trustee will vote the shares you hold through the 401(k) plan in the same proportion as those shares in the 401(k) plan for which voting instructions were received.
If you are a beneficial owner, you must follow the voting procedures of your Broker.

Q:	What are the requirements to elect the director nominees and to approve each of the proposals in this proxy statement?
A:

Proposal		Vote Required
1.	Election of Directors	Majority of Votes Cast
2.	Ratification of Independent Registered Public Accounting Firm	Majority of Votes Cast
3.	Say on Pay	Majority of Votes Cast
Under our By-Laws, in an uncontested election of directors, as we have this year, a majority of votes cast is required in order for a director to be elected, which means that a nominee must receive a greater number of votes “FOR” his or her election than votes “AGAINST” in order to be elected. Abstentions are not counted as votes “FOR” or “AGAINST” a director nominee.
Under our By-Laws, the votes cast “FOR” must exceed the votes cast “AGAINST” the ratification of PwC as our independent registered public accounting firm for the 2016 fiscal year. Abstentions are not counted as votes “FOR” or “AGAINST” this proposal.
Proposal 3 is an advisory vote. This means that while we ask shareholders to approve a resolution regarding Say on Pay, it is not an action that requires shareholder approval. If a majority of votes are cast “FOR” the Say on Pay proposal, we will consider the proposal to be approved. Abstentions are not counted as votes “FOR” or “AGAINST” this proposal.

Q:	What if I am a beneficial owner and I do not give the nominee voting instructions?

A:
If you are a beneficial owner and your shares are held in “street name,” the Broker is bound by the rules of the New York Stock Exchange (“NYSE”) regarding whether or not it can exercise discretionary voting power for any particular proposal if the Broker has not received voting instructions from you. Brokers have the authority to vote shares for which their customers do not provide voting instructions on certain routine matters. A broker non-vote occurs when a Broker returns a proxy but does not vote on a particular proposal because the Broker does not have discretionary authority to vote on the proposal and has not received specific voting instructions for the proposal from the beneficial owner of the shares. Broker non-votes are considered to be present at the meeting for purposes of determining the presence of a quorum but are not counted as votes cast.

The table below sets forth, for each proposal on the ballot, whether a Broker can exercise discretion and vote your shares absent your instructions and, if not, the impact of such broker non-vote on the approval of the proposal.

Proposal		Can Brokers Vote Absent Instructions?	Impact of Broker Non-Vote

1.	Election of Directors	No	None
2.	Ratification of Independent Registered Public Accounting Firm	Yes	Not Applicable
3.	Say on Pay	No	None

Q:	What if I sign and return my proxy without making any selections?

A:
If you sign and return your proxy without making any selections, your shares will be voted “FOR” each of the director nominees, and “FOR” each of the two other proposals. If other matters properly come before the meeting, the proxy holders will have the authority to vote on those matters for you at their discretion. If your shares are held in “street name,” see the question above on how to vote your shares.

Q:	How do I change my vote?

A:
A shareholder of record may revoke his or her proxy by giving written notice of revocation to our Corporate Secretary before the meeting, by delivering a later-dated proxy (either in writing, by telephone or over the Internet), or by voting in person at the 2016 Annual Meeting.

If your shares are held in “street name,” you may change your vote by following your Broker’s procedures for revoking or changing your proxy.

Q:	What shares are covered by my proxy card?

A:	Your proxy reflects all shares owned by you at the close of business on March 8, 2016. For participants in our 401(k) plans, shares held in your account as of that date are included in your proxy.

Q:	What does it mean if I receive more than one proxy card?

A:
If you receive more than one proxy card, it means that you hold shares in more than one account. To ensure that all of your shares are voted, you should sign and return each proxy card. Alternatively, if you vote by telephone or via the Internet, you will need to vote once for each proxy card and voting instruction card you receive.

Q:	Who can attend the 2016 Annual Meeting?

A:
Only shareholders and our invited guests are permitted to attend the 2016 Annual Meeting. To gain admittance, you must bring a form of personal identification to the meeting, where your name will be verified against our shareholder list. If a Broker holds your shares and you plan to attend the meeting, you should bring a brokerage statement showing your ownership of the shares as of the record date or a letter from the Broker confirming such ownership, and a form of personal identification. If you wish to vote your shares that are held by a Broker at the meeting, you must obtain a proxy from your Broker and bring such proxy to the meeting.

Q:	If I plan to attend the 2016 Annual Meeting, should I still vote by proxy?

A:
Yes. Casting your vote in advance does not affect your right to attend the 2016 Annual Meeting. If you send in your proxy card and also attend the meeting, you do not need to vote again at the meeting unless you want to change your vote. Written ballots will be available at the 2016 Annual Meeting for shareholders of record.

Q:	How can I listen to the live audio webcast of the 2016 Annual Meeting?

A:
You may listen to a live audio webcast of the 2016 Annual Meeting at www.iff.com. The webcast will allow you to listen to the Annual Meeting, but shareholders accessing the 2016 Annual Meeting through the webcast will not be considered present at the 2016 Annual Meeting and will not be able to vote their shares through the webcast or ask questions. If you plan to listen to the live audio webcast, then please submit your vote prior to the 2016 Annual Meeting using one of the methods described under “How do I vote?” above. An archived copy of the webcast will be available at www.iff.com following the 2016 Annual Meeting. Registration to listen to the webcast will be required. We have included our website address for reference only. The information contained on our website is not incorporated by reference into this Proxy Statement.

II. PROPOSAL I — ELECTION OF DIRECTORS
Our Board of Directors (“Board”) currently has eleven members. Upon the recommendation of the Nominating and Governance Committee of our Board, our Board has nominated the following current directors for election at the 2016 Annual Meeting, each for a one-year term that expires at the 2017 Annual Meeting: (i) Marcello V. Bottoli, (ii) Dr. Linda Buck, (iii) Michael L. Ducker, (iv) David R. Epstein, (v) Roger W. Ferguson, Jr., (vi) John F. Ferraro; (vii) Andreas Fibig, (viii) Christina Gold, (ix) Henry W. Howell, Jr., (x) Katherine M. Hudson, and (xi) Dale F. Morrison. Each nominee has consented to serve if elected. Proxies cannot be voted for a greater number of persons than the number of nominees named.
We believe that each of our nominees has the experience, skills and qualities to fully perform his or her duties as a director and to contribute to our success. Each of our nominees is being nominated because he or she adheres to the highest standards of personal integrity and possesses excellent interpersonal and communication skills, is highly accomplished in his or her field, has an understanding of the interests and issues that are important to our shareholders and is able to dedicate sufficient time to fulfilling his or her obligations as a director. Our nominees as a group complement each other and each other’s respective experiences, skills and qualities.
Each nominee’s principal occupation and other pertinent information about the particular experience, qualifications, attributes and skills that led the Board to conclude that such person should serve as a director appears on the following pages.
The Board recommends a vote FOR the election of each of the following director nominees.

NOMINEES FOR DIRECTOR

MARCELLO V. BOTTOLI, 54	Director Since: 2007 Board Committees: Compensation (until May 2016) Audit (beginning May 2016)
An Italian national with extensive international experience, Mr. Bottoli has been an operating partner of Advent International, a global private equity firm, since 2010, and served as Interim Chief Executive Officer of Pandora A/S, a designer, manufacturer and marketer of hand-finished and modern jewelry, from August 2011 until March 2012. Mr. Bottoli served as President and Chief Executive Officer of Samsonite Inc., a luggage manufacturer and distributor, from March 2004 through January 2009, and President and Chief Executive Officer of Louis Vuitton Malletier, a manufacturer and retailer of luxury handbags and accessories, from 2001 through 2002. Previously, Mr. Bottoli held a number of roles with Benckiser N.V., and then Reckitt Benckiser plc, a home, health and personal care products company, following the merger of Benckiser with Reckitt & Colman Ltd. His experience as a chief executive and emphasis on consumer products, strategic insights and marketing as well as his experience with strategic transactions, has enabled Mr. Bottoli to provide many insights and contributions to our Board. Mr. Bottoli is Chairman of Pharmafortune S.A., a pharmaceuticals and biotechnology manufacturer, and is a member of the advisory board of Aldo Group, a Canadian footwear retailer, and serves on the board of directors of Desigual, an international fashion retailer based in Spain. Mr. Bottoli served on the board of True Religion Apparel, Inc., a California-based fashion jeans, sportswear and accessory manufacturer and retailer, from 2009 to 2013, on the board of Pandora A/S from 2010 to 2014, on the Board of Ratti Spa, an Italian manufacturer of high-end fabrics and textiles for the fashion industry from 2003 to 2010, and on the Board of Blushington LLC, a California-based makeup and beauty services retailer between 2011 and 2014.

DR. LINDA BUCK, 69	Director Since: 2007 Board Committees: Nominating and Governance
Dr. Linda Buck has been a Howard Hughes Medical Institute Investigator since 1994, a Member of the Fred Hutchinson Cancer Research Center since 2002, and Affiliate Professor of Physiology and Biophysics at the University of Washington since 2003. She was previously Full Professor of Neurobiology at Harvard Medical School. Dr. Buck serves on the Scientific Advisory Boards of The Picower Institute for Learning and Memory at Massachusetts Institute of Technology and The Center for Molecular Medicine, Karolinska Institute, Sweden, and previously served on the Medical Advisory Board of The Gairdner Foundation, a Canadian non-profit organization devoted to the recognition of outstanding achievement in biomedical research worldwide. She is a member of the International Advisory Panel of the Knut and Alice Wallenberg Foundation, the largest private foundation promoting scientific research in Sweden, and the President’s Council of the New York Academy of Sciences. Dr. Buck is an elected Member of the National Academy of Sciences, the National Academy of Medicine, the American Academy of Arts & Sciences, the European Academy of Sciences, and the Royal Society, the United Kingdom’s national academy of science. Dr. Buck’s research has provided key insights into the mechanisms that underlie the sense of smell and she has been the recipient of numerous awards, including The Nobel Prize in Physiology or Medicine in 2004. In May 2015, Dr. Buck received an honorary Doctor of Science degree from Harvard University. Her knowledge is important to our research and development efforts in both flavors and fragrances, as is Dr. Buck’s technical and advisory board experience in evaluating a host of issues. Dr. Buck served on the Board of Directors of DeCode Genetics Inc., a biotechnology company, from 2005 to 2009.

MICHAEL L. DUCKER, 62	Director Since: 2014 Board Committees: Compensation
Mr. Ducker has been President and Chief Executive Officer of FedEx Freight since January 2015. In that role, he provides strategic direction for FedEx's less-than-truckload (LTL) companies throughout North America and for FedEx Custom Critical, a leading carrier of time sensitive, critical shipments. Mr. Ducker was formerly the Chief Operating Officer and President of International for FedEx Express, where he led all customer-facing aspects of the company’s U.S. operations and its international business, spanning more than 220 countries and territories across the globe. Mr. Ducker also oversaw FedEx Trade Networks and FedEx Supply Chain. During his FedEx career, which began in 1975, Mr. Ducker has also served as president of FedEx Express Asia Pacific in Hong Kong and led the Southeast Asia and Middle East regions from Singapore, as well as Southern Europe from Milan, Italy. His significant experience at a global organization complements the strength of our Board. Mr. Ducker serves as an Executive Board Member and Chairman of the U.S. Chamber of Commerce, and as a board member of the Coalition of Service Industries. Mr. Ducker also serves on the board of directors of Amway Corporation, the National Advisory Board of the Salvation Army, the Executive Committee of the American Trucking Association and as a member of the American Transportation Research Institute Board of Directors.

DAVID R. EPSTEIN, 54	Director Since: 2016 Board Committees: Audit
Mr. Epstein is Division Head and CEO at Novartis Pharmaceuticals, a division of Novartis AG, a Swiss multinational pharmaceutical company and is a member of Novartis’s Executive Committee. He has been the Head of Novartis Pharmaceuticals since 2010. From September 2000 to February 2010, Mr. Epstein served as President and Chief Executive Officer of Novartis Oncology division. He joined Sandoz, the predecessor of Novartis, in 1989 and held various leadership positions of increasing responsibility, including Chief Operating Officer of Novartis Pharmaceuticals Corporation in the United States and Global Head of Novartis Specialty Medicines until August 2000. Before joining Sandoz, Mr. Epstein was an associate in the strategy practice of Booz Allen Hamilton, a consulting firm. Mr. Epstein’s extensive global business experience and understanding of research and development initiatives provides valuable insights to our Board. Mr. Epstein served on the board of Molecular Insight Pharmaceuticals from 2008 to 2010 and on the board of Novartis Oncology and Molecular Diagnostics from 1999 to 2010. He also participated in the inaugural CEO Roundtable on Cancer, a non-profit organization working to make continual progress toward the elimination of cancer, which was held May 8, 2001 and was the Novartis member representative through 2008.

ROGER W. FERGUSON, JR., 64	Director Since: 2010 Board Committees: Compensation (Chair)
Mr. Ferguson has been the President and Chief Executive Officer of TIAA (formerly TIAA-CREF), a major financial services company, since April 2008. He joined TIAA after his tenure at Swiss Re, a global reinsurance company, where he served as Chairman of the firm’s America Holding Corporation, Head of Financial Services, and a member of the Executive Committee from 2006 to 2008. Mr. Ferguson currently serves on the board of directors of General Mills, Inc., a manufacturer and marketer of branded consumer foods, and the Advisory Board of Brevan Howard Asset Management LLP, a global alternative asset manager. He serves on the boards of a number of charitable and non-governmental organizations, including the Institute for Advanced Study, Memorial Sloan-Kettering Cancer Center, the American Council of Life Insurers, the Partnership for New York, and Math for America. He is Chairman of The Conference Board, a member of the Executive Committee of the Business-Higher Education Forum, and a member of the Economic Club of New York, the Council on Foreign Relations and the Group of Thirty. Mr. Ferguson is also a fellow of the American Academy of Arts and Sciences and co-chair of the Academy’s Commission on the Future of Undergraduate Education. Mr. Ferguson previously served on the Congressional Budget Office's Panel of Economic Advisers. Mr. Ferguson holds a B.A. and a Ph.D. in Economics and a J.D., all from Harvard University. Mr. Ferguson brings to our Board his sound business judgment and extensive knowledge of the finance industry.

JOHN F. FERRARO, 60	Director Since: 2015 Board Committees: Audit (Chair beginning May 2016)
Mr. Ferraro was the global chief operating officer of Ernst & Young, a leading professional services firm, from 2007 to January 2015. In that role, he was responsible for the overall operations and services of Ernst & Young worldwide. Prior to the COO role, Mr. Ferraro served in several leadership positions, including as Global Vice Chair of Audit and as the senior advisory partner on some of the firm’s largest and global accounts. Mr. Ferraro began his career with Ernst & Young Milwaukee in 1976 and has served a variety of global companies. He has worked in Europe (London and Rome), throughout the Midwest (Chicago, Cleveland and Kansas City) and New York. Mr. Ferraro has served on the board of Advance Auto Parts, an automotive aftermarket parts provider, since February 2015, and on the board of ManpowerGroup Inc., a global workforce solution and service provider, since January 2016. He founded the Audit Committee Leadership Network in 2003 and is a member of the Boston College High School board of trustees. He is a CPA and a member of the American Institute of Certified Public Accountants. Mr. Ferraro was elected to the Marquette University Board of Trustees in 2006, served as vice chair from 2011 to 2014, and was elected chair in 2014. Mr. Ferraro brings to our Board his extensive accounting, auditing and executive experience working with large and global corporations.

ANDREAS FIBIG, 54	Director Since: 2011 Chairman of the Board
Mr. Fibig joined our Board in 2011 and has been our Chairman since December 2014 and Chief Executive Officer since September 2014. Previously, he served as President and Chairman of the Board of Management of Bayer HealthCare Pharmaceuticals, the pharmaceutical division of Bayer AG, from September 2008 to September 2014. Prior to that position, Mr. Fibig held a number of positions of increasing responsibility at Pfizer Inc., a research-based pharmaceutical company, including as Senior Vice President of the US Pharmaceutical Operations group from 2007 through 2008 and as President, Latin America, Africa and Middle East from 2006 through 2007. Mr. Fibig’s prior work experience with various pharmaceutical companies has provided him with extensive experience in international business, product development and strategic planning, which are directly translatable to his work as our Chairman and CEO. Mr. Fibig chairs the Board of Trustees of the Max Planck Institute for Infection Biology.

CHRISTINA GOLD, 68	Director Since: 2013 Board Committees: Compensation, Nominating and Governance
From September 2006 until September 2010, Ms. Gold was Chief Executive Officer, President and a director of The Western Union Company, a leader in global money movement and payment services. She was President of Western Union Financial Services, Inc. and Senior Executive Vice President of First Data Corporation, former parent company of The Western Union Company and provider of electronic commerce and payment solutions, from May 2002 to September 2006. Prior to that, Ms. Gold served as Vice Chairman and Chief Executive Officer of Excel Communications, Inc., a former telecommunications and e-commerce services provider, from October 1999 to May 2002. From 1998 to 1999, Ms. Gold served as President and CEO of Beaconsfield Group, Inc., a direct selling advisory firm that she founded. Prior to founding Beaconsfield Group, Ms. Gold spent 28 years (from 1970 to 1998) with Avon Products, Inc., a leading global beauty company, in a variety of positions, including as Executive Vice President, Global Direct Selling Development, Senior Vice President and later President of Avon North America, and Senior Vice President & CEO of Avon Canada. Ms. Gold brings a number of valuable characteristics to our Board, including her extensive international and domestic business experience, her familiarity with the Company’s customer base, her financial expertise and her prior experience as a chief executive officer. Ms. Gold is currently a director of ITT Corporation, a manufacturer of highly engineered components and technology solutions for industrial markets (since 1997), New York Life Insurance, a private mutual life insurance company, and Korn/Ferry International, a leadership and talent management organization. From October 2011 to May 2013, Ms. Gold was a director of Exelis, Inc., a diversified, global aerospace, defense and information solutions company. She also sits on the board of Safe Water Network, a non-profit organization working to develop locally owned, sustainable solutions to provide safe drinking water, and is a member of the Board of Governors of Carleton University in Ottawa, Canada.

HENRY W. HOWELL, JR., 74	Director Since: 2004 Board Committees: Audit, Nominating and Governance (Chair)
Until 2000, Mr. Howell served in various positions during his 34 years with J.P. Morgan, a financial services firm. At J.P. Morgan, Mr. Howell secured extensive business development, finance and international management experience which enables him to provide both a public and a private sector perspective on corporate finance, corporate governance and mergers and acquisitions. This experience also serves us well in conjunction with his service on our Nominating and Governance and Audit Committees. While at J.P. Morgan, Mr. Howell held several overseas positions including head of banking operations in Germany and Chief Executive Officer of J.P. Morgan’s Australian merchant banking affiliate, which was publicly listed. Both of these assignments enhanced his ability to analyze complex international business and financial matters. He is currently Chairman of the board of trustees of the Norton Art Museum and is a life trustee of the Chicago History Museum.

KATHERINE M. HUDSON, 69	Director Since: 2008 Board Committees: Audit (Chair)(until May 2016) Compensation (beginning May 2016)
As Chairperson, President and Chief Executive Officer of Brady Corporation, a global manufacturer of identification solutions and specialty industrial products, from 1994 until 2004, Ms. Hudson oversaw a doubling of annual revenues. Her prior experience during 24 years with Eastman Kodak, an imaging technology products provider, covered various areas of responsibility, including systems analysis, supply chain, finance and information technology. Her general management experience spans both commercial and consumer product lines. Ms. Hudson served as a director of Apple Computer Corporation, a designer and manufacturer of consumer electronics and software products, CNH Global NV, a manufacturer of agricultural and construction equipment where she was as a member of the audit committee, and, between 2000 and 2012, Charming Shoppes, Inc., a woman’s specialty retailer, where she served as chair of the audit committee. Ms. Hudson’s executive experience and her governance leadership on other boards have translated to sound guidance to our Board and as Chair of our Audit Committee.

DALE F. MORRISON, 67	Director Since: 2011 Board Committees: Audit, Nominating and Governance, Lead Director (Compensation beginning May 2016)
Mr. Morrison has been a founding partner of TriPointe Capital Partners, a private equity firm, since 2011. Prior to TriPointe, he served from 2004 until 2011 as the President and Chief Executive Officer of McCain Foods Limited, an international leader in the frozen food industry. A food industry veteran, his experience includes service as Chief Executive Officer and President of Campbell Soup Company, various roles at General Foods and PepsiCo and as an operating partner of Fenway Partners, a private equity firm. Mr. Morrison is a seasoned executive with strong consumer marketing and international credentials and his knowledge of our customer base is very valuable to our Board. Mr. Morrison is currently Non-Executive Chairman of the Center of Innovation at the University of North Dakota, the Non-Executive Chairman of Findus Group, a frozen foods company, and a director of Hale and Hearty, a restaurant business, and InterContinental Hotels Group, an international hotel company, and he previously served as a director of Trane, Inc.

III. CORPORATE GOVERNANCE
Corporate Governance Guidelines
Our Board of Directors is responsible for overseeing the management of our Company. The Board has adopted Corporate Governance Guidelines which set forth our governance principles relating to, among other things:

•	director independence;

•	director qualifications and responsibilities;

•	board structure and meetings;

•	management succession; and

•	the Chief Executive Officer (“CEO”) evaluation process.
Pursuant to our Corporate Governance Guidelines, a person that has served for twelve consecutive, full annual terms on our Board cannot continue to serve as a director following the twelfth year of service, unless (i) such person is one of our employees or (ii) our Board has made a determination that the nomination of such person would be in the best interests of our Company and our shareholders. A director’s first full annual term begins on the date he or she is first elected at an annual meeting of shareholders and continues until the next annual meeting of shareholders. Unless a director is an employee of our Company, prior to the conclusion of the twelfth full annual term, the director shall submit his or her resignation as a director effective immediately prior to that year’s annual meeting of shareholders.
The Nominating and Governance Committee reviews our Corporate Governance Guidelines annually, and recommends changes to the Board as appropriate. A copy of our Corporate Governance Guidelines is available through the Investor - Leadership & Governance - Governance link on our website, www.iff.com.
Independence of Directors
The Board has affirmatively determined that each of our current directors (other than Mr. Fibig, our CEO) meets our independence requirements and those of the NYSE’s corporate governance listing standards. Pursuant to our Corporate Governance Guidelines, the Board undertakes an annual review of director independence, which includes a review of each director’s responses to questionnaires asking about any relationships with us. This review is designed to identify and evaluate any transactions or relationships between a director or any member of his or her immediate family and the Company or members of our senior management. In the ordinary course of business, transactions may occur between the Company and entities with which some of our directors are or have been affiliated. During 2015, in connection with its evaluation of director independence, our Board reviewed transactions between the Company and any company that has any of our directors or family members of our directors serving as executive officers. Specifically, Mr. Ducker serves as President and Chief Executive Officer of FedEx Freight, a shipping company that provides services to the Company. We reviewed this commercial relationship and found that all the transactions between the Company and FedEx were made in the ordinary course of business and were negotiated at arm’s length. As a result, our Board determined that this commercial relationship did not impair Mr. Ducker’s independence.
Other Information
On August 5, 2008, the SEC approved a settlement with Ernst & Young LLP and two of its partners, including Mr. Ferraro, relating to auditor independence issues arising out of business relationships between Ernst & Young LLP and an individual who was also a member of the board of directors of three of its audit clients. The matter arose out of actions taken by Mr. Ferraro in 2002 in his role as Vice Chairman of Ernst & Young LLP. Ernst & Young LLP and Mr. Ferraro resolved that matter by way of a negotiated settlement in which the respondents neither admitted nor denied the underlying allegations and accepted an administrative cease and desist order. The negotiated resolution did not involve any suspension, fines or other sanctions against Mr. Ferraro. Mr. Ferraro thereafter remained a partner in good standing at Ernst & Young through January 2015. Our Board of Directors took into consideration all factors regarding Mr. Ferraro’s character and experience and believes that he is a significant asset to the Board.

Board Leadership Structure
As stated in our Corporate Governance Guidelines, the Board does not have a policy that requires a separation of the Chairman of the Board (“Chairman”) and CEO positions. The Board believes that it is important to have the flexibility to make this determination from time to time based on the particular facts and circumstances then affecting our business.
Currently, we combine the positions of Chairman and CEO. We believe that the CEO, as the Company’s chief executive, is in the best position to fulfill the Chairman’s responsibilities, including those related to identifying emerging issues facing our Company, and communicating essential information to the Board about our performance and strategies. We also believe that the combined role of Chairman and CEO provides us with a distinct leader and allows us to present a single, uniform voice to our customers, business partners, shareholders and employees. If at any point in time the Board feels that its current leadership structure may be better served by separating the roles of Chairman and CEO, it may then determine to separate these positions.
In order to mitigate potential disadvantages of a combined Chairman and CEO, the Board has created the position of Lead Director to facilitate and strengthen the Board’s independent oversight of our performance, strategy and succession planning and to promote effective governance standards. The independent directors of the Board elect a Lead Director from among the independent directors. Our current Lead Director is Mr. Morrison.
The duties of our Lead Director include:

•
presiding at all meetings of the Board at which the Chairman and CEO is not present, including executive sessions of the independent directors, and providing prompt feedback regarding those meetings to the Chairman and CEO;

•	approving, and providing suggestions for, Board meeting agendas, with the involvement of the Chairman and CEO and input from other directors;

•	serving as the liaison between the Chairman and CEO and the independent directors;

•	monitoring significant issues occurring between Board meetings and assuring Board involvement when appropriate; and

•	ensuring, in consultation with the Chairman and CEO, the adequate and timely exchange of information between our management and the Board.
Board Committees
Our Board has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, each of which operates under a written charter adopted by the Board. Each Committee reviews its charter at least annually and recommends charter changes to the Board as appropriate. In December 2015, each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee reviewed its charter, and amended it where appropriate. Each Committee charter provides that the Committee will annually review its performance. A current copy of each of the Audit Committee, Compensation Committee and Nominating and Governance Committee charters is available through the Investor - Leadership & Governance - Governance link on our website, www.iff.com.

The table below provides the current and expected membership and chairperson for each of our Committees and identifies our current Lead Director.

Name	Audit	Compensation	Nominating and Governance	Lead Director
Marcello V. Bottoli	X1	X1
Dr. Linda Buck			X
Michael L. Ducker		X
David R. Epstein	X
Roger W. Ferguson, Jr.		X (Chair)
John F. Ferraro	X (Chair elect)[1]
Christina Gold		X	X
Henry W. Howell, Jr.	X		X (Chair)
Katherine M. Hudson	X (Chair)[1]	X1
Dale F. Morrison	X	X1	X	X
___________________________________
X = Committee member
1 = Effective immediately following the 2016 Annual Meeting, if elected to our Board of Directors (i) Mr. Bottoli will become a member of the Audit Committee and rotate off the Compensation Committee, (ii) Mr. Ferraro will become Chair of the Audit Committee, (iii) Ms. Hudson will become a member of the Compensation Committee and rotate off the Audit Committee and (iv) Mr. Morrison will become a member of the Compensation Committee.
Board and Committee Meetings
Our Board held five meetings during 2015. The Audit Committee held seven meetings, the Compensation Committee held five meetings and the Nominating and Governance Committee held six meetings during 2015. Each of our directors attended at least 75% of the total meetings of the Board and Committees on which he or she served during 2015. All of our directors who were serving on the day of last year’s annual meeting of shareholders attended that meeting. Under our Corporate Governance Guidelines, unless there are mitigating circumstances, such as medical, family or business emergencies, Board members endeavor to participate (either in person or by telephone) in all Board meetings and all Committee meetings of which the director is a member and to attend our annual meeting of shareholders. Our non-employee directors, all of whom are currently independent, meet in executive session, without the presence of any corporate officer or member of management, in conjunction with regular meetings of the Board and Committees. During 2015, our non-employee directors met in executive session as part of every regularly scheduled Board and Committee meeting.
Audit Committee
Responsibilities
The Audit Committee’s responsibilities include overseeing and reviewing:

•	the financial reporting process and the integrity of our financial statements, capital structure and related financial information;

•	our internal control environment, systems and performance;

•	the audit process followed by our independent accountant and our internal auditors;

•	the appointment, compensation, retention and oversight of our independent accountant and our internal auditors;

•
our independent accountant's qualifications, performance and independence, and whether it should be rotated, considering the advisability and potential impact of selecting a different independent public accountant; and

•	the procedures for monitoring compliance with laws and regulations and with our Code of Business Conduct and Ethics.
Additional responsibilities include assisting the Board in overseeing and reviewing enterprise-wide risks and the policies and practices established to manage such risks, in particular as they relate to financial risk, cybersecurity and information security risk generally.
Under procedures adopted by the Audit Committee, the Audit Committee reviews and pre-approves all audit and non-audit services performed by our independent accountant. The Audit Committee may, when it deems appropriate, delegate certain of its responsibilities to one or more Audit Committee members or subcommittees.
Independence and Financial Expertise
The Board reviewed the background, experience and independence of the current Audit Committee members and based on this review, the Board determined that each member of the Audit Committee:

•	meets the independence requirements of the NYSE’s corporate governance listing standards;

•	meets the enhanced independence standards for audit committee members required by the SEC;

•	is financially literate, knowledgeable and qualified to review financial statements; and

•	qualifies as an “audit committee financial expert” under SEC rules.
Compensation Committee
Responsibilities
The Compensation Committee’s responsibilities include:

•	determining, subject to approval by the independent directors of the Board, the CEO’s compensation;

•	reviewing and making determinations regarding compensation of executive officers (other than the CEO) and other members of senior management;

•
reviewing, adopting and recommending to the Board, or shareholders as required, general compensation and benefits policies, plans and programs, and overseeing the administration of such policies, plans and programs;

•	reviewing and discussing with management each year the Compensation Discussion and Analysis included in our annual proxy statement or annual report on Form 10-K;

•	recommending to the Board any changes to the compensation and benefits of non-employee directors; and

•	conducting a risk assessment of our overall compensation policies and practices.
Under its charter, the Compensation Committee is responsible for assisting the Board in ensuring that long-term and short-term compensation provide performance incentives to management, and that compensation plans are appropriate and competitive and reflect the goals and performance of management and our Company. As discussed in more detail in this proxy statement under the heading “Compensation Discussion and Analysis,” the Compensation Committee considers Company-wide performance against applicable annual and long-term performance goals pre-established by the Compensation Committee, taking into account economic and business conditions, and comparative compensation and benefit performance levels. If the Compensation Committee deems it appropriate, it may delegate certain of its responsibilities to one or more Compensation Committee members or subcommittees.

Independence
The Board reviewed the background, experience and independence of the Compensation Committee members and based on this review, the Board determined that each member of the Compensation Committee:

•	meets the independence requirements of the NYSE’s corporate governance listing standards;

•	is an “outside director” pursuant to the criteria established by the Internal Revenue Service; and

•	is a “non-employee” director within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Role of Compensation Consultant
The Compensation Committee has the sole authority to retain compensation consultants or advisors to assist it in evaluating CEO, senior executive and non-employee director compensation. From time to time, management also retains its own outside compensation consultants. In connection with the approval of the 2015 compensation program, including individual targets, as in prior years, the Committee directly engaged W.T. Haigh & Company (“Haigh & Company”) as its independent compensation consultant. From late 2014 through August 2015, Haigh & Company’s work with the Committee included analyses, advice, guidance and recommendations on executive compensation levels versus peers, market trends and incentive plan designs, and the design of our 2015 SAIP. In addition, Haigh & Company provided the Committee with advice and recommendations regarding compensation provided to Ms. Cornell in connection with her hiring. In August 2015, the Compensation Committee directly engaged F.W. Cook & Co., Inc. (“FW Cook”) as its independent consultant. In late 2015, FW Cook provided the Committee with advice and a review of director compensation. FW Cook will continue to work with the Committee to provide it with analyses, advice, guidance and recommendations on executive compensation levels versus peers, market trends and incentive plan designs. Both Haigh & Company and FW Cook were engaged exclusively by the Committee on executive and director compensation matters and do not have other consulting arrangements with the Company. The Compensation Committee considered the independence of each of Haigh & Company and FW Cook and determined that no conflicts of interest were raised.
Role of Management
Our Compensation Committee relies on management for legal, tax, compliance, finance and human resource recommendations, and data and analysis for the design and administration of the compensation, benefits and perquisite programs for our senior executives. The Compensation Committee combines this information with the recommendations and information from its independent compensation consultant.
Our CEO, our Executive Vice President, Chief Human Resources Officer (“CHRO”) and our Executive Vice President, General Counsel and Corporate Secretary (“General Counsel”) generally attend Compensation Committee meetings. CEO performance and compensation are discussed by the Compensation Committee in executive session, with advice and participation from the Compensation Committee’s independent compensation consultant as requested by the Compensation Committee. Our CEO and CHRO, without the presence of any other members of senior management, actively participate in the compensation discussions of our senior executives, including making recommendations to the Compensation Committee as to the amount and form of compensation (other than their own).
Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee was at any time during 2015 or at any other time an officer or employee of our Company. None of our executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Nominating and Governance Committee
Responsibilities
The Nominating and Governance Committee’s responsibilities include:

•	developing and reviewing criteria for the selection of directors, and making recommendations to the Board with respect thereto;

•
reviewing the suitability of directors for continued service, including in case of a resignation tendered by a director, and making recommendations to the Board with respect to their re-nomination or action to be taken with respect to the resignation;

•
identifying qualified individuals to serve on the Board, reviewing the qualifications of director candidates and recommending to the Board the nominees to be proposed by the Board for election as directors at the annual meeting of shareholders;

•	reviewing director candidates recommended by shareholders for election;

•	establishing and reviewing policies pertaining to roles, responsibilities, tenure and removal of directors;

•	overseeing CEO and senior management succession plans;

•	developing and reviewing the Board and Board committee evaluation process and overseeing the annual CEO evaluation process;

•	reviewing and recommending changes to our Corporate Governance Guidelines and monitoring corporate governance issues; and

•	reviewing and, if appropriate, approving transactions with related parties.
The Nominating and Governance Committee may, when it deems appropriate, delegate certain of its responsibilities to one or more Nominating and Governance Committee members or subcommittees.
Independence
The Board reviewed the background, experience and independence of the Nominating and Governance Committee members, and based on this review, the Board determined that each member of the Nominating and Governance Committee meets the independence requirements of the NYSE’s corporate governance listing standards.
Director Candidates
Our Nominating and Governance Committee has established a policy regarding the consideration of director candidates. The Nominating and Governance Committee, together with other Board members, from time to time, as appropriate, identifies the need for new Board members. Proposed director candidates who satisfy the criteria described below and who otherwise qualify for membership on the Board are identified by the Nominating and Governance Committee. In identifying candidates, the Nominating and Governance Committee seeks input and participation from other Board members and other appropriate sources so that all points of view are considered and the best possible candidates identified. The Nominating and Governance Committee may also engage a search firm to assist it in identifying potential candidates. Members of the Nominating and Governance Committee and other Board members, as appropriate, interview selected director candidates, evaluate the director candidates and determine which candidates are to be recommended by the Nominating and Governance Committee to the Board. Our Nominating and Governance Committee evaluates the suitability of potential candidates nominated by shareholders in the same manner as other candidates recommended to the Nominating and Governance Committee.

In addition, in December 2015, our Board adopted a “proxy access” by-law, which permits eligible shareholders to nominate candidates for election to our Board. Proxy access candidates will be included in the Company’s proxy statement and ballot. The proxy access bylaw provides that holders:

•	of at least 3% of the Company’s outstanding shares, which can comprise up to 20 shareholders,

•	holding the shares continuously for at least 3 years,

•	can nominate individuals constituting up to 20% of the Board for election at an annual shareholders meeting.
Board candidates are considered based on various criteria which may change over time and as the composition of the Board changes. At a minimum, our Nominating and Governance Committee considers the following factors as part of its review of all director candidates and in recommending potential director candidates:

•	judgment, character, expertise, skills and knowledge useful to the oversight of our business;

•	diversity of viewpoints, backgrounds, experiences and other demographics;

•	business or other relevant experience; and

•
the extent to which the interplay of the candidate’s expertise, skills, knowledge and experience with that of other Board members will build a Board that is effective, collegial and responsive to our needs and to the requirements and standards of the NYSE and the SEC.

Under our By-Laws, if a shareholder wishes to submit a director candidate for consideration by the Nominating and Governance Committee, or wishes a director nomination to be included in the Company’s proxy statement for an annual meeting pursuant to our proxy access by-law, the shareholder must deliver or mail notice of the request to the Corporate Secretary of International Flavors & Fragrances Inc., in writing, so that it is received not less than 90 days nor more than 120 days prior to the anniversary date of the prior year’s annual meeting of shareholders. However if the annual meeting is not within 30 days of the anniversary date of the prior year’s annual meeting, such notice must be received by the Corporate Secretary no later than 10 days following the mailing of notice of the annual meeting or public disclosure of the annual meeting date, whichever occurs first. The notice must be accompanied by the information concerning the director candidate and nominating shareholder described in Article I, Section 3 and Section 4 of our By-Laws. The Nominating and Governance Committee may also request any additional background or other information from any director candidate or recommending shareholder as it may deem appropriate.
Our Certificate of Incorporation provides that we have at least six but not more than fifteen directors. To ensure independence and to provide the breadth of needed expertise and diversity of our Board, the Board periodically reviews its size and makes appropriate adjustments pursuant to our By-Laws. While the Nominating and Governance Committee has not adopted a formal diversity policy with regard to the selection of director nominees, diversity is one of the factors that the Nominating and Governance Committee considers in identifying director nominees. As part of this process, the Nominating and Governance Committee evaluates how a particular candidate would strengthen and increase the diversity of the Board in terms of how that candidate may contribute to the Board’s overall balance of perspectives, backgrounds, knowledge, experience, skill sets and expertise in substantive matters pertaining to our business. The Nominating and Governance Committee also annually reviews each current Board member’s suitability for continued service as a member of our Board and recommends to the Board whether such member should be re-nominated. In addition, each director is required to promptly tender his or her resignation to the Chair of the Nominating and Governance Committee if, during his or her tenure as a director, such director (i) has a material change in employment, or (ii) a significant change in personal circumstances, which may adversely affect his or her reputation, or the reputation of the Company, or (iii) intends to join the board of another for-profit company, so that the Nominating and Governance Committee can review the change and make a recommendation to the full Board regarding the director’s continued service. Such resignation becomes effective only upon acceptance by the Board.

Risk Management Oversight
Board Role in Overseeing Risk
Our Board is actively involved in the oversight of risks that could affect our Company. This oversight is conducted primarily through the Audit and Compensation Committees of the Board, but the full Board has retained responsibility for the general oversight of risks. The Board is responsible for overseeing and reviewing with management the Company’s enterprise-wide risks and the policies and practices established to manage such risks. It is the responsibility of the CEO and other senior management to manage the Company’s day-to-day business risks and its risk management process. We believe this division of responsibility is the most effective approach for addressing risk management.
Management maintains an enterprise risk management (“ERM”) process which is designed to identify and assess our global risks and to develop steps to mitigate and manage risks. The Board receives regular reports on the ERM process. The Board and the Audit Committee focus on the most significant risks facing us, including operational risk, financial risk, regulatory risk, litigation risk, cybersecurity risk, tax risk, credit risk, and liquidity risk, as well as our general risk management strategy, and how these risks are being managed. The Audit Committee is primarily responsible for assisting the Board in its responsibility to oversee and review with management our enterprise-wide risks and the policies and practices established to manage such risks, in particular as they relate to financial risk, cybersecurity and information security risk. The Compensation Committee is primarily responsible for overseeing the management of risks associated with compensation policies and practice, our compensation plans (including equity compensation plans and programs), severance, change in control and other employment-related matters.
Compensation Risks
In the fourth quarter of 2015, the Compensation Committee, working with its independent compensation consultant, conducted a risk assessment of our executive compensation programs. The goal of this assessment was to determine whether the general structure of our executive compensation policies and programs, annual and long-term performance goals or the administration of the programs posed any material risks to our Company. In addition, with the input of our CHRO, the Compensation Committee reviewed compensation programs and policies below the executive level in a Company-wide risk assessment. The Compensation Committee shared the results of this review with our full Board.
The Compensation Committee determined, based on the reviews of its independent compensation consultant and management’s input and other factors, that the compensation policies and practices for the Company’s employees in 2015, including the established performance goals and incentive plan structures, did not result in excessive risk taking or the implementation of inappropriate business decisions or strategies by the Company’s senior executives or employees generally, and that there are no risks arising from our compensation policies and practices for our employees that are reasonably likely to have a material adverse effect on the Company.

Related Person Transactions
Transactions with Related Persons
In 2015, there were no transactions and there are no currently proposed transactions in excess of $120,000 in which the Company was or will be a participant and in which any director or executive officer of the Company, any known 5% or greater shareholder of the Company or any immediate family member of any of the foregoing persons had or will have a direct or indirect material interest as defined in Item 404(a) of Regulation S-K.
Related Person Transactions Policy
In accordance with SEC rules, our Board has adopted a written policy for the review and the approval or ratification of related person transactions. This policy is available through the Investor-Leadership & Governance-Governance link on our website, www.iff.com. Under the policy, a “related person” is specifically defined as an executive officer, a director, a director nominee, a beneficial owner of more than 5% of any class of voting securities, an immediate family member of any of the foregoing, or a controlled entity, which is defined as an entity owned or controlled by any of the foregoing or in which any such person serves as an officer or partner, or together with all of the foregoing persons, owns 5% or more equity interests. The policy defines a “related person transaction” as a transaction or series of transactions involving a related person and the Company, excluding employment arrangements involving an executive officer or other senior officer or employee of the Company and director compensation arrangements. The policy requires that any such transaction be approved or ratified by the Nominating and Governance Committee. If accounting issues are involved in the transaction, the Nominating and Governance Committee will consult with the Audit Committee if deemed appropriate.
Pursuant to the policy, a related person transaction will be approved or ratified only if the Nominating and Governance Committee determines that it is being entered into in good faith and on fair and reasonable terms which are in the best interest of our Company and our shareholders. In determining whether to approve or ratify a transaction, the Nominating and Governance Committee considers the following factors, to the extent relevant:

•	the related person’s relationship to the Company and interest in the transaction;

•	the material facts of the transaction;

•	the benefits to the Company;

•	the availability of alternate sources of comparable products or services and the terms of such alternative; and

•	an assessment as to whether the transaction is on terms comparable to the terms available to an unrelated third party or to employees generally.
No related person may participate in the review of a transaction in which he or she may have an interest. In addition, except for non-discretionary contributions made pursuant to our matching contributions program, a charitable contribution by our Company to an organization in which a related person is known to be an officer, director or trustee, is subject to approval by the Nominating and Governance Committee.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all of our employees, including our CEO, our Chief Financial Officer (“CFO”) and our Chief Accounting Officer (“CAO”). We also have adopted a Code of Conduct for Directors and a Code of Conduct for Executive Officers (together with the Code of Ethics, the “Codes”). The Codes are available through the Investor - Leadership & Governance - Governance link on our website, www.iff.com.
Only the Board or the Audit Committee may grant a waiver from any provision of our Codes in favor of a director or executive officer, and any such waiver and any amendments to the Codes will be publicly disclosed on our website, www.iff.com.

Share Retention Policy
We encourage our executives and directors to own our common stock so that they share the same long-term investment risk as our shareholders.
Under our Share Retention Policy, each executive and director must retain shares of Company common stock based on a targeted ownership level. There is no deadline by which an executive or director must meet his or her targeted ownership level. The targeted ownership level for directors is five times the cash portion of the annual retainer (not including any retainer for service as a committee chairperson or lead director). The targeted ownership levels for executives are (1) the lesser of shares equal in value to five times base salary or 120,000 shares for our CEO, (2) the lesser of shares equal in value to three times base salary or 35,000 shares for our CFO and Group Presidents, and (3) the lesser of shares equal in value to two times base salary or 20,000 shares for our General Counsel and Mr. O'Leary.
If an executive or director does not meet the targeted ownership level, the executive or director may not sell or transfer any shares held in an equity, deferred compensation or retirement plan account managed by us, and the executive or director must retain such shares in such accounts until the targeted ownership level is met. For executives, until the retention requirement is met, the executive must also retain a portion (50%, in the case of our named executive officers) of any shares of common stock acquired from the exercise of a stock option or stock settled appreciation right (“SSAR”) or the vesting of restricted stock or a restricted stock unit (“RSU”) (after payment of any exercise price and taxes).
Our Share Retention Policy provides executives and directors flexibility in personal financial planning, yet requires them to maintain ongoing and substantial investment in our common stock. As of March 8, 2016, all of our named executive officers and directors were in compliance with their individual retention requirements. Additional detail regarding ownership of our common stock by our executives and directors is included in this proxy statement under the heading “Securities Ownership of Management, Directors and Certain Other Persons.”
Equity Grant Policy
The Compensation Committee has adopted an equity grant policy with respect to the issuance of equity awards under our equity plans. Under the equity grant policy, the Compensation Committee approves all equity awards to our executives except awards to our CEO and to our non-employee directors, which are approved by our Board. The grant date for annual awards to all employees and for annual awards to our non-employee directors is the date of the Company’s annual meeting of shareholders. The grant date for LTIP is the date that the Compensation Committee (or Board in the case of our CEO) approves the applicable LTIP metrics. In addition to the annual grants, equity awards may be granted “off-cycle” at other times during the year to new hires, employees receiving promotions, director appointments and in other special circumstances. The grant price of equity awards (other than LTIP awards) will be the closing price of our common stock on the NYSE on the date of the grant or, if the grant date is not a business day, the closing price on the NYSE on the following business day. The grant price for LTIP awards will be the 20-day trailing average price of our common stock on the NYSE as of the first trading day of the applicable LTIP performance cycle.
Policy Regarding Derivatives, Short Sales, Hedging and Pledges
Under our insider trading policy, directors and executive officers, including our named executive officers, are prohibited from entering into transactions designed to hedge against economic risks associated with an investment in our common stock. These individuals may not trade in derivatives in our securities (such as put and call options), effect “short sales” of our common stock, or enter into monetization transactions or similar arrangements (such as prepaid variable forwards, equity swaps, collars or exchange funds) relating to our securities. These individuals are also prohibited from holding shares of our common stock in margin accounts or pledging shares of our common stock as collateral for a loan.

IV. DIRECTORS’ COMPENSATION
Annual Director Cash and Equity Compensation
In 2015, each non-employee director received an annual retainer of $225,000 (or a prorated portion for a partial year of service) relating to the service year from the 2015 Annual Meeting of Shareholders (the “2015 Annual Meeting”) to the 2016 Annual Meeting. Of this amount, $112,500 was paid in cash in November 2015, and $112,500 was paid in RSUs issued under our 2015 Stock Award and Incentive Plan (“2015 SAIP”) on the date of the 2015 Annual Meeting. These RSUs vest at least one year from the grant date and are subject to accelerated vesting upon a change in control. The 952 RSUs granted to each director on the date of the 2015 Annual Meeting was calculated using the closing market price of our common stock on the grant date. Any director who is an employee of our Company does not receive any additional compensation for his or her service as a director.
Annual Committee Chair and Lead Director Compensation
During 2015, the Lead Director received an additional annual cash retainer of $20,000, the Chair of each of the Audit Committee and Compensation Committee received an additional annual cash retainer of $15,000 and the Chair of the Nominating and Governance Committee received an additional annual cash retainer of $10,000.
Participation in our Deferred Compensation Plan
Non-employee directors are eligible to participate in our Deferred Compensation Plan (“DCP”). A non- employee director may defer all or a portion of his or her cash compensation as well as any RSUs granted to him or her, subject to tax law requirements. Additional details regarding our DCP may be found in this proxy statement under the heading “Executive Compensation - Non-Qualified Deferred Compensation.” Non-employee directors are not entitled to matching contributions or the 25% premium on deferrals into our common stock fund that are applicable to employees under the DCP.
Other
We reimburse our non-employee directors for travel and lodging expenses incurred in connection with their attendance at Board and Committee meetings, our shareholder meetings and other Company-related activities.
In addition, our current directors are eligible to participate in our Matching Gift Program. Under this program, we match, on a dollar for dollar basis, contributions made by directors to qualifying charitable organizations up to a maximum of $10,000 per person per year.
The following table details the compensation paid to or earned by our non-employee directors for the year ended December 31, 2015.
2015 Directors’ Compensation

Name (1)	Fees Earned or Paid in Cash($)(2)	Stock Awards ($)(3)(4)(5)	All Other Compensation ($)(6)	Total ($)
Marcello V. Bottoli	112,569	107,081	5,000	224,650
Dr. Linda Buck	112,500	107,081	—	219,581
J. Michael Cook (7)	—	—	10,000	10,000
Michael L. Ducker	112,500	107,081	10,000	229,581
Roger W. Ferguson, Jr.	127,500	107,081	—	234,581
John F. Ferraro	112,500	107,081	10,000	229,581
Christina Gold	112,569	107,081	10,000	229,650
Alexandra A. Herzan (7)	—	—	10,000	10,000
Henry W. Howell, Jr.	122,500	107,081	10,000	239,581
Katherine M. Hudson	127,500	107,081	10,000	244,581
Arthur C. Martinez (7)	—	—	10,000	10,000
Dale F. Morrison	132,500	107,081	10,000	249,581
______________________________

(1)	Mr. Epstein joined our Board in 2016 and is not included in the table above, as he received no director compensation for 2015.

(2)
The amounts in this column include (i) the annual cash retainer for service as a non-employee director, (ii) for certain directors, the annual cash retainer for service as Lead Director or as chairperson of a Board committee during 2015, and (iii) nominal amounts of cash paid in lieu of fractional shares of common stock. Of the amounts in this column, the following amounts were deferred in 2015 under our DCP: Dr. Buck - $112,500; Mr. Ducker - $112,500; Mr. Ferguson - $127,500; Mr. Ferraro - $112,500; Mr. Howell - $122,500; Ms. Hudson - $127,500; and Mr. Morrison - $132,500. Earnings in our DCP were not above-market or preferential and thus are not reported in this table.

(3)
The amounts in this column represent the aggregate grant date fair value of equity awards granted during the fiscal year ended December 31, 2015, computed in accordance with FASB ASC Topic 718. Details on and assumptions used in calculating the grant date fair value of RSUs and options may be found in Note 12 to our audited financial statements for the year ended December 31, 2015 included in our Annual Report on Form 10-K filed with the SEC on March 1, 2016.

(4)
Each director received a grant on May 6, 2015 of 952 RSUs under our 2015 SAIP, other than Messrs. Cook and Martinez and Ms. Herzan, who retired prior to last year's annual meeting. None of our directors forfeited any RSUs or shares of deferred stock during 2015.

(5)	As of December 31, 2015, the following directors held the following number of unvested RSUs and shares of deferred common stock.

Director	RSUs	Deferred Stock
Marcello V. Bottoli	2,247	12,959
Dr. Linda Buck	2,247	14,115
Michael L. Ducker	952	2,213
Roger L. Ferguson, Jr.	2,247	6,532
John Ferraro	952	—
Christina Gold	2,247	—
Henry W. Howell, Jr.	2,247	39,881
Katherine M. Hudson	2,247	14,743
Dale F. Morrison	2,247	9,097
The deferred shares, which are held under the DCP, result from deferral of vested equity grants, voluntary deferral of retainer fees or the crediting of additional share units as a result of reinvestment of dividend equivalents. Deferred shares will be settled by delivery of common stock upon the director’s separation from service on the Board, or as otherwise elected by the director. All of the deferred shares are included for each director in the Beneficial Ownership Table.

(6)
The amounts in this column are contributions made by us under our Matching Gift Program to eligible charitable organizations matching contributions of the director to those charitable organizations during 2015.

(7)	Each of Messrs. Cook and Martinez and Ms. Herzan retired from our Board in 2015 and therefore did not receive any cash retainer or equity compensation in 2015.

V. SECURITIES OWNERSHIP OF MANAGEMENT, DIRECTORS AND CERTAIN OTHER PERSONS
Beneficial Ownership Table
Directors and Executive Officers
The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 8, 2016, by each current director, the persons named in the Summary Compensation Table in this proxy statement and all current directors and executive officers as a group. To our knowledge, except as otherwise indicated, beneficial ownership includes sole voting and dispositive power with respect to all shares.

Name and Address of Beneficial Owner (1)	Shares of Common Stock Beneficially Owned(2)(3)		Percent of Class**

Marcello V. Bottoli	17,451	(4)	*
Dr. Linda Buck	16,362	(5)	*
Anne Chwat	58,871	(6)	*
Alison A. Cornell	3,103	(7)	*
Michael L. Ducker	3,165	(8)	*
David R. Epstein	—		*
Roger W. Ferguson, Jr.	8,779	(9)	*
John F. Ferraro	952	(10)	*
Andreas Fibig	35,760	(11)	*
Christina Gold	3,392	(12)	*
Matthias Haeni	23,678	(13)	*
Henry W. Howell, Jr.	42,128	(14)	*
Katherine M. Hudson	19,490	(15)	*
Nicolas Mirzayantz	78,144	(16)	*
Dale F. Morrison	11,344	(17)	*
Richard O’ Leary	19,900	(18)	*
All Directors and Executive Officers as a Group (19 persons)	437,563	(19)	*
_____________________

*	Less than 1%.

**	Based on 79,685,747 shares of common stock outstanding as of March 8, 2016.

(1)	Except as otherwise indicated, the address of each person named in the table is c/o International Flavors & Fragrances Inc., 521 West 57th Street, New York, New York 10019.

(2)
This column includes (i) shares held by our executive officers in our 401(k) Retirement Investment Fund Plan and (ii) shares of Purchased Restricted Stock (“PRS”) held by our executive officers. Shares of PRS are subject to vesting and may be forfeited if the executive’s employment is terminated.

(3)
In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person within 60 days after March 8, 2016 are deemed outstanding for purposes of determining the total number of outstanding shares for such person and are not deemed outstanding for such purpose for all other shareholders. Certain stock equivalent units held in the IFF Stock Fund under our DCP are premium stock equivalent units paid to executives that are subject to vesting and may be forfeited if the executive’s employment is terminated. To our knowledge, except as otherwise indicated, beneficial ownership includes sole voting and dispositive power with respect to all shares.

(4)
Includes (i) 2,245 shares held indirectly by a trust for which Mr. Bottoli is the settlor/grantor and Mr. Bottoli and two immediate family members are the beneficiaries, (ii) 12,959 stock equivalent units held in the IFF Stock Fund under our DCP and (iii) 2,247 shares issuable pursuant to RSUs that vest within 60 days after March 8, 2016 that will be automatically deferred to our DCP.

(5)
Represents (i) 14,115 stock equivalent units held in the IFF Stock Fund under our DCP and (ii) 2,247 shares issuable pursuant to RSUs that vest within 60 days after March 8, 2016 that will be automatically deferred to our DCP.

(6)	Includes (i) 7,549 stock equivalent units held in the IFF Stock Fund under our DCP and (ii) 3,006 shares earned under the completed 2013-2015 LTIP cycle that have not yet been issued.

(7)	Includes 495 shares earned under the completed 2013-2015 LTIP cycle that have not yet been issued.

(8)
Represents (i) 2,213 stock equivalent units held in the IFF Stock Fund under our DCP and (ii) 952 shares pursuant to RSUs that will vest within 60 days after March 8, 2016 that will be automatically deferred to our DCP.

(9)
Represents (i) 6,532 stock equivalent units held in the IFF Stock Fund under our DCP and (ii) 2,247 shares issuable pursuant to RSUs that vest within 60 days after March 8, 2016 that will be automatically deferred to our DCP.

(10)	Represents 952 shares issuable pursuant to RSUs that will vest within 60 days after March 8, 2016 that will be automatically deferred to our DCP.

(11)
Includes (i) 4,602 stock equivalent units held in the IFF Stock Fund under our DCP, (ii) 1,295 shares issuable pursuant to RSUs that vest within 60 days after March 8, 2016 and (iii) 6,114 shares earned under the completed 2013-2015 LTIP cycle that have not yet been issued.

(12)	Includes 2,247 shares issuable pursuant to RSUs that will vest within 60 days after March 8, 2016, of which 952 shares will be automatically deferred to our DCP.

(13)
Includes (i) 1,922 shares issuable pursuant to RSUs that will vest within 60 days after March 8, 2016 and (ii) 1,822 shares earned under the completed 2013-2015 LTIP cycle that have not yet been issued.

(14)
Represents (i) 39,881 stock equivalent units held in the IFF Stock Fund under our DCP and (ii) 2,247 shares issuable pursuant to RSUs that vest within 60 days after March 8, 2016 that will be automatically deferred to our DCP.

(15)
Includes (i) 14,743 stock equivalent units held in the IFF Stock Fund under our DCP and (ii) 2,247 shares issuable pursuant to RSUs that vest within 60 days after March 8, 2016 that will be automatically deferred to our DCP.

(16)	Includes (i) 1,543 stock equivalent units held in the IFF Stock Fund under our DCP and (ii) 4,851 shares earned under the completed 2013-2015 LTIP cycle that have not yet been issued.

(17)
Represents (i) 9,097 stock equivalent units held in the IFF Stock Fund under our DCP and (ii) 2,247 shares issuable pursuant to RSUs that vest within 60 days after March 8, 2016 that will be automatically deferred to our DCP.

(18)	Includes (i) 1,144 stock equivalent units held in the IFF Stock Fund under our DCP and (ii) 1,570 shares earned under the completed 2013-2015 LTIP cycle that have not yet been issued.

(19)
Includes an aggregate of (i) 114,621 stock equivalent units held in the IFF Stock Fund under our DCP, (ii) 21,821 shares issuable pursuant to restricted stock units that vest within 60 days after March 8, 2016, and (iii) 24,197 shares earned under the completed 2013-2015 LTIP cycle that have not yet been issued.

Certain Other Owners
The following table sets forth information regarding each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, as of March 8, 2016, based on a review of filings with the SEC. Unless otherwise indicated, beneficial ownership is direct.

Name and Address of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership		Percent of Class*

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	4,655,216	(1)	5.8%
Capital Research Global Investors 333 South Hope Street Los Angeles, CA 90071	6,225,302	(2)	7.8%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	7,467,990	(3)	9.4%

*	Based on 79,685,747 shares of common stock outstanding.

(1)
This amount is based solely on Amendment No. 6 to Schedule 13G filed with the SEC on January 26, 2016 by BlackRock, Inc. Of these shares, BlackRock has the sole power to vote or direct the vote with respect to 3,969,533 of these shares and sole power to dispose of or direct the disposition of 4,655,216 of these shares.

(2)
This amount is based solely on Amendment No. 3 to Schedule 13G filed with the SEC on February 16, 2016 by Capital Research Global Investors, a division of Capital Research and Management Company (“Capital Research”). Capital Research has the sole power to vote or direct the vote and the sole power to dispose of or direct the disposition of these shares.

(3)
This amount is based solely on Amendment No. 5 to Schedule 13G filed with the SEC on February 10, 2016 by The Vanguard Group. Of these shares, The Vanguard Group has the (i) sole power to vote or direct the vote with respect to 149,808 of these shares, (ii) shared power to vote or direct the vote with respect to 7,700 of these shares, (iii) the sole power to dispose of or direct the disposition of 7,308,518 of these shares, and (iv) shared power to dispose of or direct the disposition of 159,472 of these shares.

VI. PROPOSAL II — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. To execute this responsibility, the Audit Committee engages in a comprehensive annual evaluation of the independent registered public accounting firm’s qualifications, performance and independence to determine whether the independent registered public accounting firm should be rotated, and considers the advisability and potential impact of selecting a different independent registered public accounting firm.
The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for 2016, and our Board has directed that our management submit that selection for ratification by our shareholders at the 2016 Annual Meeting. PwC has been retained as our external auditor continuously since 1957. In connection with the selection of PwC, the Audit Committee annually reviews and negotiates the terms of the engagement letter entered into with PwC. This letter sets forth important terms regarding the scope of the engagement, associated fees, payment terms, responsibilities of each party and the election of the parties to be subject to binding arbitration in the case of any dispute.
In accordance with SEC rules and PwC policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide audit service to our Company. For lead and quality review audit partners, the maximum number of consecutive years of service in that capacity is five years. The process for selection of our lead audit partner pursuant to this rotation policy involves a meeting between the Chair of the Audit Committee and the candidate for the role, as well as discussion by the full Committee and management.

The Audit Committee and the Board believe that the continued retention of PwC as our independent registered public accounting firm is in the best interest of the Company and our shareholders, and we are asking our shareholders to ratify the selection of PwC as our independent registered public accounting firm for 2016. Although ratification is not required by our By-Laws or otherwise, we are submitting the selection of PwC to our shareholders for ratification because we value our shareholders' views on our Company's independent registered public accounting firm and as a matter of good corporate governance. The Audit Committee will consider the outcome of our shareholders’ vote in connection with the Audit Committee’s selection of our independent registered public accounting firm in the next fiscal year, but is not bound by the shareholders’ vote. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time if it determines that a change would be in the best interests of our Company and our shareholders.
Representatives of PwC are expected to attend the 2016 Annual Meeting, where they will be available to respond to questions and, if they desire, to make a statement.
Our Board recommends a vote FOR the ratification of the Audit Committee’s selection of PwC as our Independent Registered Public Accounting Firm for 2016.
Principal Accountant Fees and Services
The following table provides detail about fees for professional services rendered by PwC for the years ended December 31, 2015 and December 31, 2014.

	2015	2014
Audit Fees (1)	$4,674,019	$4,733,219
Audit-Related Fees (2)	$60,006	$610,004
Tax Fees (3)
Tax Compliance	$554,447	$1,148,853
Other Tax Services	$90,786	$82,127
All Other Fees (4)	$67,849	$63,799
Total	$5,447,107	$6,638,002
________________________

(1)
Audit Fees were for professional services rendered for audits of our consolidated financial statements and statutory and subsidiary audits, consents and review of reports filed with the SEC and consultations concerning financial accounting and reporting standards. Audit Fees also included the fees associated with an annual audit of our internal control over financial reporting, as required by Section 404 of the Sarbanes- Oxley Act of 2002, integrated with the audit of our annual financial statements.

(2)	Audit-Related Fees were for due diligence.

(3)
Tax Compliance services consisted of fees related to the preparation of tax returns, assistance with tax audits and appeals, indirect taxes, expatriate tax compliance services and transfer pricing services. Other Tax Services consisted of tax planning and tax advisory services.

(4)	All Other Fees were for software licenses and other professional services.

Pre-Approval Policies and Procedures for Audit and Permitted Non-Audit Services
Consistent with requirements of the SEC and the Public Company Accounting Oversight Board (PCAOB) regarding auditor independence, the Audit Committee has responsibility for (i) appointing, (ii) negotiating, and setting the compensation of, and (iii) overseeing the performance of, the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established policies and procedures to pre-approve all audit and non-audit services to be provided by the independent registered public accounting firm to our Company by category, including audit-related services, tax services and other permitted non-audit services. Under the policy, the Audit Committee pre-approves all services obtained from our independent registered public accounting firm by category of service, including a review of specific services to be performed, fees expected to be incurred within each category of service and the potential impact of such services on auditor independence. The term of any pre-approval is for the financial year, unless the Audit Committee specifically provides for a different period in the pre-approval. If it becomes necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval, the Audit Committee requires separate pre- approval before engaging the independent registered public accounting firm. To facilitate the process, the policy delegates pre-approval authority to the Audit Committee chairperson to pre-approve services up to $20,000, and the Audit Committee may also delegate authority to one or more of its members to pre-approve services. The Audit Committee member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.
All services rendered by PwC to our Company are permissible under applicable laws and regulations. During 2015, all services performed by PwC which were subject to the SEC’s pre-approval requirements were approved by the Audit Committee in accordance with the Audit Committee’s pre-approval policy in effect during 2015.
AUDIT COMMITTEE REPORT
The Audit Committee (“we,” “us” or the “Committee”) operates in accordance with a written charter, which was adopted by the Board of Directors. A copy of that charter is available through the Investor - Leadership & Governance - Governance link on the Company’s website at www.iff.com. The Committee comprises five directors whom the Board has determined are “independent,” as required by the applicable listing standards of the NYSE and the rules of the SEC, and each of whom qualify as an “audit committee financial expert” as defined by the rules of the SEC.
Management has the primary responsibility for the financial statements and the reporting process, including internal control over financial reporting and disclosure controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for performing an integrated audit of the Company’s financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”).
The Committee oversees the Company’s financial reporting process and internal control structure on behalf of the Board of Directors. We met seven times during 2015, including meeting regularly with PwC and the Company’s internal auditor, both privately and with management present. For 2015, we have reviewed and discussed the Company’s audited financial statements with management. We have reviewed and discussed with management its process for preparing its report on its assessment of the Company’s internal control over financial reporting, and at regular intervals we received updates on the status of this process and actions taken by management to respond to issues and deficiencies identified. We discussed with PwC its audit of the financial statements and of the Company’s internal control over financial reporting. We discussed with PwC and the Company’s internal auditors the overall scope and plans for their respective audits.
We have discussed with PwC the matters required to be discussed by PCAOB Auditing Standard No. 16, Communications with Audit Committees. We also received the written disclosures and the letter from PwC as required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with PwC its independence. We concluded that PwC’s independence was not adversely affected by the non-audit services provided by PwC, the majority of which consisted of audit-related and tax compliance services.

Based on the reviews and discussions referred to above, we recommended to the Board (and the Board subsequently approved our recommendation) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the SEC.
In determining whether to retain PwC as the Company’s independent registered public accounting firm for the 2016 fiscal year, we took into consideration a number of factors, including:

•	the quality and effectiveness of PwC’s historical and recent performance on the Company’s audit;

•
the length of PwC’s tenure as the Company’s independent registered public accounting firm, and its familiarity with our business, accounting policies and practices, and internal control over financial reporting;

•	PwC’s capability, understanding and expertise in handling the breadth and complexity of our global operations;

•	the appropriateness of PwC’s fees and payment terms; and

•	PwC’s independence.
Based on this evaluation, we believe that it is in the best interests of the Company and its shareholders to retain PwC as the Company’s independent registered public accounting firm for 2016, which the shareholders will be asked to ratify at the 2016 Annual Meeting of Shareholders.

Audit Committee

Katherine M. Hudson (Chair)

David R. Epstein John Ferraro Henry W. Howell, Jr. Dale F. Morrison

VII. COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
This Compensation Discussion and Analysis is designed to provide our shareholders with a clear understanding of our compensation philosophy and objectives, compensation-setting process and the 2015 compensation of our named executive officers, or NEOs. As discussed in Proposal III, we are conducting our annual Say on Pay vote that requests your approval of the compensation of our NEOs as described in this section and in the tables and accompanying narrative contained below under “Executive Compensation.” To assist you with this vote, please review our compensation philosophies, the design of our executive compensation programs and how, we believe, these programs have contributed to and are aligned with our performance.
For 2015 our NEOs were:

Andreas Fibig	Chairman and CEO
Alison A. Cornell	CFO
Nicolas Mirzayantz	Group President, Fragrances
Matthias Haeni	Group President, Flavors
Anne Chwat	General Counsel
Richard O’Leary	Former Interim CFO
Alison A. Cornell was appointed as our CFO, effective July 8, 2015, replacing Richard O’Leary who served as our interim CFO from December 2014 through July 2015. Upon the appointment of Ms. Cornell, Mr. O’Leary was named SVP, Controller and Chief Accounting Officer.
Compensation Philosophy
The core of our executive compensation philosophy is that our executives’ pay should be linked to achievement of financial and operating performance metrics that build shareholder value. Consequently, we designed our compensation program to motivate and reward our executives for the achievement of both annual and long-term business goals that are challenging yet attainable. A significant portion of compensation is variable and tied directly to Company and individual performance. We believe that executive compensation should (i) be tied to overall Company performance, (ii) reflect each executive’s level of responsibility, (iii) reflect individual performance and contributions and (iv) include a significant equity component. We believe that by keeping the majority of executive pay variable and equity-based we can best ensure alignment with shareholder value and Company growth.
Our Executive Compensation Program Rewards Executives for Achievements that Create Shareholder Value. During 2015, we continued to compensate our executive officers based on (i) the achievement of financial metrics of both the company and the respective segment in which the executive serves, which we believe creates shareholder value and (ii) the total shareholder return delivered to our shareholders. In addition, for 2015, we added an individual performance metric for a portion of our Annual Incentive Program (“AIP”) to measure our executive officers’ achievement in the areas of leadership, succession planning and people development as we believe that the strength of our employees will be key to our ability to build differentiation and accelerate growth.
Compensation is Variable and Tied to Our Performance. Our target total direct compensation for 2015 reflects our commitment that a significant portion of our executive compensation should be variable and tied directly to achievement of our financial, operational and shareholder return objectives. During 2015, as in prior years, our executive officers’ direct compensation elements primarily consisted of (1) base salary, (2) AIP awards, (3) Long-Term Incentive Plan (“LTIP”) awards and (4) Equity Choice Program (“ECP”) awards. For 2015, 76% on average of the target total direct compensation payable to Messrs. Fibig, Haeni and Mirzayantz and Mmes. Cornell and Chwat was variable, and the value of such variable compensation was tied directly to stock price performance or performance versus pre-defined annual and long-term performance metrics, with 71% of this performance-based compensation tied to long-term performance.

______

(1)
Compensation for Mr. O’Leary is not included in the amounts reflected due to his status as interim CFO and the distinct nature of his compensation. Compensation for Ms. Cornell is included on an annualized basis.

Compensation Aligns Executives with Our Shareholders. We have designed our executive compensation program to provide a significant portion of our executives’ total direct compensation in the form of equity and to encourage both their direct investment in the Company and long-term ownership. For 2015, approximately 56% of the variable target compensation payable to Messrs. Fibig, Haeni and Mirzayantz and Mmes. Cornell and Chwat was payable in equity. The proportion of long-term incentive compensation opportunity provided in the form of equity versus cash under our LTIP and ECP for (i) Mr. Fibig and (ii) Messrs. Haeni and Mirzayantz and Mmes. Cornell and Chwat, on average, for 2015, was as follows:
Target Long-Term Incentive Compensation
______

(1)
Compensation for Mr. O’Leary is not included in the amounts reflected due to his status as interim CFO and the distinct nature of his compensation. Compensation for Ms. Cornell is included on an annualized basis.

Our 2015 NEO Pay Reflects Our Overall 2015 Performance
During 2015, our financial results were affected by softening of sales performance in certain markets, currency pressures, and operating expenses, offset by contributions from our recent acquisitions. For the year, on a currency neutral basis, we achieved 5% sales growth, 8% adjusted operating profit growth, and 11% adjusted earnings per share growth, in each case within our long-term growth targets. In addition, we delivered Total Shareholder Return at the 80th percentile relative to the S&P 500. As a result of our financial and operational results, (1) our AIP achievement levels ranged from approximately 42% for those executive officers evaluated at the corporate level, to 39% for our Group President, Fragrances and 41% for our Group President, Flavors and (2) our 2015 LTIP achievement level was approximately 117% of target.
2015 Annual Incentive Plan Targets and Payout. For 2015, our AIP was based on the achievement of (1) four financial performance metrics that management and the Board believe are significant indicators of our financial performance: (i) local currency sales growth, (ii) operating profit, (iii) gross margin and (iv) working capital and (2) individual objectives relating to leadership, succession planning and people development. Financial performance metrics are measured (A) at the consolidated corporate level for our CEO, CFO, interim CFO and General Counsel and (B) at both the consolidated corporate level and the business unit level for the Group Presidents of Fragrances and Flavors.
For 2015, at the corporate level, we achieved between threshold and target for three of the four financial performance metrics and did not meet the threshold for one of the financial performance metrics. As a result, the overall corporate AIP payout was approximately 42% of the target award for our CEO, CFO, interim CFO and General Counsel, whom are evaluated solely on corporate performance for purposes of our AIP. Our Fragrance business unit achieved between threshold and target for three of the four financial performance metrics and did not meet the threshold for one of the four performance metrics. This resulted in an AIP payout, when combined with the corporate level performance, of approximately 39% of the target award for our Group President, Fragrances. Our Flavors business unit performance exceeded target for one of the four financial performance metrics, was between threshold and target for two of the four performance metrics and did not meet the threshold for one of the financial performance metrics. This resulted in an AIP payout, when combined with the corporate level performance, of approximately 43% of the target award for our Group President, Flavors.
Long-Term Incentive Plan Results for 2015. Our LTIP is structured in three-year cycles, which are administered in four equally-weighted performance segments: Year 1, Year 2, Year 3 (each an “annual performance segment”) and cumulative performance over the three-year period (the “cumulative performance segment”). During the three annual performance segments, Company performance is measured against two equally-weighted financial metrics, Economic Profit (“EP”) and relative Total Shareholder Return (“TSR”). Relative TSR is the sole financial metric for the cumulative performance segment for all of the current LTIP cycles.
For 2015, our EP was $273 million, as adjusted for 2015 non-core items. As a result, our NEOs earned approximately 34% of the EP goal for the 2015 segment of its current LTIP cycles. Our TSR for 2015 was at the 80th percentile and generated a payout of approximately 200%. Our cumulative TSR for the 2013-2015 LTIP cycle was at the 74th percentile, and resulted in a 196% payout.
For additional details regarding the AIP and LTIP, including the threshold, target and maximum levels for each performance metric, please see the sections below titled “Direct Compensation Components and 2015 Compensation Decisions “- Annual Incentive Plan” and “- Long Term Incentive Plan.”
Compensation-Related Corporate Governance
To ensure continued alignment of compensation with Company performance and the creation of shareholder value on a long term, sustainable basis, we maintain strong compensation-related corporate governance policies, including the following:

•
Our clawback policies for recovery of cash and equity compensation from executives apply to accounting restatements, financial restatements and misstatements (without regard to fault), an employee’s willful misconduct or violation of a Company policy that is materially detrimental to the Company, and an employee’s violation of non-competition, non-solicitation, confidentiality and similar covenants;

•	We require our executives, including our NEOs, to meet share retention guidelines to align our executives’ interests with those of our shareholders, as described above under “Share Retention Policy”;

•	We do not permit short-sales or hedging of our stock by our employees, officers or directors;

•
Our Executive Severance Policy (“ESP”) provides that all equity awards are subject to a “double trigger” and only accelerate in connection with a change in control if an ESP participant is terminated without cause or terminates for “good reason” within two years following a change in control; and

•	None of our NEOs are entitled to a tax gross-up for severance payments.
Compensation Setting Process
Annual Review
Our Compensation Committee (the “Committee”) is responsible for overseeing the design, implementation and administration of short-term and long-term compensation (including equity awards, benefits and perquisites) for all executive officers and other members of senior management. The Committee recommends CEO compensation to the independent directors of the Board for their approval. In connection with the approval of the 2015 compensation program, including individual targets, as in prior years, the Committee engaged W.T. Haigh & Company (“Haigh & Company”) as its independent compensation consultant to assist the Committee in fulfilling its responsibilities. From late 2014 through August 2015, Haigh & Company’s work with the Committee included analyses, advice, guidance and recommendations on executive compensation levels versus peers, market trends and incentive plan designs, and the design of our 2015 SAIP. In addition, Haigh & Company provided the Committee with advice and recommendations regarding compensation provided to Ms. Cornell in connection with her hiring. In August 2015, the Compensation Committee directly engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent consultant. FW Cook works with the Committee to provide it with analyses, advice, guidance and recommendations on executive compensation levels versus peers, market trends and incentive plan designs. Both Haigh & Company and FW Cook were engaged exclusively by the Committee on executive and director compensation matters and do not have other consulting arrangements with the Company. The Compensation Committee considered the independence of each of Haigh & Company and FW Cook and determined that no conflicts of interest were raised.
Our CEO and CHRO evaluate the individual performance and, with input from the Committee’s independent consultant, the competitive pay positioning for senior management members that report directly to the CEO, including our NEOs, and make recommendations to the Committee concerning each such executive’s target compensation. Our CEO follows the same process with regard to the target compensation for our CHRO, without her input, and the Committee follows the same process with regard to the target compensation for our CEO, without his input.
As part of its compensation setting process, the Committee also considers the results of the prior year’s shareholder advisory vote on our executive compensation. The Committee believes these voting results provide useful insight as to whether shareholders agree that the Committee is achieving its goal of designing and administering an executive compensation program that promotes the best interests of the Company and its shareholders by providing its executives with appropriate compensation and meaningful incentives to deliver strong financial performance and increase shareholder value. As part of its 2015 compensation setting process, the Committee reviewed the results of the 2014 shareholder advisory vote, in which 94.6% of the votes cast were voted in favor of our executive compensation program.
New Executive Officer Compensation
In May 2015, in connection with our hiring of Ms. Cornell as CFO, the Committee approved Ms. Cornell’s compensation package after consultation with the Committee’s compensation consultant. As part of establishing Ms. Cornell’s compensation package, the Committee reviewed the compensation package of the Company’s prior CFO and the median to 75th percentile of the relevant market benchmarks. The Committee approved offering Ms. Cornell a base salary of $560,000, an AIP target of 80%, and an ECP award of $500,000 (pro-rated for time she served as CFO during 2015). Consistent with the treatment of previous newly-hired senior executives, Ms. Cornell was also granted pro-rata participation in each of the current LTIP cycles, with a pro-rated LTIP target award for each of the current three-year performance cycles equal to $500,000. The Committee also approved a one-time sign-on cash bonus of $250,000. The Committee believed that the $250,000 cash bonus would facilitate Ms. Cornell selecting PRS for her pro-rated ECP award of $250,000, which requires a co-investment, and therefore further align her interests with those of the shareholders.

Concurrently with Ms. Cornell’s appointment as CFO, Mr. O’Leary, who had been serving as our Interim CFO, was appointed to serve as our Senior Vice President, Controller and Chief Accounting Officer. In this role, the Committee approved an increase to Mr. O’Leary’s on-going base salary to $400,000. In accordance with the terms of his agreement to serve as Interim CFO, during such service, Mr. O’Leary received an additional $15,000 per month in base salary, of which $7,500 was paid each month and $7,500 was deferred until three months following the appointment of Ms. Cornell. All other terms of Mr. O’Leary’s compensation remained unchanged.
Principles for Setting Compensation Targets
On an annual basis, the Committee reviews and approves the compensation of our NEOs. We use a global grading structure for our NEOs, with compensation ranges for each grade. Our NEOs are placed in a particular grade based on internal factors (including scope of responsibilities and job complexity) and an external market evaluation. The external market evaluation is based on published third party general survey information and a review of similar positions within our selected peer groups described below. This process is referred to as “market benchmarking.”
Market Benchmarking
The Committee reviews its external market benchmarking and peer group data annually. The Committee’s goals are to position (i) target total cash compensation at median or slightly above and (ii) target total direct compensation (salary, annual incentive compensation and long-term incentive compensation) between the median to 75th percentile of relevant market benchmarks. In July 2014, the Committee reviewed peer group data with our independent compensation consultant for purposes of determining the appropriate peer group for setting 2015 compensation levels and opportunities.
2015 Benchmarking for the CEO, CFO and Group Presidents. For 2015 compensation decisions regarding (i) the CEO, (ii) the CFO (which was evaluated at the time of her appointment) and (iii) each of the Group Presidents, the Committee, based on recommendations from Haigh & Company, decided to benchmark compensation against the average of (1) its Select Peer Group of consumer products-based companies and (2) the General Industry Cut of the Towers Watson General Industry Index Survey.
The Committee annually reviews the Select Peer Group versus the criteria set forth below, taking into consideration its belief that short-term market and performance volatility should not affect the benefit of maintaining a level of consistency within the Select Peer Group:

1.	U.S. publicly traded companies of comparable size with manufacturing operations (generally based on revenue of $1B - $7B and market capitalization of $1B - $14B);

2.	Strong in-house R&D activities;

3.	Global scope with significant international presence (international operations generally accounting for at least 25% of total revenues);

4.	Growth orientation, with positive sales and earnings growth over the three years prior to the review and selection of the peer group;

5.	Companies with which we compete for executive talent; and

6.	Progressive companies with positive reputations.

For 2015, the Select Peer Group consisted of the following companies:

Church & Dwight Co., Inc.	Hormel Foods Corporation
The Clorox Company	Jarden Corporation
Coty, Inc.	McCormick & Company, Incorporated
Elizabeth Arden, Inc.	Newell Rubbermaid Inc.
Energizer Holdings, Inc.	Nu Skin Enterprises, Inc.
The Estee Lauder Companies Inc.	Revlon, Inc.
Herbalife Ltd.	Sensient Technologies Corporation
The Hershey Company	Tupperware Brands Corporation
There were four companies in the Select Peer Group that did not meet all of the desired criteria-Elizabeth Arden, Estee Lauder, Hershey and Jarden. Each of Hershey, Jarden and Estee Lauder were slightly above either the revenue or market capitalization criteria, while Elizabeth Arden was slightly below the market capitalization criteria. The Committee decided to keep these companies in the Select Peer Group (i) based on the significant comparability of these businesses to one of our two business units and (ii) to allow for year-over-year consistency in the peer group.
At the time of the Committee’s determination of the Select Peer Group, we were positioned at approximately the 38th percentile of the Select Peer Group in terms of revenue, the primary scope comparison measure, for the respective fiscal year. Our current relative revenue positioning remains at approximately the 38th percentile of the Select Peer Group.
As discussed above, the Committee weighted the compensation data derived from the General Industry Cut of the Towers Watson Survey equally with the Select Peer Group data. The General Industry Cut comprises 230 companies having $1 billion to $7 billion in reported revenues, with median revenues of $2.9 billion. Energy and financial companies were excluded from this selection as the Committee believed that the industry business models and the pay practices of these two industries are less comparable to ours, particularly in a volatile economic climate.
In August 2015, the Committee reviewed its Select Peer Group with Haigh & Company for purposes of its upcoming 2016 compensation setting process and determined that for 2016 the only change was the deletion of Energizer Holdings, as a result of its split into two companies, and the addition of Edgewell Personal Care, which consists of the former personal care division of Energizer Products.
2015 Benchmarking for Other Executive Officers. Based on recommendations by its compensation consultant, the Committee determined that the Select Peer Group did not provide sufficient comparative data for the other executive officer positions that were reviewed by the Committee. Consequently, for all other executive officer positions, including the General Counsel, instead of using the Select Peer Group, the Committee used the aggregate data available from a select cut of the Towers Watson General Industry Index that (i) identified themselves as belonging to the consumer products or the food and beverage industry and (ii) had revenues between $1 billion and $7 billion (the “Consumer Products Select Cut”). The Committee averaged (1) the Consumer Products Select Cut with (2) the Towers Watson General Industry Index to determine median and 75th percentile target compensation.
For 2015, Towers Watson modified its General Industry Index to remove Dr. Pepper Snapple Group. Inc., Flowers Foods and Owens Corning and to add Acuity Brands, Brown-Forman, Brunswick and Nu Skin Enterprises. Therefore, for 2015, the Consumer Products Select Cut comprised 23 companies, (including seven companies that are also part of the Select Peer Group) with median revenue of $4.4 billion. The companies included in the Consumer Products Select Cut were as follows:

Acuity Brands	Jack In The Box Inc.
Armstrong World Industries, Inc.	The J.M. Smucker Company
Beam	Lorillard, Inc.
Brown-Forman	Mattel, Inc.
Brunswick	Molson Coors Brewing Company
The Estee Lauder Companies Inc.	Newell Rubbermaid Inc.
Hanesbrands Inc.	Nu Skin Enterprises
Harman International Industries, Incorporated	Polaris Industries Inc.
Hasbro, Inc.	Revlon, Inc.
The Hershey Company	Steelcase Inc.
HNI	Tupperware Brands Corporation
Hormel
Use of Market Reference Ranges. The Committee’s independent compensation consultant derives the median and 75th percentile “market reference” values for each executive position based on the average of the two relevant compensation indexes and uses these values to analyze each NEO’s actual pay from the prior fiscal year and base salary, target total cash compensation and target total direct compensation for the current year. This analysis is reviewed with the Committee and, in the case of the compensation of NEOs other than the CEO, with the CEO. In determining target total direct compensation for each executive in 2015, the Committee considered the consultant’s market reference analysis. In addition, the Committee considered a number of other important factors, including each executive’s:

•	individual experience and performance;

•	scope of responsibilities;

•	relative responsibilities compared with other senior Company executives;

•	contribution relative to overall Company performance;

•	compensation relative to his or her peers within the organization; and

•	long-term potential.
The Committee uses the market reference range in order to establish a starting point for the compensation levels that the Committee believes would provide our NEOs with competitive compensation. However, the actual target total direct compensation approved by the Committee may be above or below the market reference range based on the Committee’s review of market compensation levels, its desire to create internal pay equity among our executives and the individual factors set forth above.
For 2015, the target total direct compensation awarded by the Committee to Mr. Fibig and to each of Messrs. Haeni and Mirzayantz and Ms. Chwat was between or slightly below the targeted 50th to 75th percentile range. The target total direct compensation awarded by the Committee to Ms. Cornell, excluding a one-time sign on bonus, was also between the 50th and the 75th percentile of the relevant market reference range. The total actual compensation paid for the year, as compared to target compensation approved at the beginning of the year, may differ depending on Company and individual performance. Consequently, the actual pay received by a NEO may be higher or lower than his or her market reference range.
Compensation Elements and Targeted Mix
Our executive compensation program includes direct and indirect compensation elements. Our indirect compensation elements consist of (i) our Deferred Compensation Program, (ii) a limited perquisite program, (iii) severance and other benefits under our Executive Severance Policy, (iv) benefits under an Executive Death Benefit Plan and (v) long-term disability coverage. The Committee regularly reviews the costs and benefits of these programs.

We believe that direct compensation should be the principal form of compensation. The table below provides a brief description of the principal elements of direct compensation, whether such compensation is fixed or variable, and the compensation program objectives served by each pay element. From time to time, the Committee may also approve discretionary bonuses to executives in connection with their initial employment, for extraordinary individual performance or a significant contribution to Company strategic objectives, or for retention purposes.

Element	Fixed or Variable		Primary Objective
Base Salary	Fixed	•	To attract and retain executives by offering salary that is competitive with market opportunities and that recognizes each executive’s position, role, responsibility and experience.

AIP award	Variable	•	To motivate and reward the achievement of our annual performance objectives, including local currency sales growth, operating profit, gross margin, working capital, and individual objectives.

LTIP award	Variable	•	To motivate and reward the annual profitability performance and the annual and cumulative relative TSR performance over rolling three-year periods.
•
To align executives’ interests with those of shareholders by paying 50% of the earned award in shares of our common stock (with the remaining 50% being payable in cash) and including TSR as a key measure of long-term performance.

ECP award	Variable	•	To align executives’ interests with the interests of shareholders through equity-based compensation.
		•	To encourage direct investment in the Company.
		•	To serve as an important retention tool.
The payouts under our AIP and LTIP plans are based on our achievement of performance metrics set at the beginning of the relevant measurement period. Our ECP awards are used as a retention tool and the amounts are determined at the beginning of each year and reflect the executive’s performance in the prior year. These payouts vary from year to year and thus compensation of our NEOs varies with performance.
For 2015, based on target AIP and LTIP achievement levels and actual ECP awards, the components of total direct compensation for Mr. Fibig and the average of the total direct compensation components for Messrs. Haeni and Mirzayantz and Mmes. Cornell and Chwat, as a group, were as follows:

We believe that the significant portion of direct compensation that is variable; i.e., 78% in the case of Mr. Fibig and 73% in the case of Messrs. Haeni and Mirzayantz and Mmes. Cornell and Chwat, as a group, closely aligns our executives’ compensation opportunity with our performance by enabling our executives to earn more than target compensation if we achieve superior performance, or causing them to earn less than target compensation if we do not meet our performance goals or if the value of our common stock does not increase over time. The proportionately greater variable portion of direct compensation targeted for our CEO reflects his role and responsibility as our executive most accountable to our shareholders for company-wide performance.
Long-term compensation to our NEOs includes LTIP awards and ECP awards. LTIP awards, if earned, are paid 50% in common stock and 50% in cash. Equity makes up a larger portion of total long-term compensation than cash. This approach, combined with our Share Retention Policy discussed above, is intended to promote significant long-term share ownership by each of our executives and to align their interests, and their at-risk longer term compensation, with those of our shareholders.
The Committee periodically reviews the mix between short-term and long-term incentive compensation opportunities and between cash and non-cash opportunities based on (1) benchmarking and other external data, (2) recommendations from our independent compensation consultant and (3) recommendations from our CEO and CHRO.
Direct Compensation Components and 2015 Compensation Decisions
Salaries
The Committee reviews the salaries of our NEOs annually, and adjusts salaries periodically. In February 2015, the Committee reviewed the base salaries of its NEOs. As a result of this review, the base salaries of each of Messrs. Haeni and Mirzayantz, were increased, and the base salaries of Mr. Fibig and Ms. Chwat remained unchanged. Mr. Haeni, who had been appointed to his position in April 2014, received a $40,000 increase and Mr. Mirzayantz received a $60,000 increase in April 2015.
Annual Incentive Plan
The Committee maintains the AIP for our NEOs and other employees. Overall, the Committee seeks to establish corporate performance goals that are challenging yet attainable. For our NEOs, 2015 AIP payouts depended on the achievement of (1) specific Company-wide quantitative performance goals and, in the case of the Group Presidents, business unit goals as well, and (2) individual objectives relating to leadership, succession, planning and people development. Each year the Committee sets an AIP target (stated as a percentage of base salary) for each NEO. For 2015, the Committee maintained the AIP percentage targets at the same level as 2014.

	2015 Salary	Target AIP as % Base Salary	AIP Target
Andreas Fibig	$1,200,000	120%	$1,440,000
Alison A. Cornell(1)	$560,000	80%	$448,000
Nicolas Mirzayantz	$600,000	80%	$480,000
Matthias Haeni	$500,000	80%	$400,000
Anne Chwat	$465,000	60%	$279,000
Richard O’Leary(2)	$445,311	50%	$220,603
___________________________________

(1)	Reflects Ms. Cornell’s salary and AIP target on an annualized basis. Her actual 2015 AIP payout was calculated on a pro rata basis to reflect her appointment as CFO effective as of July 8, 2015.

(2)
Includes Mr. O’Leary’s salary as interim CFO through Ms. Cornell’s appointment as CFO in July 2015 (including the $7,500 per month that was deferred until appointment of the permanent CFO) and as Controller and Chief Accounting Officer thereafter. Mr. O’Leary’s AIP target percentage remained unchanged following his change in role.

Performance Metrics and Capped AIP Payouts: Based on a review of the annual and long-term financial goals, operational plans, strategic initiatives and the prior year’s actual results, the Committee annually sets the financial performance metrics for the Company and the respective business units that it will use to measure performance as well as the relative weighting that will be assigned to each metric. The Committee then approves threshold, target and maximum performance levels for each performance metric. Upon achievement of the relative performance level, an executive has the opportunity to earn up to the following AIP target award for such metric:

Threshold	—	25%
Target	—	100%
Maximum	—	200%
2015 AIP Performance Metrics: As discussed above, for 2015 AIP awards, the Committee approved (1) the following four financial performance metrics: (i) local currency sales growth, (ii) operating profit, (iii) gross margin percentage and (iv) working capital percentage; and (2) individual leadership objectives. The financial performance metrics were selected for the following reasons:

•
Local currency sales growth reflects both increases in market share and sales expansion, which drives increases in gross profit. By measuring achievement exclusive of currency fluctuations, this goal helps to ensure that we are rewarding real incremental growth.

•
An increase in operating profit (in dollar terms) encourages the management of gross profit dollars against operating expenses. Achieving this goal helps provide the Company with the funding to reinvest in the business to drive future growth.

•	Improvement in gross margin percentage is an important measure for analyzing our ability to effectively recover increases in the cost of raw materials, cost discipline and operating efficiencies.

•	Reductions in working capital drive better operating cash flow generation. For this purpose, we define working capital as inventories and trade accounts receivable less trade accounts payable.
In addition, each NEO was assigned individual leadership objectives that were reflective of our focus on continuing to develop the people of our organization.
For 2015, the weighting assigned to each of the performance metrics was as follows:

	Corporate Participants(1)		Business Unit Participants(2)
Performance Metric	Corporate Weighting	Bus. Unit Weighting	Corporate Weighting	Bus. Unit Weighting	Total Weighting
Local Currency Sales Growth	40%	0%	20%	20%	40%
Operating Profit	25%	0%	12.5%	12.5%	25%
Gross Margin	15%	0%	0%	15%	15%
Working Capital	10%	0%	10%	0%	10%
Individual	10%	0%	0%	0%	10%
Total	100%	0%	42.5%	47.5%	100%
________________________________

(1)	All NEOs except our two Group Presidents.

(2)	Our two Group Presidents.
For 2015, a new individual performance metric was introduced as the Committee believes establishing operating objectives tied to the development of our people and the next generation of leadership will directly contribute to building differentiation and accelerating growth on a sustainable basis. Working capital and operating profit metrics were reduced by 5% each to accommodate the new metric. Otherwise, 2015 weightings for corporate and business unit participants remained unchanged, and continue to assign greater weight to local currency sales growth and operating profit goals because the Committee believes that these two performance metrics are the most relevant measures of overall annual Company performance and are key to driving sustained long-term growth.

Determination of 2015 Performance Levels: In determining our 2015 AIP performance threshold, target and maximum levels, the Committee considered our annual targets for 2015, our 2014 actual results, payout trends over the prior three-year and five-year periods and the pro forma impact of the Aromor acquisition. The performance target level was set in line with our 2015 budget and above our 2014 actual results, and the threshold performance target level was set above the low end of our Company’s long-term strategic growth targets.
2015 Corporate and Business Unit AIP Performance: Our actual performance against our 2015 AIP corporate financial metrics is set forth in the tables below. In establishing AIP financial performance metrics and in determining actual achievement against performance metrics, we eliminated the net impact of certain non-core expenses and non-core gains in order to reflect our fundamental operating results. 2015 LTIP and AIP target performance levels and actual achievement against the target performance levels excluded costs or income associated with (i) adjustments related to the closing of our Fragrance ingredients plant in Augusta, Georgia, (ii) plant closings and relocations in Asia, (iii) acquisition related items, (iv) items related to the reclassification of certain liability accounts, (v) adjustments related to profit improvement initiatives undertaken in the fourth quarter of 2015, (vi) with respect to 2015 LTIP only, certain tax-related items, and (vii) with respect to 2015 AIP only, unbudgeted mark-to-market adjustments related to our Deferred Compensation Plan (together, the “2015 non-core items”). Similarly, we excluded the effects of incentive compensation provisions in calculating gross margin performance in order to better focus on the underlying operating performance of our product portfolio. The Committee believes that the necessary self-funding of incentive compensation payments is covered in the operating profit component of the AIP program.
Corporate Performance
The table below reflects the 2015 AIP metrics, their respective targets and the payouts earned for each metric and overall by each of Messrs. Fibig and O’Leary and Mmes. Cornell and Chwat, who were all evaluated solely on corporate performance.

Performance Metric	Threshold	Target	Maximum	Actual	Award Payout (as % of Target)	Corporate Weighting	Total Weighted Award
Local Currency Sales Growth	2.3%	4.8%	7.3%	2.7%	37.0%	40%	14.8%
Operating Profit	$611M	$643M	$675M	$603M	—	25%	—
Gross Margin	44.0%	45.5%	47.0%	45.0%	75.0%	15%	11.3%
Working Capital	30.0%	28.5%	27.0%	28.7%	91.7%	10%	9.2%
Individual Objectives	—	—	—	100.0%	69.0%	10%	6.9%
Total Award (as % Target)	25%	100%	200%		—	100%	42.2%
During 2015, our corporate performance was between threshold and target for three of the performance metrics, local currency sales growth, gross margin and working capital, and was below threshold for the remaining performance metric, operating profit. The actual dollar amount earned by each NEO is set forth below under “2015 Individual AIP Payouts.” With respect to the individual objectives component, the Committee reviewed each NEOs performance in 2015 against the NEO’s leadership and execution of strategic and organizational individual objectives established by the Committee. The Committee determined that each NEO had met his or her individual objectives for 2015.

Fragrance Business Unit Performance
The table below reflects the 2015 AIP metrics, their respective targets and the payouts earned for each metric and overall by our Group President, Fragrance.

Performance Metric	Threshold	Target	Max.	Award Payout (as % of Target)	Bus. Unit Weight	Bus. Unit Weighted Award	Corp. Weight %	Corp. Weighted Award	Total Weighted Award
Local Currency Sales Growth	2.2%	4.7%	7.2%	37.0%	20%	7.4%	20%	7.4%	14.8%
Operating Profit	$333M	$349M	$376M	—	12.5%	—	12.5%	—	—
Gross Margin	44.3%	45.8%	47.3%	50.0%	15%	7.5%	—	—	7.5%
Working Capital	33.2%	31.5%	29.8%	95.5%	0%	—	10%	9.2%	9.2%
Individual	—	—	—	69.0%	10%	6.9%	—	—	6.9%
Total Award (as % Target)	25%	100%	200%	—	57.5%	—	42.5%	—	38.4%
During 2015, our Fragrance business unit performance was between threshold and target for three of the performance metrics, local currency sales growth, gross margin and working capital, and was below threshold for the remaining performance metric, operating profit. The actual dollar amount earned by our Group President, Fragrance is set forth below under “2015 Individual AIP Payouts.”
Flavors Business Unit Performance
The table below reflects the 2015 AIP metrics, their respective targets and the payouts earned for each metric and overall by our Group President, Flavors.

Performance Metric	Threshold	Target	Max.	Award Payout (as % of Target)	Bus. Unit Weight	Bus. Unit Weighted Award	Corp. Weight %	Corp Weighted Award	Total Weighted Award
Local Currency Sales Growth	2.8%	5.3%	7.8%	37.0%	20%	7.4%	20%	7.4%	14.8%
Operating Profit	$326M	$342M	$369M	—	12.5%	—	12.5%	—	—
Gross Margin	43.0%	44.5%	46.0%	65.0%	15%	9.8%	—	—	9.8%
Working Capital	26.6%	25.3%	24.0%	115.0%	0%	—	10%	9.2%	9.2%
Individual	—	—	—	69.0%	10%	6.9%	—	—	6.9%
Total Award (as % Target)	25%	100%	200%	—	57.5%	—	42.5%	—	40.7%
During 2015, our Flavors business unit performance was between target and maximum for one of the performance metrics, working capital, was between threshold and target for two of the performance metrics, local currency sales growth and gross margin, and was below threshold for the remaining performance metric, operating profit. The actual dollar amount earned by our Group President, Flavors is set forth below under “2015 Individual AIP Payouts.”

2015 Individual AIP Payouts
The AIP payout for 2015 for the NEOs, based on the actual achievement of each of the performance metrics, is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table in this proxy statement. Based on the Corporate and Business Unit performance outlined in the tables above, 2015 AIP payouts were as follows:

	2015 AIP Target ($)	2015 Payout
Executive		As % of Target	Award ($)
Andreas Fibig	$1,440,000	42%	$607,680
Alison Cornell(1)	$448,000	20%	$91,679
Nicolas Mirzayantz	$480,000	38%	$184,320
Matthias Haeni	$400,000	41%	$162,800
Anne Chwat	$279,000	42%	$117,738
Richard O’Leary(2)	$220,603	42%	$93,094
_________________________________

(1)	Reflects Ms. Cornell’s AIP target on an annualized basis. The actual 2015 AIP payout was calculated on a pro rata basis to reflect her appointment as CFO effective as of July 8, 2015.

(2)	Mr. O’Leary’s actual 2015 AIP payment was calculated based on his actual salary received in 2015.
Long-Term Incentive Plan
We believe that LTIP awards reward our executive officers, including our NEOs, for financial results and align their interests with the interests of our shareholders. Annually, the Committee reviews the LTIP to determine (1) the metrics that should be used to encourage long-term success, (2) the weightings that should be applied to such metrics and (3) the annual and cumulative targets for such metrics. The Committee believes that commencing a new three-year LTIP cycle each year (i) provides a regular opportunity to re-evaluate long-term metrics, (ii) aligns goals with the ongoing strategic planning process and (iii) reflects our evolving business priorities and market factors. The Committee also annually sets a total LTIP target award for each NEO, which reflects the total LTIP award a NEO has the opportunity to receive at the end of the three-year cycle if we meet all our targets. To the extent that we meet the minimum financial and TSR goals or the maximum financial and TSR goals, the actual payout to the NEO could be significantly less or more than the total LTIP target award.
Performance Segments. Given the difficulty in setting long-term goals in current volatile global economic environments, the Committee believes that the LTIP should continue to comprise four performance segments. The performance segments consist of three annual performance segments (Year 1, Year 2 and Year 3) and a cumulative segment covering the three-year period, with 25% of the total LTIP target award credited in each performance segment.
Performance Metrics. During the three annual performance segments, Company performance is measured against two equally-weighted financial metrics, TSR and EP. We believe that evaluating EP helps us identify the sources and drivers of value across our businesses and that EP growth is closely linked to the creation of long-term shareholder value. EP measures operating profitability after considering (i) all our revenues and operating costs, (ii) income taxes and (iii) a charge for the capital employed in the business. Capital employed primarily consists of working capital, property, plant and equipment, and intangible assets. The capital charge is determined by applying the estimated weighted average cost of capital (“WACC”) to the adjusted average invested capital employed (including changes and/or loss provisions associated with non-operating events such as restructurings and tax or litigation settlements) during the relevant period. The estimated WACC rate is the blended average cost of our debt and equity capital. In determining the EP target for the 2015 LTIP, the Committee considered our annual targets for 2015, our 2014 actual results and payout trends over the prior three-year and five-year periods and the pro-forma impact of the acquisitions of Lucas Meyer Cosmetics and Ottens Flavors.
For the cumulative performance segment, Company performance is measured by TSR. The Committee believes that TSR, as compared to other public companies in which shareholders may choose to invest, is a good indicator of our overall long-term performance, and directly ties our executives’ compensation opportunity to our share price appreciation and dividend payments relative to a major large-cap index.

TSR is calculated by measuring the change in the market price of stock plus dividends paid (assuming the dividends are reinvested) for the Company and the S&P 500 companies over the performance period. The market price for purposes of calculating the TSR of the Company and the S&P 500 on each year-end or cycle-end date is determined based on the average closing price per share of each company’s common stock over the period of 20 consecutive trading days preceding that date, as reported by S&P Capital IQ.
For each of the three annual performance segments, each of the goals for EP and TSR is set at the beginning of each annual performance segment and is equally weighted. For the cumulative segment, the TSR goal is set at the beginning of the three-year cycle.
The table below sets forth the relative weightings of each metric for each of our current LTIP cycles:

Segment	Economic Profit (EP) Growth	Total Shareholder Return (TSR) relative to the S&P 500	Total Weighting of Segment
Year 1	12.5%	12.5%	25%
Year 2	12.5%	12.5%	25%
Year 3	12.5%	12.5%	25%
Cumulative Segment (Year 1-Year 3)	0%	25%	25%
Total LTIP Cycle	37.5%	62.5%	100%
At the end of each year, the Committee reviews our annual performance and cumulative performance for the newly completed three-year cycle. To the extent that our annual performance has met or exceeded the threshold annual EP goal and the threshold annual TSR goal, the Committee approves “banking” the credit that will be applied to the payout at the end of the three-year cycle. For the completed three-year cycle, the Committee approves the total payout, taking into consideration the performance for each of the prior annual performance segments.
2015-2017 LTIP Target Awards
In early 2015, the Committee approved the following total LTIP target awards to each of our NEOs for the 2015-2017 performance cycle, other than Ms. Cornell’s LTIP target award which was approved in May 2015 as part of her employment arrangement:

NEO	Total LTIP Target Award
Andreas Fibig	$2,000,000
Alison A. Cornell (1)	$500,000
Nicolas Mirzayantz	$500,000
Matthias Haeni	$500,000
Anne Chwat	$279,000
Richard O’Leary	$195,395
_________________________________

(1)	Reflects Ms. Cornell’s LTIP target on an annualized basis. Ms. Cornell’s actual LTIP award was pro-rated to reflect her partial year of employment.
The Committee set the cumulative three-year TSR goal for the 2015-2017 LTIP cycle at the same level that had been set for the prior year’s LTIP cycle, as follows:

Criteria	Threshold (25%)	Target (100%)	Maximum (200%)
Cumulative TSR vs. S&P 500	35th percentile	55th percentile	75th percentile

For the 2015-2017 LTIP cycle, the Committee determined that 50% of the value of any payouts would be paid in cash and 50% would be paid in shares, consistent with the 2013-2015 and 2014-2016 LTIP cycles. The Committee believes that paying 50% of the LTIP value in shares creates a stronger alignment between executives and shareholders, and provides additional incentive for executives to achieve superior Company performance and to produce share price appreciation over the three-year performance cycle. The number of shares of our common stock for the 50% portion that would be paid in stock is determined based on the market price of the common stock at the beginning of the cycle. For the 2015 cycle, it was based on $102.14 per share, the average closing market price for the twenty trading days prior to January 2, 2015, the first stock trading day of the cycle. At the conclusion of each of the first two annual performance segments, the dollar value and number of shares will be “banked” based on the performance of each such segment. When the final performance segment and the three-year cycle are concluded and the LTIP payouts are approved by the Committee, the cumulative dollar value and cumulative number of shares will be paid to the executive.
Annual LTIP Goals and 2015 LTIP Performance
In early 2015, the Committee also set the threshold, target and maximum 2015 annual EP goal and threshold, target and maximum annual TSR goal which applies to each of the three current LTIP performance cycles, as follows:

Criteria	Threshold (25%)	Target (100%)	Maximum (200%)
EP	$270M	$294M	$318M
Annual TSR vs S&P 500	35th percentile	55th percentile	75th percentile
LTIP Cycle Performance
For the 2015 segment of each of the existing LTIP cycles, our EP of $273 million, as adjusted for 2015 non-core items, was between threshold and target performance level. As a result, our NEOs earned approximately 34% of the EP goal for the year. Our TSR for 2015 was at the 80th percentile, and as a result, our NEOs earned approximately 200% of the TSR goal for the 2015 segment. The LTIP award earned and “banked” for the 2015 segment of each existing LTIP cycle was therefore equal to approximately 117% of target..
2013-2015 LTIP Payout
As noted above, our NEOs earned approximately 34% of the EP goal for 2015, and our TSR for 2015 was at the 80th percentile, resulting in our NEOs earning approximately 200% of the TSR goal for the 2015 segment. Our cumulative TSR was positioned at approximately the 74th percentile versus the S&P 500, which equates to a payout of 196% of target.
The overall payout for the 2013-2015 LTIP cycle was approximately 142% of target, based on the following EP and TSR results against objectives, as determined by the Committee.

Segment	Segment Weighted EP Result	Segment Weighted TSR Result	Combined Segment Weighted Result	Segment Weighting	Overall Result
2013	191%	77%	133.8%	25.00%	33.4%
2014	133%	112%	122.4%	25.00%	30.6%
2015	34%	200%	117.0%	25.00%	29.3%
Cumulative	—	196%	195.5%	25.00%	48.9%

Total				100.00%	142.2%
The LTIP payout for the 2013-2015 performance cycle for the NEOs, based on the actual achievement of quantitative objectives, is discussed in greater detail following the Grants of Plan-Based Awards Table.
For the LTIP performance cycles that concluded in 2011 through and including 2015, the actual overall corporate percentage payout under the LTIP against those long-term cycle performance goals ranged from approximately 105% to 150%, with an average payout of 133% over the five LTIP performance cycles.

Equity Choice Program
We believe that equity is a key component of our long-term incentive compensation as it (1) provides participants with a meaningful stake in the Company, thereby aligning their interests more closely with shareholders, (2) encourages participants to focus on long-term success and (3) helps to attract and retain top talent. We believe that our ECP is an effective vehicle to encourage ownership as it provides participants the flexibility to allocate their award among three types of equity.
Annually our Committee determines the dollar range of ECP awards for each level of participating executive based on peer group and long-term incentive practices survey data, a review of the competitiveness of the combined value of the ECP awards and LTIP awards with market practices and other factors that it deems appropriate. In 2015, the Committee increased the range for ECP grants to our CEO from $750,000 to $2,250,000 with a midpoint of $1,500,000 to a range of $1,000,000 to $3,500,000 with a midpoint of $2,000,000. The other ranges remained the same in 2015 and were as follows:

	Lower Limit	Midpoint	Upper Limit
CEO	$1,000,000	$2,000,000	$3,500,000
Group Presidents and CFO	$250,000	$500,000	$750,000
General Counsel	$175,000	$350,000	$525,000
The Committee then approves the actual dollar award to be granted to each NEO other than the CEO, and recommends to the independent members of the Board for approval the actual dollar award for the CEO. All ECP awards are generally subject to a vesting period of approximately three years. The Committee believes the ECP is an attractive tool for recruiting, motivating and retaining executive talent and encourages alignment with shareholders by reinforcing investment and ownership in our Company by our executives.
ECP participants, including all of our NEOs, may choose from three types of equity award grants. For ECP granted in 2015, these three types were (1) Purchased Restricted Stock or Purchased Restricted Stock Units (“PRS”), (2) stock settled appreciation rights (“SSARs”), and (3) Restricted Stock Units (“RSUs”). PRS is assigned an adjustment factor of 120% to provide incentive to participants to invest in and accumulate shares to promote retention and increase alignment of participants’ interests with those of our shareholders. Elections are made in 5% increments. Based on the participant’s election, a participant’s dollar award value is converted into PRS, SSARs or RSUs on the grant date based on the market price of our common stock on such date.
The table below sets forth each of the three types of equity awards offered and their adjustment factor. During 2015, ECP participants, including all of our NEOs, made choices based on the differences among the equity award types described below.

Types of Equity	Description of Equity Type	Adjustment Factor
PRS
PRS are shares of restricted stock or restricted stock units, which the Company grants as a match against shares of our stock purchased at full value by an ECP participant on the grant date. As an incentive to promote share accumulation and direct investment in our stock, there is a 20% adjustment upward of the award value if PRS is elected. If an ECP participant chooses PRS, then he or she must deliver funds (or shares with an equivalent value) equal to the dollar amount of the ECP award (including the 20% adjustment) that he or she is electing to receive in PRS. Upon receipt of the funds by the Company, the ECP participant receives a matching number of PRS shares or RSUs from the Company.

During the restricted period, a PRS holder has the same rights as an ordinary shareholder including the right to vote and dividend rights (or dividend equivalents in the case of restricted stock units). Holders of restricted stock units have no voting rights during the vesting period. On the vesting date, which is approximately three years from the date of grant, PRS shares become unrestricted. PRS shares are the most rapid way for participants to accumulate and build share ownership based on the participant’s direct investment in our stock.
		120%
SSARs
SSARs are a contractual right to receive the value, in shares of Company stock, of the appreciation in our stock price from the SSAR grant date to the date the SSAR is exercised by the participant. As an approximation of binomial stock option valuation methods used under ASC Topic 718 (as used for financial reporting purposes), participants receive a number of SSARs equivalent to 4.5 times the elected SSAR award value divided by the grant price. SSARs provide upside potential for share accumulation and alignment with shareholders because SSARS only have value if the stock price increases after the grant date. The adjustment factor for SSARs is 1.0.

SSARs become exercisable on a stated vesting date, which is approximately three years from the grant date, and expire on the seventh anniversary of the grant date. SSARs do not require a financial investment by the SSAR grantee.
		100%
RSUs	RSUs are our promise to issue unrestricted shares of our stock on the stated vesting date, which is approximately three years from the grant date. The adjustment factor for RSUs is 1.0. RSUs do not require a financial investment by the RSU grantee.	100%
As an example of how the ECP offers the participant a range of outcomes, the following table shows the different number of shares and values to the participant at vesting for an ECP award of $500,000. For all three choices, vesting occurs approximately three years from the grant date:

Assumes a Common Share Value of $100.00 at Award(1)
	PRS(2)	RSUs	SSARs(3)
Award Value	$500,000	$500,000	$500,000
Adjustment Factor	1.2	1.0	1.0
Post-Factor Value	$600,000	$500,000	$500,000
Participant Required Investment	$600,000	—	—
Award Shares/SSARs At Grant Date	6,000 Shares	5,000 Shares	22,500 SSARs
Dollar Value of Award At Vesting/Exercise (Assuming 8% Compounded Annual Stock Price Increase) (2)	$755,827	$629,856	$584,352
Dollar Value of Award At Vesting/Exercise (Assuming 8% Compounded Annual Stock Price Decrease)	$476,299	$396,916	—
______

(1)	Share values and share value increase/decrease are used in this table are for illustrative purposes only and are not intended as forecasts of future stock price performance.

(2)	PRS values at grant and vesting include the participant’s appreciation or loss on the required investment in addition to the value of the granted restricted stock. The values exclude dividends.

(3)
The examples above illustrate value delivered for each ECP grant form over the approximate three-year vesting period. However, SSARs are only taxable when the SSAR is exercised. Participants may choose to hold their SSARs longer than the three-year vesting period (up to the full seven-year contractual term) and continue to participate in future stock price appreciation, if any.

2015 Equity Choice Program Awards
In January 2015, the Committee approved the 2015 ECP values awarded to each executive, including our NEOs (other than our CFO), with an effective grant date of May 6, 2015. The period of time between approval of ECP values and the actual grant date gives ECP participants time to make their irrevocable ECP elections and to arrange for the purchase of PRS if so elected. The Committee determined that the 2015 ECP grants would vest on April 6, 2018, which is slightly less than three years from the grant date, to enable participants to use vested PRS shares to acquire new PRS shares in 2018, to the extent granted.
For 2015, similar to prior years, the actual amount of each ECP awarded to each NEO was based on an evaluation of the NEO’s individual performance, long-term potential and market factors, including retention considerations. As part of her compensation package, Ms. Cornell received an ECP award of $500,000, prorated for her hire date, which will vest in 2018. The actual value of these awards will depend on future stock price performance.
The following table shows the ECP dollar award value approved by the Committee for each NEO during 2015 and the percentage and adjusted dollar value after application of the adjustment factor of each type of award elected by each NEO. None of the NEOs elected SSARs in 2015.

	2015 Unadjusted ECP Award	PRS Election		RSU Election
		Percent Election	Adjusted Value	Percent Election	Adjusted Value
Adjustment Factor			120%		100%
Andreas Fibig	$2,000,000	55%	$1,320,000	45%	$900,000
Alison A. Cornell (1)	$250,000	100%	$300,000	—	—
Nicolas Mirzayantz	$700,000	100%	$840,000	—	—
Matthias Haeni	$400,000	100%	$480,000	—	—
Anne Chwat	$500,000	100%	$600,000	—	—
Richard O’Leary	$250,000	100%	$300,000	—	—
______

(1)	Represents prorated amount received by Ms. Cornell based on her hire date.
The actual equity award grants to each NEO, based on the above elections, are identified in the Grants of Plan-Based Awards Table. Information on prior ECP awards that were exercised or vested in 2015 can be found in the Options Exercised and Stock Vested Table.
Indirect Compensation
Deferred Compensation Plan
As part of our compensation program, we offer U.S.-based executives and other senior employees an opportunity to participate in our DCP. Pursuant to the terms of the DCP, we provide the same level of matching contributions to our executive officers that are available to other employees under our 401(k) savings plan. We also use the DCP to encourage executives to acquire deferred shares of our common stock that are economically equivalent to ownership of our common stock but on a tax-deferred basis. We do this to encourage executives to be long-term owners of a significant equity stake in the Company and to enhance the alignment between the interests of executives and those of our shareholders.

Our costs in offering the DCP consist of the time-value of money costs, the cost of the matching contribution that supplements the 401(k) savings plan, administrative costs and a 25% premium for cash deferred into the IFF Stock Fund in an executive’s DCP account contingent on the executive remaining employed by the Company (other than for retirement) for the full calendar year following the year when such deferral is made. If notional investments within the DCP increase in value, the amount of our payment obligation will increase. The time-value of money cost results from the delay in the time at which we can take tax deductions for compensation payable to a participating executive.
Additional information about the DCP and supplemental matching contributions and premiums on cash deferrals under the DCP made for NEOs may be found below under “2015 Non-Qualified Deferred Compensation.”
Perquisite Program
Our NEO perquisites program offers non-monetary benefits that are competitive and consistent with the marketplace as determined through a market study conducted by our independent compensation consultant. Under the perquisites program, our NEOs are eligible to receive certain benefits including:

•	Company car or car allowance;

•	Annual physical exam;

•	Financial planning and tax preparation (up to approximately $10,000 per year);

•	Estate planning (up to $4,000 over a three-year period); and

•	Health club membership (up to $3,000 annually).
As part of the terms of his employment, Mr. Haeni is also entitled to certain transitional assistance associated with his tax, housing and retirement savings for a limited period with such benefits declining annually.
The Committee believes that the total value of our perquisites program is reasonable. Additional details concerning perquisites are included in the footnotes to the All Other Compensation Table.
Executive Severance Policy
The ESP provides severance and other benefits to executives whose employment is terminated not for cause or in the event of a termination by the executive for good reason in connection with a change in control of the Company and, in the case of the NEOs (other than Mr. O’Leary), for good reason not in connection with a change in control. This policy helps us in competing with other companies in recruiting and retaining qualified executives. When recruiting an executive from another company, the executive in most cases will seek contract terms that provide compensation if his or her employment is terminated by us in cases in which the executive has not engaged in misconduct. The level of severance pay under the ESP is based on a tier system and each executive’s assigned tier is based on the executive’s grade level. All our NEOs are in Tier I other than Mr. O’Leary, who is in Tier II. The specific severance pay by tier was developed with the assistance of our independent compensation consultant and determined by the Committee. We believe that the ESP provides a level of severance pay and benefits that is within a range of competitive practice of our peer group companies.
A discussion of our ESP and the payments that each of our NEOs would have been eligible to receive had a covered termination occurred as of December 31, 2015 is set forth below under “Potential Payments upon Termination and Change in Control.”
Executive Death Benefit Plan
Our Executive Death Benefit Plan provides participants, including each of the NEOs (other than Mr. O’Leary), with a pre-retirement death benefit equal to twice the participant’s annual base salary less $50,000 (the death benefit provided by our basic group term life insurance plan for employees and retirees). The plan also provides a death benefit post-retirement, or pre-retirement after attaining age 70, equal to the participant’s base salary for the year in which the participant retires or reaches the age of 70, assuming the participant was an executive officer, less $12,500 of group coverage for retired participants and less $50,000 for senior participants (those who have attained the age of 70 and remain employed with the Company).

Supplemental Long Term Disability
We offer our U.S.-based employees Long Term Disability (“LTD”) coverage at Company expense, which provides a benefit, calculated as a percentage of base salary, in the case of full disability. Under our group plan, the maximum base salary is $300,000, and the maximum monthly benefit is $15,000. We also offer Supplemental LTD insurance to provide a maximum monthly benefit of $25,000 for U.S.-based employees, including our NEOs, who earn a base salary plus bonus in excess of the maximum base salary of $300,000 under our group plan. The Supplemental LTD insurance premium, like our basic group LTD policy, is fully paid by the Company and is taxable income to employees upon receipt of the benefit.
Clawback Policy
The triggers for recovery of compensation under our compensation recoupment and clawback policies include accounting restatements, financial restatements and misstatements (without regard to fault), an employee’s willful misconduct or violation of a Company policy that is materially detrimental to the Company and an employee's violation of non-competition, non-solicitation, confidentiality and similar covenants. All compensation under our 2010 Stock Award and Incentive Plan and our 2015 Stock Award and Incentive Plan, including AIP, LTIP, ECP and other cash and equity awards, is subject to clawback, as well as payments made under our ESP.
Tax Deductibility
We generally attempt to structure executive compensation to be tax deductible. However, the Committee also believes that under some circumstances, such as to attract or to retain key executives, to recognize outstanding performance or to take into account the external business environment, it may be important to compensate one or more key executives above tax deductible limits.
2016 Compensation Actions
In December 2015, the Committee approved a change to our LTIP program effective with the 2016-2018 grant cycle. Going forward, the TSR component will be eliminated for each of the three annual performance segments, and the three-year TSR will continue to be used as the sole measure of Company performance for the three-year cumulative performance segment. The three-year TSR will continue to have a 62.5% overall weighting for each award consistent with prior years.
Non-GAAP Reconciliation
This Compensation Discussion and Analysis includes the following non-GAAP financial measures: local currency sales, adjusted operating profit and adjusted earnings per share. Please see Exhibit A of this proxy statement for a reconciliation of such metrics.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on those reviews and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Compensation Committee

Roger W. Ferguson, Jr. (Chair)

Marcello V. Bottoli Michael Ducker Christina Gold

VIII. PROPOSAL III — ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (known as the “Dodd- Frank Act”) requires us to provide our shareholders with the opportunity to approve, on a nonbinding, advisory basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC, often referred to as “Say on Pay.”
As discussed in detail in the Compensation Discussion and Analysis and the compensation tables and narratives that follow, the compensation program for our NEOs is designed (i) to attract, retain and motivate our executives who are critical to our success, (ii) to reward achievement of both annual and long-term performance goals and (iii) to align the interests of our executives with those of our shareholders. Pursuant to our compensation program, an average of 76% of our NEOs’ 2015 target total direct compensation is considered “variable” and tied to our Company’s performance based on a number of financial goals and Company stock price performance and dividend return (TSR).
We believe that our executive compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and rewarding the achievement of financial and operational performance metrics that build shareholder value. This balance is evidenced by the following:

•
Our AIP rewards the achievement of our annual performance objectives by providing awards based on the attainment of (1) four financial performance metrics: (i) local currency sales growth, (ii) operating profit, (iii) gross margin and (iv) working capital and (2) individual objectives relating to leadership, succession, planning and people development.

•
Our LTIP rewards solid Company performance by providing awards based on (i) EP and (ii) TSR performance relative to the S&P 500. In addition, the LTIP aligns our executives’ interests with those of our shareholders by paying 50% of the earned award in shares of our common stock.

•	Our ECP incentivizes our executives to create value for our shareholders by providing equity-based compensation and encouraging direct investment by our executives.

•
We require our NEOs to meet certain stock ownership guidelines under our Share Retention Policy to promote alignment of our executives’ interests with those of our shareholders and to discourage excessive risk taking for short-term gains.

For additional information on the compensation program for our NEOs, including specific information about compensation in 2015, please see the information in this proxy statement under the heading “Compensation Discussion and Analysis,” along with the compensation tables and narrative descriptions that follow.
We provide our shareholders with the opportunity to cast the Say on Pay vote on an annual basis. In accordance with the Dodd-Frank Act, the Say on Pay vote will be an advisory vote regarding our Company’s NEO compensation program generally and does not examine any particular compensation element individually. Because the Say on Pay vote is advisory, it is not binding on our Company, our Compensation Committee or our Board. However, the Compensation Committee intends to review the results of the advisory vote and will be cognizant of the feedback received from the voting results as it completes its annual review and engages in the compensation planning process.
Accordingly, we will ask our shareholders to vote on the following resolution at the 2016 Annual Meeting:
“RESOLVED, that, the compensation paid to the Company’s NEOs, as disclosed in this proxy statement for our 2016 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative disclosure, is hereby approved.”
The Board of Directors believes the compensation of our NEOs is appropriate and promotes the best interests of our shareholders and therefore recommends that shareholders vote FOR approval of this resolution.

IX. EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth the compensation for:

•	our current CEO;

•	our current CFO and former interim CFO; and

•	our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2015.
We refer to the executive officers included in the Summary Compensation Table as our NEOs. A detailed description of the plans and programs under which our NEOs received the following compensation can be found in this proxy statement under the heading “Compensation Discussion and Analysis.”

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)(4)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Andreas Fibig	2015	1,200,000	—	3,173,165	1,702,478	—	133,099	6,208,742
Chairman and CEO	2014	400,000	1,000,000	2,244,414	760,534	—	134,027	4,538,975

Alison A. Cornell (8)	2015	271,562	250,000	506,228	217,787	—	32,996	1,278,573
CFO

Richard O’Leary (9)	2015	445,311	—	541,687	200,542	—	78,053	1,265,593
Former Interim CFO	2014	302,872	—	349,635	225,148	—	86,897	964,552

Nicolas Mirzayantz	2015	585,000	—	1,088,973	506,351	—	169,083	2,349,407
Group President, Fragrances	2014	532,500	—	2,998,513	762,039	303,665	163,172	4,759,889
	2013	510,000	—	946,526	1,000,974	(96,591)	122,110	2,483,019

Matthias Haeni	2015	490,000	—	729,004	375,043	—	782,736	2,376,783
Group President, Flavors	2014	445,653	—	624,912	407,888	—	485,920	1,964,373

Anne Chwat	2015	465,000	—	738,915	308,330	—	155,487	1,667,732
General Counsel	2014	465,000	—	708,594	419,022	—	562,425	2,155,041
	2013	461,250	—	650,471	606,067	—	144,650	1,862,438
_______________________

(1)
The 2015 amounts in this column include (i) the following amounts deferred under the DCP: Ms. Cornell -- $81,667; Mr. Mirzayantz - $58,500; and Ms. Chwat - $139,500, and (ii) the following amounts deferred under the Retirement Investment Fund Plan (401(k)): Mr. Fibig - $24,000; Ms. Cornell - $3,000; Mr. O’Leary - $22,839; Mr. Mirzayantz - $24,000; and Ms. Chwat - $24,000.

(2)
The amounts in the Stock Awards and Option Awards columns represent the aggregate grant date fair value of equity awards granted during each respective fiscal year, calculated in accordance with FASB ASC Topic 718. Details on and assumptions used in calculating the grant date fair value of RSUs, PRS, SSARs, options and LTIP equity incentive compensation may be found in Note 12 to our audited financial statements for the fiscal year ended December 31, 2015 included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. The grant date fair value attributable to the 2015-2017 LTIP cycle awards included in the Stock Awards column pertains to the 50% portion of those awards that will be payable in our common stock if the performance conditions are satisfied and is based on the probable outcome of such conditions. The value of these awards at the grant date if the maximum level of performance conditions were to be achieved is as follows: Mr. Fibig - $2,035,200; Ms. Cornell -- $421,541; Mr. O’Leary - $198,835; Mr. Mirzayantz - $508,800; Mr. Haeni - $508,800; and Ms. Chwat - $283,910. The actual number of shares earned by the NEOs for the completed 2013-2015 LTIP cycle, for the 2015 segment of the 2014-2016 LTIP cycle, and for the 2015 segment of the 2015-2017 LTIP cycle can be found in the narrative following the Grants of Plan-Based Awards Table under the heading “Long-Term Incentive Plan.”

(3)
The grant date fair value attributable to PRS awards included in the Stock Awards column pertains to the value of the matching portion of the award. Not reflected in this column is the value of shares delivered or cash paid by NEOs to purchase shares in fiscal year 2015 for the participant’s portion of the PRS award. As discussed in the Compensation Discussion and Analysis, participants in our ECP are permitted to satisfy the purchase price of PRS shares by tendering shares of our common stock or paying cash. The following NEOs purchased or tendered the number of shares indicated in fiscal year 2015, in each case at a price per share equal to the closing stock price on the date of grant: Mr. Fibig - $1,319,886 for 11,176 shares; Ms. Cornell - $299,894 for 2,608 shares; Mr. O’Leary - $299,974 for 2,540 shares; Mirzayantz - $839,927 for 7,112 shares; Mr. Haeni - $479,958 for 4,064 shares; and Ms. Chwat - $599,948 for 5,080 shares.

(4)
The 2015 amounts in this column include the following amounts earned under the 2015 AIP: Mr. Fibig - $607,680; Ms. Cornell - $91,679; Mr. O’Leary - $93,094; Mr. Mirzayantz - $194,320; Mr. Haeni - $192,800; and Ms. Chwat - $117,738.

(5)
LTIP cycles have four performance segments related to each year in the three-year LTIP cycle and the cumulative results for the full three-year cycle. Any amounts earned under a performance segment are credited on behalf of the executive at the end of the relevant segment, but such credited amounts are not paid until the completion of the three-year LTIP cycle. Upon completion, one-half of any award earned for a completed LTIP cycle is paid in cash and the remaining half is paid in shares of our common stock. The cash portion of the NEOs’ credited awards is reported in this column for the year in which such amount was earned, rather than in the year in which such award is actually paid. The amounts in this column related to 2015 include the amounts earned and credited for the 2015 segment of the 2014-2016 and 2015-2017 LTIP cycles and the following amounts earned for the 2015 and cumulative segments under the completed 2013-2015 LTIP cycle: Mr. Fibig - $509,798; Ms. Cornell - $55,192; Mr. O’Leary - $56,876; Mr. Mirzayantz - $175,781; Mr. Haeni - $65,992; and Ms. Chwat - $108,984.

(6)
The amounts in this column represent the aggregate change in the actuarial present value of the NEO’s accumulated benefit under our U.S. Pension Plan (our qualified defined benefit plan) and our Supplemental Retirement Plan (our non-qualified defined benefit plan). Earnings in the interest bearing account in the DCP were not above-market, and earnings in other investment choices under the DCP were not preferential, and therefore are not included.

(7)	Details of the 2015 amounts set forth in this column are included in the All Other Compensation Table.

(8)
Ms. Cornell was appointed CFO effective July 8, 2015. The amounts in the Salary and Non-Equity Incentive Plan Compensation columns represent prorated amounts based on her partial year of service. The amount in the Bonus column represents the cash bonus paid to Ms. Cornell in connection with her hiring, as further described above in "Compensation Discussion and Analysis - Compensation Setting Process - New Executive Officer Compensation."

(9)	The amount in the Salary column includes $50,055 of deferred salary that was received three months following the appointment of our new CFO.

2015 All Other Compensation

	Dividends on Stock Awards ($)(1)	Company Contributions to Savings and Defined Contribution Plans($)(2)	Auto ($)(3)	Financial/ Estate Planning, Tax Preparation and Legal Services($)	Executive Death Benefit Program ($)(4)	Matching Charitable Contributions($)	Relocation Expenses ($(5)	Tax Equalization / Assistance ($)(6)	Other ($)(7)	Total ($)
Andreas Fibig	17,502	18,550	61,472	15,222	9,105	—	1,800	120	8,237	133,098
Alison A. Cornell	1,460	3,000	15,698	5,450	2,738	—	—	—	4,650	32,996
Richard O’Leary	21,628	18,550	11,803	7,500	11,681	2,500	—	—	4,391	78,053
Nicolas Mirzayantz	60,025	55,751	16,010	10,055	12,455	3,500	—	—	11,287	169,083
Matthias Haeni	19,812	90,305(8)	6,746	—	3,900	—	145,458(8)	507,559(8)	8,957	782,736
Anne Chwat	42,156	59,527	15,462	9,836	11,290	10,000	—	—	7,216	155,487
______________________

(1)	The amounts in this column represent dividends paid during 2015 on shares of PRS.

(2)
The amounts in this column represent: (i) matching amounts paid under our Retirement Investment Fund Plan (401(k)); (ii) amounts matched or set aside by our Company under our DCP (which are matching contributions that would otherwise be made under our 401(k) plan but for limitations under U.S. tax law); (iii) the dollar value of premium shares credited to the accounts of participants in the DCP who elect to defer their cash compensation into the IFF Stock Fund; and (iv) for Mr. Haeni, $35,663 contributed to his European retirement plan in lieu of participation in the Company's savings plans and an additional savings allowance of $54,642. The premium shares may be forfeited if the executive does not remain employed by our Company for the full calendar year following the year during which such shares are credited. Dividend equivalents are credited on shares (including premium shares) held in accounts of participants who defer into the IFF Stock Fund. Dividend equivalents are included in the Aggregate Earnings in Last Fiscal Year column of the Non-Qualified Deferred Compensation Table and are not included in the amounts represented in this column.

(3)
The amounts in this column represent the personal use of automobiles provided by our Company. The value of such use was determined by using standard IRS vehicle value tables and multiplying that value by the percent of personal use. The value of fuel was determined by multiplying the overall fuel cost by the percent of personal use. In both cases personal use percentages were determined on a mileage basis. The amounts in this column also include the cost paid by us for a parking garage and for use of our Company driver.

(4)
The amounts in this column represent costs for the corporate-owned life insurance coverage we have purchased to offset liabilities that may be incurred under our Executive Death Benefit Program. No participant in this program has or will have any direct interest in the cash surrender value of the underlying insurance policy.

(5)
The amounts in this column represent (i) for Mr. Fibig, expenses paid in connection with his relocation and (ii) for Mr. Haeni, $1,458 of relocation expenses and an additional $144,000 of living allowance.

(6)
The amounts in this column represent (i) for Mr. Fibig, the tax gross up o $1,210 on his relocation expenses, and (ii) for Mr. Haeni, a tax gross up of $1,220 on his relocation expenses, a tax equalization payment of $96,623, and a tax gross up of $409,716 on the tax equalization payment.

(7)	The amounts in this column represent (i) health club membership, (ii) annual physical examination and (iii) amounts paid under our Supplemental Long-Term Disability Plan.

(8)
In connection with his relocation to the United States, we agreed to provide Mr. Haeni an alternate savings program and certain transitional assistance for the four years following his relocation. In lieu of his participation in our 401(k) plan and DCP, the Company will provide Mr. Haeni an annual savings allowance equal to 11% of his annual base salary as an employer contribution to the Swiss pension plan of his choosing. In addition, the Company will provide (i) a monthly living allowance during 2015 of $12,000, decreasing by $3,000 annually for each subsequent year through 2017, (ii) tax equalization payments (which will be subject to gross-up) during 2015 equal to 75% of the difference in income taxation between Singapore and New York City, decreasing by 25% for each subsequent year through 2017, and (iii) an additional savings allowance during 2015 equal to 75% of the difference between the annual savings allowance and his previous pension payments, decreasing by 25% for each subsequent year through 2017.

Employment Agreements or Arrangements
Mr. Fibig
Pursuant to the terms of a letter agreement dated May 26, 2014 between our Company and Mr. Fibig, he became our CEO effective September 1, 2014 and Chairman of the Board as of December 1, 2014.
Under this agreement, Mr. Fibig’s employment is on an at-will basis until terminated by either party. Mr. Fibig is entitled to the following compensation under the agreement:

•	Minimum annual base salary of $1,300,000 in 2016;

•	A target AIP bonus of 120% of his base salary and a potential maximum annual bonus of 240% of his base salary;

•	An LTIP target of $2,000,000 and a maximum of up to 200% of the LTIP target; and

•	Participation in the ECP program.
The letter agreement provides for non-competition, non-solicitation, non-disclosure, cooperation and non-disparagement covenants.
Mr. Fibig’s letter agreement grants him certain rights upon termination of his employment. These rights are described in this proxy statement under the heading “Termination of Employment and Change in Control Arrangements - Other Separation Arrangements.”
Other NEOs
The compensation of our other NEOs is approved by the Compensation Committee and is generally determined by the terms of the various compensation plans in which they are participants and which are described in this proxy statement more fully above in the Compensation Discussion and Analysis, in the narrative following the Grants of Plan-Based Awards Table and under the heading “Termination of Employment and Change in Control Arrangements.” In addition, their salary is reviewed, determined and approved on an annual basis by our Compensation Committee. Executives also may be entitled to certain compensation arrangements provided or negotiated in connection with their commencement of employment with our Company.
Grants of Plan-Based Awards
The following table provides information regarding grants of plan-based awards to our NEOs during 2015. The amounts reported in the table under “Estimated Future Payouts under Non-Equity Incentive Plan Awards” and “Estimated Future Payouts under Equity Incentive Plan Awards” represent the threshold, target and maximum awards under our AIP and LTIP programs. The performance conditions applicable to the AIP and LTIP are described in the Compensation Discussion and Analysis.
With regard to the AIP, the percentage of each NEO’s target award that was actually achieved for 2015 based on satisfaction of the AIP performance conditions is discussed in the Compensation Discussion and Analysis. The amount actually paid to each NEO in 2016 based on 2015 performance under the AIP is included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
With regard to the LTIP, the amounts of each NEO’s award that were actually achieved for 2013-2015 based on satisfaction of the performance conditions for the 2013-2015 LTIP and the 2015 segment of each of the 2014-2016 LTIP and 2015-2017 LTIP cycles are set forth following the Grants of Plan-Based Awards Table. In addition, cash amounts earned by each NEO for the cumulative and 2015 segment of the 2013-2015 LTIP cycle and the 2015 segments of the 2014-2016 LTIP and 2015-2017 LTIP cycles are also included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. However, any cash or shares credited to a NEO based on achievement of performance conditions during a segment will not be paid until completion of the full LTIP cycle and could be forfeited if a NEO leaves the Company prior to the payment date.

2015 Grants of Plan-Based Awards

Name	Type of Award (1)	Grant Date (2)	Date of Compensation Committee Approval	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (3)			Estimated Future Payouts Under Equity Incentive Plan Awards (4)			All Other Stock Awards: Number of Shares of Stock or Units (#)(5)	Grant Date Fair Value of Stock Awards ($)(6)
				Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Andreas Fibig	AIP	2/9/2015	2/9/2015	360,000	1,440,000	2,880,000
	2015 LTIP	2/9/2015	2/9/2015	250,000	1,000,000	2,000,000	250,000	1,000,000	2,000,000		996,182
	PRS	5/6/2015	2/9/2015							11,176	1,319,886
	RSU	5/6/2015	2/9/2015							7,620	857,098

Alison A. Cornell	AIP	7/8/2015	5/19/2015	54,312	217,249	434,498
	2015 LTIP	7/8/2015	5/19/2015	51,781	207,125	414,250	51,781	207,125	414,250		206,334
	PRSU	8/17/2015	5/19/2015							2,608	299,894

Richard O’Leary	AIP	2/9/2015	2/9/2015	55,151	220,603	441,205
	2015 LTIP	2/9/2015	2/9/2015	24,425	97,698	195,396	24,425	97,698	195,396		97,325
	RSU	1/2/2015	11/20/2014							1,487(7)	144,388
	PRS	5/6/2015	2/9/2015							2,540	299,974

Nicolas Mirzayantz	AIP	2/9/2015	2/9/2015	120,000	480,000	960,000
	2015 LTIP	2/9/2015	2/9/2015	62,500	250,000	500,000	62,500	250,000	500,000		249,046
	PRS	5/6/2015	2/9/2015							7,112	839,927

Matthias Haeni	AIP	2/9/2015	2/9/2015	100,000	400,000	800,000
	2015 LTIP	2/9/2015	2/9/2015	62,500	250,000	500,000	62,500	250,000	500,000		249,046
	PRS	5/6/2015	2/9/2015							4,064	479,958

Anne Chwat	AIP	2/9/2015	2/9/2015	69,750	279,000	558,000
	2015 LTIP	2/9/2015	2/9/2015	34,875	139,500	279,000	34,875	139,500	279,000		138,967
	PRS	5/6/2015	2/9/2015							5,080	599,948
_________________________________

(1)	AIP = 2015 AIP
2015 LTIP = 2015-2017 Long-Term Incentive Plan Cycle
RSU = Restricted Stock Unit
PRS = Purchased Restricted Stock
PRSU = Purchased Restricted Stock Unit

(2)
All equity, AIP and LTIP grants were made under our 2015 SAIP. The material terms of these types of awards are described in this proxy statement under the heading “Compensation Discussion and Analysis.”

(3)
AIP amounts in this column are the threshold, target and maximum dollar values under our 2015 AIP. 2015 LTIP amounts in this column are the threshold, target and maximum dollar values of the 50% portion of our 2015-2017 LTIP cycle that would be payable in cash if the performance conditions are satisfied.

(4)
2015 LTIP amounts in this column are the threshold, target and maximum dollar values of the 50% portion of our 2015-2017 LTIP cycle that would be payable in stock if the performance conditions are satisfied. The number of shares of our common stock for the 50% portion payable in stock was determined at the beginning of the 2015 LTIP cycle, based on $102.14 per share, the average closing market price of a share of our common stock for the 20 trading days preceding January 1, 2015, the first trading day of the 2015-2017 LTIP cycle (except for Ms. Cornell's stock portion which was based on $111.19 per share, the average closing market price for the 20 trading days preceding July 8, 2015). However, the actual value to be realized may vary depending on the closing market price of a share of our common stock on the payout date of 2015 LTIP awards.

(5)
The amounts in this column represent the number of PRS shares or PRSUs granted under the ECP in 2015 on the grant date. Dividends are paid on PRS shares. Footnote 4 to the Summary Compensation Table states the dollar amount delivered by our NEOs (in tendered shares or cash) for these PRS awards. The material terms of the ECP awards are described in this proxy statement under the heading “Compensation Discussion & Analysis.”

(6)
The amounts in this column represent the aggregate grant date fair value of equity awards granted to our NEOs during the fiscal year ended December 31, 2015, calculated in accordance with FASB ASC Topic 718. The grant date fair value of LTIP awards pertains to the 50% portion of those awards that will be payable in shares of our common stock if the performance conditions are satisfied, and is based on the probable outcome of such conditions.

(7)	This award represents a grant of RSUs to Mr. O'Leary for acting as Interim Chief Financial Officer.

Long-Term Incentive Plan
2013-2015 LTIP Payout
The following table sets forth the total amount earned by each NEO based on achievement of the corporate performance goals for each segment under the 2013-2015 LTIP cycle and based on each executive’s target amount (or reduced target amount for each NEO who was not employed in his current role for the entire three-year cycle). The amount reported in the “Total” column is the amount being paid out to the NEOs in 2015 following completion of the 2013-2015 LTIP cycle.

	Segment I (2013)		Segment 2 (2014)		Segment 3 (2015)		Cumulative (2013 – 2015)		Total
	Cash ($)	Shares (#)	Cash ($)	Shares (#)	Cash ($)	Shares (#)	Cash ($)	Shares (#)	Cash ($)	Shares (#)
Andreas Fibig (1)	—	—	102,265	1,021	292,500	2,921	217,298	2,172	612,063	6,114
Alison A. Cornell (2)	—	—	—	—	35,458	319	19,734	176	55,192	495
Richard O’Leary	24,350	369	22,276	338	21,293	323	35,583	540	103,502	1,570
Nicolas Mirzayantz	75,263	1,141	68,850	1,044	65,813	998	109,969	1,668	319,895	4,851
Matthias Haeni	28,255	428	25,848	392	24,708	374	41,285	628	120,096	1,822
Anne Chwat	46,663	708	42,687	647	40,804	619	68,181	1,032	198,335	3,006
____________________
(1)    Amount related to 2014 is prorated based on Mr. Fibig’s appointment as CEO in September 2014.
(2)    Amount related to 2015 is prorated based on Ms. Cornell’s appointment as CFO in July 2015.

2014-2016 LTIP Credit
Based on our achievement of the corporate performance goals for the 2015 segment (the second segment) of the 2014-2016 LTIP cycle and the executive’s target amount, the following cash amounts and number of shares of our stock have been credited on behalf of the executive:

	Segment 2 (2015)
	Cash ($)	Shares (#)
Andreas Fibig	292,500	2,921
Alison A. Cornell (1)	35,458	319
Richard O’Leary	21,995	257
Nicolas Mirzayantz	73,125	855
Matthias Haeni	73,125	855
Anne Chwat	40,804	477
____________________
(1)    Amount prorated based on Ms. Cornell’s appointment as CFO in July 2015.
2015-2017 LTIP Credit
Based on our achievement of the corporate performance goals for the 2015 segment (the first segment) of the 2015-2017 LTIP cycle and the executive’s target amount, the following cash amounts and number of shares of our stock have been credited on behalf of the executive:

	Segment 1 (2015)
	Cash ($)	Shares (#)
Andreas Fibig	292,500	2,864
Alison A. Cornell (1)	35,458	319
Richard O’Leary	28,576	280
Nicolas Mirzayantz	73,125	716
Matthias Haeni	73,125	716
Anne Chwat	40,804	399
____________________
(1)    Amount prorated based on Ms. Cornell’s appointment as CFO in July 2015.

Equity Compensation Plan Information
We currently grant equity awards under our 2015 SAIP only, which replaced our 2010 SAIP. The following table provides information regarding our common stock which may be issued under our equity compensation plans as of December 31, 2015.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders (1)	843,326	(2)	52.59	(3)	2,547,132
Equity compensation plans not approved by security holders (4)	204,433		52.59	(3)	229,995	(5)
Total	1,047,759		52.59	(3)	2,777,127
_________________________________

(1)
Represents the 2015 Stock Award and Incentive Plan (the “2015 SAIP”). The 2015 Plan replaced the Company’s 2010 Stock Award and Incentive Plan (the “2010 Plan”) and provides the source for future deferrals of cash into deferred stock under the Company’s Deferred Compensation Plan (with the Deferred Compensation Plan being deemed a subplan under the 2010 Plan for the sole purpose of funding deferrals under the IFF Share Fund).

(2)
Includes options, RSUs, SSARs, the number of shares to be issued under the 2013-2015 LTIP cycle based on actual performance, and the maximum number of shares that may be issued under the 2014-2016 and 2015-2017 LTIP cycles if the performance conditions for each of those cycles are satisfied at the maximum level. The number of SSARs that may be issued upon exercise was calculated by dividing (i) the product of (a) the excess of the closing market price of our common stock on the last trading day of 2015 over the exercise price, and (b) the number of SSARs outstanding by (ii) the closing market price on the last trading day of 2015. Excludes outstanding shares of PRS under the 2010 SAIP and 2000 SAIP.

(3)
Weighted average exercise price of outstanding options and SSARs. Excludes RSUs, shares credited to accounts of participants in the DCP and shares that may be issued under the 2013-2015 and 2014-2016 LTIP cycles.

(4)
We currently have two equity compensation plans that have not been approved by our shareholders: (i) the DCP, which is described on page 46 and (ii) a pool of shares that may be used for annual awards of 1,000 shares to each non-employee director. Although we are no longer granting these annual 1,000 share stock awards to directors, the pool of shares remains authorized.

(5)
Includes 186,245 shares remaining available for issuance under the DCP and 43,750 shares remaining available for issuance from a pool of shares that may be used for annual awards of 1,000 shares to each non-employee director.

Outstanding Equity Awards at Fiscal Year-End
The following table provides information regarding outstanding equity awards held by our NEOs at December 31, 2015.
2015 Outstanding Equity Awards at Fiscal Year-End

Name	Grant Date	Grant Type (1)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Andreas Fibig	4/30/2013	RSU	1,295	(3)	154,934	—		—
	9/1/2014	2014 LTIP	3,942	(4)	471,657	8,886	(5)	1,063,121
	2/11/2015	2015 LTIP	2,864	(6)	342,668	14,684	(7)	1,756,794
	10/15/2014	RSU	7,967	(8)	953,172	—		—
	5/6/2015	RSU	7,620	(9)	911,657	—		—
	5/6/2015	PRS	11,176	(9)	1,337,097	—		—

Alison A. Cornell	7/8/2015	2014 LTIP	319	(4)	38,214	1,682	(5)	201,234
	7/8/2015	2015 LTIP	319	(6)	38,214	3,180	(7)	380,455
	8/17/2015	PRSU	2,608	(10)	312,021	—		—

Richard O’Leary	4/30/2013	PRS	3,109	(11)	371,961	—		—
	2/5/2014	2014 LTIP	526	(4)	62,892	878	(5)	105,044
	5/13/2014	PRS	2,749	(12)	328,890	—		—
	1/2/2015	RSU	1,487	(13)	177,905	—		—
	2/11/2015	2015 LTIP	280	(6)	33,455	1,436	(7)	171,803
	5/6/2015	PRS	2,540	(9)	303,886	—		—

Nicolas Mirzayantz	4/30/2013	PRS	9,327	(11)	1,115,882	—		—
	2/5/2014	2014 LTIP	1,750	(4)	209,372	2,924	(5)	349,827
	5/13/2014	PRS	7,943	(12)	950,301	—		—
	6/13/2014	RSU	20,000	(14)	2,392,800	—		—
	2/11/2015	2015 LTIP	716	(6)	85,667	3,672	(7)	439,318
	5/6/2015	PRS	7,112	(9)	850,880	—		—

Matthias Haeni	4/30/2013	PRS	1,922	(11)	229,948	—		—
	2/5/2014	2014 LTIP	1,750	(4)	209,372	2,924	(5)	349,827
	5/13/2014	PRS	3,666	(12)	438,600	—		—
	2/11/2015	2015 LTIP	716	(6)	85,667	3,672	(7)	439,318
	5/6/2015	PRS	4,064	(9)	486,217	—		—

Anne Chwat	4/30/2013	PRS	6,607	(11)	790,461	—		—
	2/5/2014	2014 LTIP	976	(4)	116,739	1,630	(5)	195,013
	5/13/2014	PRS	5,499	(12)	657,900	—		—
	2/11/2015	2015 LTIP	399	(6)	47,733	2,050	(7)	245,262
	5/6/2015	PRS	5,080	(9)	607,771	—		—
_________________________

(1)	2014 LTIP = 2014-2016 Long-Term Incentive Plan Cycle
2015 LTIP = 2015-2017 Long-Term Incentive Plan Cycle
PRS = Purchased Restricted Stock
RSU = Restricted Stock Unit
PRSU = Purchased Restricted Stock Unit

(2)
The market value was determined based on the closing price of our common stock on December 31, 2015. For PRS and PRSU awards, the amounts in this column do not reflect the purchase price paid by the NEO for PRS shares under the ECP as described in the Compensation Discussion and Analysis.

(3)	This award was granted to Mr. Fibig as a non-employee director and vests on April 30, 2016.

(4)
This amount represents the number of shares of stock that have been credited for the 2014 and 2015 segment of the 2014-2016 LTIP cycle. These shares will remain unvested until the completion of the full three-year LTIP cycle.

(5)
This amount represents the maximum number of shares of stock that remain subject to the achievement of specified performance objectives over the remaining two open segments of the 2014-2016 LTIP cycle. Shares earned during any segment of the 2014-2016 LTIP cycle will remain unvested until the completion of the full three-year cycle.

(6)
This amount represents the number of shares of stock that have been credited for the 2015 segment of the 2015-2017 LTIP cycle. These shares will remain unvested until the completion of the full three-year LTIP cycle.

(7)
This amount represents the maximum number of shares of stock that remain subject to the achievement of specified performance objectives over the remaining three open segments of the 2015-2017 LTIP cycle. Shares earned during any segment of the 2015-2017 LTIP cycle will remain unvested until the completion of the full three-year cycle.

(8)	This award vests on April 13, 2017.

(9)	This award vests on April 6, 2018.

(10)	This award vests on July 17, 2018.

(11)	This award vests on March 31, 2016.

(12)	This award vests on April 13, 2017.

(13)	This award vests on January 2, 2017.

(14)	This award vests on June 13, 2016.

Option Exercises and Stock Vested
The following table provides information regarding stock vested during 2015 for each of our NEOs. No options or SSARs were exercised by our NEOs during 2015.
2015 Option Exercises and Stock Vested

	Stock Awards
Name	Type of Award(1)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Andreas Fibig	RSU	(2)	1,655	194,330
	RSU	(3)	1,145	129,030
	PRS	(4)(5)	6,373	745,450
	2013 LTIP	(6)	6,114	731,479

Alison A. Cornell	2013 LTIP	(6)	495	67,617

Richard O’Leary	PRS	(4)(5)	7,948	689,688
	2013 LTIP	(6)	1,570	187,835

Nicolas Mirzayantz	PRS	(4)(5)	19,870	1,724,219
	2013 LTIP	(6)	4,851	580,374

Matthias Haeni	PRS	(4)(5)	4,912	426,239
	2013 LTIP	(6)	1,822	217,984

Anne Chwat	RSU	(7)	250	27,160
	PRS	(4)(5)	13,909	1,206,953
	2013 LTIP	(6)	3,006	359,638
_______________________

(1)	RSU = Restricted Stock Unit
PRS = Purchased Restricted Stock
2013 LTIP = 2013-2015 Long-Term Incentive Plan Cycle

(2)
The award represented in this row was granted in 2012 to Mr. Fibig while he was a member of the Board of Directors and vested on May 1, 2015. The value realized is based on the closing price of our common stock on the vesting date ($117.42).

(3)
The award represented in this row was granted in 2014 to Mr. Fibig while he was a member of the Board of Directors and vested on May 13, 2015. The value realized is based on the closing price of our common stock on the vesting date ($112.69).

(4)	The award represented in this row was granted in 2012 under the ECP and vested on April 1, 2015. The value realized is based on the closing price of our common stock on the vesting date ($116.97).

(5)
The amounts set forth in this table as the value realized attributable to vested PRS is the product of (a) the number of vested shares of PRS and (b) the closing price of our common stock on the vesting date, less the aggregate amount paid by the executive to purchase the PRS. Without taking into account the amount paid by the respective executive for his or her PRS shares, the value realized on vesting in the Value Realized on Vesting column attributable to PRS for this executive would be: Mr. Fibig - $745,450; Mr. O’Leary - $929,678; Mr. Mirzayantz - $2,324,194; Mr. Haeni - $574,557; and Ms. Chwat - $1,626,936.

(6)
The award represented in this row is the equity portion of the 2013-2015 LTIP award, for which performance was completed on December 31, 2015. The number of shares represents the actual number of shares that will be issued to the participant in March 2016, as determined by the Board of Directors in February 2016. The value realized is based on the number of shares and the closing market price of a share of our common stock on December 31, 2015 ($119.64); however, the actual value realized may vary depending on the closing market price of a share of our common stock on the payout date.

(7)
This award represents a special recognition award of RSUs to Ms. Chwat in connection with the Aromor acquisition. The value realized is based on the closing price of our common stock on the vesting date of February 2, 2015 ($106.78).

Pension Benefits
We provide a defined benefit pension plan (the “U.S. Pension Plan”) to eligible United States-based employees hired before January 1, 2006. Of our NEOs, only Mr. Mirzayantz currently participates in the U.S. Pension Plan. U.S. employees hired on or after January 1, 2006, including all of our other NEOs, are not eligible to participate in the U.S. Pension Plan. We pay the full cost of providing benefits under the U.S. Pension Plan.

Compensation and service earned after December 31, 2007 are not taken into account in determining an employee’s benefit under the U.S. Pension Plan except for employees whose combined age and years of service equaled or exceeded 70 as of December 31, 2007. As Mr. Mirzayantz did not satisfy this requirement, Mr. Mirzayantz had his benefit frozen as of December 31, 2007.
The monthly pension benefit is equal to the number of years of credited service as of December 31, 2015 times the difference between (a) 1.7% times final average compensation, and (b) 1.25% times the social security amount. Final average compensation for purposes of the U.S. Pension Plan is the average of the five consecutive years of compensation during the last ten years before December 31, 2007 that produce the highest average. The term “compensation” means the basic rate of monthly salary (as of April 1 each year) plus 1/12 of any AIP cash award received for the preceding year, reduced by any compensation deferred under our DCP. The normal retirement age under the U.S. Pension Plan is age 65.
Various provisions of the Internal Revenue Code of 1986, as amended (“IRC”) limit the amount of compensation used in determining benefits payable under our U.S. Pension Plan. We established a non-qualified Supplemental Retirement Plan to pay that part of the pension benefit that, because of these IRC limitations, cannot be paid under the U.S. Pension Plan to our U.S. senior executives. For purposes of the Supplemental Retirement Plan, “compensation” includes any salary and AIP amounts, including amounts deferred under our DCP.
Employees with at least 10 years of service are eligible for early retirement under the U.S. Pension Plan and the Supplemental Retirement Plan beginning at age 55. The benefit at early retirement is an unreduced benefit payable at age 62 or a reduced benefit (4% per year) if paid prior to age 62.
The following table provides information for Mr. Mirzayantz regarding our U.S. Pension Plan and Supplemental Retirement Plan. The present value of accumulated benefits payable under each of our retirement plans was determined using the following assumptions: an interest rate of 4.1%; the RP-2000 Healthy Participant Male/Female Mortality with projections of mortality improvements; 80% of participants are married with a spouse four years younger and are receiving a 50% joint and survivor annuity and 20% of participants are unmarried and are receiving a straight life annuity with a five-year guarantee. Additional information regarding the valuation method and material assumptions used to determine the accumulated benefits reported in the table is presented in Note 14 to our consolidated financial statements included in our 2015 Annual Report. The information provided in the columns other than the Payments During Last Fiscal Year column is presented as of December 31, 2015, the measurement date used for financial statement reporting purposes with respect to our audited financial statements for the fiscal year ended December 31, 2015.
Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits Assuming Retirement Age of 62 ($)(1)	Present Value of Accumulated Benefits Assuming Retirement Age of 65 ($)(2)	Payments During Last Fiscal Year ($)
Nicolas Mirzayantz (3)	U.S. Pension Plan	16.23	542,078	450,062	—
	Supplemental Retirement Plan	16.23	863,751	717,132	—
			1,405,829	1,167,194	—
_____________________

(1)
The amounts in this column assume benefit commencement at unreduced early retirement at age 62 (with at least 10 years of credited service) and otherwise were determined using interest rate, mortality and payment distribution assumptions consistent with those used in our financial statements.

(2)
The amounts in this column assume benefit commencement at normal retirement at age 65 and otherwise were determined using interest rate, mortality and payment distribution assumptions consistent with those used in our financial statements.

(3)
Benefits for Mr. Mirzayantz under the U.S. Pension Plan and Supplemental Retirement Plan were frozen as of December 31, 2007 because his age and service as of December 31, 2007 did not equal or exceed 70.

Non-Qualified Deferred Compensation
We offer our executive officers and other senior employees based in the United States an opportunity to defer compensation under our non-qualified deferred compensation plan, or DCP. The DCP allows these employees to defer salary, annual and long-term incentive awards and receipt of stock under some equity awards. There is no limit on the amount of compensation that a participant may elect to defer. Subject to certain limitations on the number of installments and periods over which installments will be paid, participants in the DCP elect the timing and number of installments as to which the participant’s DCP account will be settled. Deferred cash compensation may be treated at the election of the participant as invested in (i) a variety of equity and debt mutual funds offered by The Vanguard Group, which administers the DCP, or (ii) a fund valued by reference to the value of our common stock with dividends reinvested (the “IFF Stock Fund”), or (iii) an interest-bearing account. Except for deferrals into the IFF Stock Fund, the participant may generally change his or her choice of funds at any time. For the interest-bearing account, our Compensation Committee establishes an interest rate each year which we intend to be equal to 120% of the applicable federal long-term interest rate. For 2015 this interest rate was 3.25% and for 2016 this interest rate is 3.10%.
We make matching contributions under the DCP to make up for tax limitations on our matching contributions under our Retirement Investment Fund Plan, a 401(k) plan. The 401(k) plan provides for matching contributions at a rate of $1.00 for each dollar of contribution up to 4% of a participant’s salary plus $0.75 for each dollar of contribution above 4% up to 8% of a participant’s salary.
Tax rules limit the amount of the Company match under the 401(k) plan for our senior executives. The DCP matching contribution reflects the amount of the matching contribution which is limited by the tax laws. The same requirements under the 401(k) plan for matching, including vesting, apply to matching contributions under the DCP. These matching contributions automatically vest once a participant completes three years of service with our Company.
The DCP gives participants an incentive to defer compensation into the IFF Stock Fund by granting a 25% premium, credited in additional deferred stock, on all cash compensation deferred into the stock fund contingent upon the participant remaining employed by the Company (other than for retirement) for the full calendar year following the year when such credit was made. If the participant withdraws any deferred stock within one year of a deferral, any premium shares credited will be forfeited. Vesting of the premium deferred stock accelerates upon a change in control. RSUs granted under our equity compensation plans may also be deferred upon vesting, but no premium is added.
The following table provides information for our NEOs regarding participation in our DCP.
2015 Non-Qualified Deferred Compensation

Name	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
Andreas Fibig	194,330		—	49,952	—	754,171
Alison A. Cornell	81,667	(3)	—	84	—	81,803
Richard O’Leary	—		—	21,369	—	129,646
Nicolas Mirzayantz	217,562	(4)	37,201	52,608	—	1,678,204
Matthias Haeni	—		—	—	—	—
Anne Chwat	210,394	(5)	40,977	155,507	—	1,684,961
____________________

(1)
The amounts in this column are included in the All Other Compensation column for 2015 in the Summary Compensation Table, and represent employer contributions credited to the participant’s account during 2015, as well as certain contributions credited in the first quarter of 2016 related to compensation earned in 2015.

(2)
If a person was a NEO in previous years’ proxy statements, this amount includes amounts that were included as compensation previously reported for that person in the Summary Compensation Table for those previous years. Of the totals in this column, the following amounts were reported as compensation in the Summary Compensation Table for 2006: Mr. Mirzayantz – $87,985; for 2007: Mr. Mirzayantz – $160,010; for 2008: Mr. Mirzayantz – $63,269; for 2009: Mr. Mirzayantz – $31,228; for 2010: Mr. Mirzayantz – $243,228; for 2011: Mr. Mirzayantz – $45,600; Ms. Chwat – $316,928; for 2012: Mr. Mirzayantz – $516,144; Ms. Chwat – $398,970; for 2013: Mr. Mirzayantz – $751,443; Ms. Chwat – $509,236; and for 2014: Mr. Fibig – $443,624; Mr. O'Leary – $161,002; Mr. Mirzayantz – $500,852; Ms. Chwat – $305,561.

(3)	This amount is included in the Salary column for 2015 in the Summary Compensation Table.

(4)
Of this amount, $58,500 is included in the Salary column for 2015 in the Summary Compensation Table. Mr. Mirzayantz also deferred $159,062 which is a portion of his AIP and was included in the Non-Equity Incentive Plan Compensation column for 2014 in the Summary Compensation Table.

(5)
Of this amount, $139,500 is included in the Salary column for 2015 in the Summary Compensation Table. Ms. Chwat also deferred $70,894 which is a portion of her AIP and was included in the Non-Equity Incentive Plan Compensation column for 2014 in the Summary Compensation Table.

Potential Payments upon Termination and Change in Control
Executive Severance Policy
We currently provide severance payments and benefits to our NEOs and other senior executives under our ESP. The level of severance pay under the ESP is based on a tier system. Each executive's assigned tier is based on the executive's grade level. The Compensation Committee may also agree to provide enhanced severance payments and benefits to specific executives. All our NEOs are in Tier I other than Mr. O’Leary, who is in Tier II. Our ESP was last modified in March 2015 to conform to the 2015 SAIP, including to streamline the Change in Control provisions, to clarify the clawback provisions and severance rights, and to modify the non-compete provisions. Mr. Fibig's offer letter has modified some of the relevant definitions, amounts and other terms regarding the benefits that he is eligible to receive under the ESP. See “Other Separation Arrangements - Mr. Fibig” below for a discussion of Mr. Fibig’s benefits.
Our ESP provides for acceleration of equity, severance payments and continuation of benefits in connection with an executive’s termination (1) if his or her employment is terminated by us without Cause or (2) in the case that such termination occurs within two years of a Change in Control, if his or her employment is terminated without Cause or he or she terminates his or her employment for Good Reason. In addition, a Tier I executive is eligible to receive payments if he or she terminates his or her employment for Good Reason prior to or more than two years after a Change in Control.
Our ESP states that a “Change in Control” (or “CiC”) will be deemed to have occurred when any of the following has occurred:

(i)
a person or group becomes the beneficial owner of 40% or more of the combined voting power of our then outstanding voting securities, other than beneficial ownership by us, any of our employee benefit plans or any person organized, appointed or established pursuant to the terms of any such benefit plan;

(ii)
individuals who, at March 9, 2015, constituted a majority of the Board (the “Incumbent Directors”) cease to constitute a majority of the Board for any reason; provided, however, that any individual becoming a director subsequent to March 9, 2015 whose election or nomination for election to the Board was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board shall be an Incumbent Director; or

(iii)
the consummation of (A) a merger, consolidation, reorganization or similar transaction with us or in which our securities are issued, as a result of which the holders of our outstanding voting securities immediately before such event own, directly or indirectly, immediately after such event less than 60% of the combined voting power of the outstanding voting securities of the parent entity resulting from, or issuing its voting securities as part of, such event; (B) our complete liquidation or dissolution; or (C) a sale or other disposition of all or substantially all of our assets to any person.

Severance Benefits Other than in Connection with a Change in Control
Payment for Termination Without Cause. Pursuant to our ESP, any covered executive that is terminated by us without Cause prior to or more than two years after a CiC is entitled to receive the following:

(i)
A severance payment equal to (a) one and a half times (1.5x) in case of our Tier I executives, and (b) one times (1x) in case of our Tier II executives, the sum of the executive's annual base salary at the date of termination plus the prorated portion of the executive's target AIP award for the year in which termination occurs (payable to the Tier I or Tier II executive in regular installments over 18 or 12 months, respectively, following termination);

(ii)	A prorated portion of the executive’s target AIP award for the year in which termination occurs, payable when such AIP amounts otherwise become payable;

(iii)	A prorated portion of the executive’s target LTIP award for the cycles then in progress, payable when such LTIP amounts otherwise become payable;

(iv)	Vesting of a prorated portion of any unvested equity award(s); and

(v)
Continuation of medical, dental, disability and life insurance coverage for 18 months years in the case of our Tier I executives and 12 months for Tier II executives or until the executive obtains new employment providing similar benefits or attains age 65.

Payment for Termination With Good Reason. Pursuant to the ESP, if a Tier I employee terminates his or her employment for Good Reason prior to or more than two years after a CiC, than he or she is entitled to receive the same benefits as set forth above for “Termination Without Cause.”
Severance Benefits in Connection with a Change in Control
Upon the occurrence of a termination by us without Cause or by an executive for Good Reason within two years following a CiC, the executive would be entitled to the following:

(i)
A severance payment equal to two times (2x) in case of our Tier I executives, and one and a half times (1.5x) in case of our Tier II executives, the sum of the executive’s annual base salary at the date of termination plus the higher of (x) his or her average AIP award for the three most recent years and (y) his or her target AIP award for the year in which termination occurs, payable in a lump sum;

(ii)	A prorated portion of the executive’s target AIP award for the year in which termination occurs, payable in a lump sum;

(iii)
For each performance segment that ended prior to the termination, a payment equal to the LTIP award payment the executive would have been entitled to receive for such performance segment had the termination not occurred, payable in a lump sum;

(iv)
For each performance segment in which the executive’s date of termination occurs, a prorated portion of the executive’s target LTIP award for each performance segment in which the termination occurs, payable in a lump sum;

(v)	Vesting of any equity awards not already vested upon the CiC and, unless deferred by the executive, settlement of such equity awards;

(vi)	Vesting of any benefits under our Supplemental Retirement Plan; and

(vii)
Continuation of medical, dental, disability and life insurance coverage for 18 months for our Tier I executives, and 12 months for our Tier II executives or until the executive obtains new employment providing similar benefits or attains age 65.

Definitions. Our ESP defines Cause and Good Reason as follows:

•
"Cause" means (i) failure of the executive to perform his or her material duties in any material respect, which if reasonably susceptible to cure, has continued after written notice of such failure has been provided and the executive has not cured such failure within 10 days of receipt of such written notice; (ii) willful misconduct or gross negligence by the executive that has caused or is reasonably expected to result in material injury to our business, reputation, or prospects; (iii) the engagement by the executive in illegal conduct or any act of serious dishonesty which could reasonably be expected to result in material injury to our business or reputation or which adversely affects the executive’s ability to perform his or her duties; (iv) the executive being indicted or convicted of (or having pled guilty or nolo contendere to) a felony or any crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety; or (v) a material and willful violation by the executive of our rules, policies or procedures.

•
“Good Reason” means any of the following: (i) a material decrease in the executive’s base salary, target bonus under an AIP, LTIP or Equity Choice Award, other than as part of an across-the-board reduction applicable to all similarly situated employees; (ii) a material diminution in the executive’s authority, duties or responsibilities; (iii) relocation of executive’s primary work location more than 50 miles from executive’s primary work location at the time of such requested relocation; or (iv) our failure to obtain the binding agreement of any successor expressly to assume and agree to fully perform our obligations under the ESP. However, “good reason” will only exist if the executive gives us notice within 90 days after the initial occurrence of any of the foregoing events and we fail to correct the matter within 30 days following receipt of such notice.

Tax Gross-Up. Executives are not entitled to receive a tax “gross-up” payment. Instead, their severance payments would be subject to a “modified cut-back” provision, where severance or other payments to that executive would be reduced if this reduction would produce a better after-tax result for the executive. There would be no reduction, however, if the executive (who would be responsible for any excise tax) would have a better after-tax result without the reduction.
Participant Obligations for the Protection of Our Business and Clawback. As a condition of the executive’s right to receive severance payments and benefits, the ESP requires that he or she (i) not compete with us, (ii) not solicit, induce, divert, employ, retain or interfere with or attempt to influence our relationship with any employee or person providing services to the Company and (iii) not interfere with or attempt to influence our relationship with any supplier, customer or other person with whom we do business. These restrictions apply while an executive is employed and following a termination of employment during the period of 12 months in case of non-compete obligations and 24 months in case of non-solicitation obligations. In addition, executives are not entitled to severance if they engage in willful misconduct or a violation of a Company policy that is materially detrimental to us while employed by the Company. The ESP also conditions severance payments and benefits on the executive signing a release and termination agreement, and meeting continuing commitments relating to confidentiality, cooperation in litigation and return of our property.
As discussed above in “Compensation Discussion and Analysis - Clawback Policy,” compensation received under our ESP is subject to our clawback policy if the executive breaches the obligations noted above or if any of the other events triggering a clawback, such as a financial misstatement or restatement, occur.
Effect of IRC Section 409A. The timing of some payments and benefits may be restricted under IRC Section 409A, which regulates deferred compensation. Some amounts payable to our NEOs or other participants under the ESP upon termination may be delayed until six months after termination.
Payments in connection with death, disability or retirement. Our executives may also receive payment if their employment terminates as a result of death, disability or retirement as set forth in the terms and conditions of their award agreements with the Company and, in the case of our CEO, his letter agreement as described below under “Other Separation Arrangements - Mr. Fibig.” Our NEOs are also entitled to payments under our Executive Death Benefit Plan as described in this proxy statement under the heading “Compensation Discussion and Analysis - Executive Death Benefit Plan.” In the event of disability, our NEOs would be entitled to payments under our Disability Insurance Program that applies to salaried employees generally (60% of monthly salary up to a maximum of $15,000 per month).

Other Separation Arrangements
Mr. Fibig
Details regarding Mr. Fibig’s letter agreement dated May 26, 2014 are included in this proxy statement under the heading “Employment Agreements or Arrangements” following the Summary Compensation Table. Under the terms of his letter agreement, Mr. Fibig is a participant in our ESP and is entitled to receive the benefits set forth for Tier I executives with the following modifications:

(i)	In connection with any termination without Cause or for Good Reason, not in connection with a CiC:

a.
Mr. Fibig’s severance payment will be a multiple of two times (2x) the sum of his annual base salary plus the average AIP bonus paid to him in the three years prior to termination, payable over 24 months; and

b.	Mr. Fibig will be entitled to receive a pro-rated portion of any LTIP award that is in progress on the date of termination, based on target, in a lump-sum cash payment.

(ii)
Mr. Fibig’s severance payment in connection with any termination without Cause or for Good Reason that occurs within two years after a CiC will be a multiple of three times (3x) the sum of his annual base salary plus the greater of his (a) target AIP award for the year of termination and (b) the average AIP award paid to him for the three fiscal years prior to the termination, and such payments will be payable in a lump sum. In addition, all of Mr. Fibig's outstanding equity awards will vest in full at target;

(iii)
Mr. Fibig will be entitled to continuation of medical, dental, disability and life insurance coverage for 24 months in the case of termination without Cause or for Good Reason, whether or not in connection with a CiC.

Any termination by us without cause (as described below) or by Mr. Fibig for any reason requires prior written notice of (i) six months, if the termination occurs on or after the first anniversary but before the second anniversary of his date of employment, or (ii) 90 days, if the termination occurs on or after the second anniversary of his date of employment.
Under Mr. Fibig’s letter agreement, “Cause” means (i) willful and continued failure to perform substantially his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to him by the Board which specifically identifies the manner in which he has not substantially performed his duties, and which provides a 20 day cure period; (ii) willful engagement in conduct which is not authorized by the Board or within the normal course of his business decisions and is known by him to be materially detrimental to our best interests or the best interests of any of our subsidiaries, including any misconduct that results in material noncompliance with any financial reporting requirements under the Federal securities laws if such noncompliance results in an accounting restatement; (iii) willful engagement in illegal conduct or any act of serious dishonesty which adversely affects, or in the reasonable estimation of the Board, could in the future adversely affect his value, reliability or performance to our Company in a material manner (other than any act or failure to act based upon authority given by the Board or advice of counsel for the Company, which shall be presumed to be done in good faith and in the best interests of the Company); or (iv) his being indicted for or convicted of (or pleading guilty or nolo contendere to) a felony or any crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety.
Under Mr. Fibig’s letter agreement, “Good Reason” means any of the following (i) any reduction in his base salary or target AIP bonus; (ii) an adverse change in his status or position as CEO (including as a result of a material diminution in his duties or responsibilities); (iii) required relocation to a principal place of employment outside of the New York City metropolitan area; or (iv) our failure to obtain an agreement from any successor to all or substantially all of our assets or business to assume and agree to perform his Employment Agreement within fifteen (15) days after a merger, consolidation, sale or similar transaction. However, “Good Reason” will only exist if the CEO resigns from employment within 180 days after the occurrence, without his express written consent, of one of the events enumerated in (i) - (iv) above; provided he provide written notice within 90 days after the event allegedly constituting Good Reason, and the Company will have 30 days after such notice is given to cure.

If Mr. Fibig’s employment terminates on account of death, disability or retirement, he (or his beneficiary or estate) is entitled to any unpaid base salary through the date of termination, any unpaid bonus earned with respect to any fiscal year ending on or preceding the date of termination, payable when bonuses are paid to other senior executives, a pro-rata AIP bonus for the fiscal year in which the termination occurs, based on actual performance and payable when bonuses are paid to other senior executives, and all other payments, benefits or perquisites to which he may be entitled under the terms of the Company’s programs. Mr. Fibig will not be entitled to any payment (including any tax gross-up) respecting taxes he may owe under IRC Section 4999 (so-called “golden parachute taxes”). The separation benefits payments are subject to Mr. Fibig’s delivery to us of an executed general release, resignation from all offices, directorships and fiduciary positions with us and continued compliance with restrictive covenants regarding non-competition, non-solicitation, confidentiality, cooperation and non-disparagement. Upon a termination of Mr. Fibig’s employment for any reason, the non-competition and non-solicitation covenants continue to apply for two years. If Mr. Fibig’s employment terminates prior to a CiC and he fails to comply with the restrictive covenants, the clawback provisions in the ESP apply.
Payments and Benefits upon a Change in Control and Various Types of Terminations
The following table shows the estimated payments and value of benefits that we would provide to each of our NEOs if the triggering events described in the heading of the table had occurred on December 31, 2015.
We do not provide any additional benefits to our NEOs upon a voluntary resignation or termination for Cause. Certain assumptions made for purposes of presenting this information and certain amounts not reflected in the table are explained below or in the footnotes to the table.
For all cases, the per-share market price of our common stock is assumed to be $119.64, the actual closing price per share on the last trading day of the year, December 31, 2015. In preparing the estimates in this table, we have assumed that any CiC would also constitute a “change in ownership and control” for purposes of the golden parachute excise tax rules. All amounts included in the table are stated in the aggregate, even if the payments will be made on a monthly basis. Except as noted in footnote (7) of the table, these amounts do not include payments and benefits to the extent that they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. The salary, AIP award and LTIP award otherwise payable to each NEO through December 31, 2015 is included in the Summary Compensation Table. In addition to the amounts set forth in the table below, in the event of a CiC, the aggregate balance held in our DCP for each of our NEOs who participate in that plan will be automatically accelerated and settled within five business days of the CiC, as opposed to the participant’s original deferral election. The amounts that would have been accelerated in the event of a CiC as well as, in all other cases, the amounts each of our NEOs who participate in that plan would have received according to the participant’s original deferral election, are shown in the Aggregate Balance at Fiscal Year-End column of the Non-Qualified Deferred Compensation Table.

Potential Payments upon Termination or Change in Control

	Involuntary Termination Not for Cause or Good Reason Prior to or More Than 2 Years After a CiC		Termination due to Death(1)	Separation Due to Retirement or Disability Prior to or More Than 2 Years After a CiC(2)	Not for Cause or Good Reason Termination Within 2 Years After a CiC		Separation Due to Retirement or Disability Within 2 Years After a CiC(2)
Andreas Fibig
Salary	$2,400,000		$—	$—	$3,600,000	(3)	$—
AIP	2,880,000	(4)	—	—	4,320,000	(5)	—
LTIP (6)	771,807		771,807	771,807	771,807		771,807
ECP Acceleration (7)	2,018,851		5,480,589	—	5,480,589		5,480,589
Medical Benefits (8)	58,990		—	—	58,990		—
Executive Death Benefit (9)	—		2,400,000	—	—		—
Executive Death Benefit Cost (10)	16,471		—	—	24,706		—
Disability Insurance (11)	—		—	180,000	—		180,000
Total	$8,146,119		$8,652,396	$951,807	$14,256,092		$6,432,396
Alison A. Cornell
Salary	$840,000		$—	$—	$1,120,000		$—
AIP	325,874	(4)	—	—	900,000	(5)	—
LTIP (6)	42,626		42,626	42,626	42,626		42,626
ECP Acceleration (7)	85,756		357,932	—	357,932		357,932
Medical Benefits (8)	13,571		—	—	13,571		—
Executive Death Benefit (9)	—		1,120,000	—	—		—
Executive Death Benefit Cost (10)	339		—	—	453		—
Disability Insurance (11)	—		—	180,000	—		180,000
Total	$1,308,166		$1,520,558	$222,626	$2,434,582		$580,558
Richard O’Leary
Salary	$400,000		$—	$—	$600,000		$—
AIP	220,603	(4)	—	—	330,904	(5)	—
LTIP (6)	86,870		86,870	86,870	86,870		86,870
ECP Acceleration (7)	780,607		1,296,728	—	1,296,728		1,296,728
Medical Benefits (8)	29,495		—	—	29,495		—
Executive Death Benefit (9)	—		800,000	—	—		—
Executive Death Benefit Cost (10)	7,912		—	—	11,868		—
Disability Insurance (11)	—		—	180,000	—		180,000
Total	$1,525,487		$2,183,598	$266,870	$2,355,865		$1,563,598
Nicolas Mirzayantz
Salary	$900,000		$—	$—	$1,200,000		—
AIP	720,000	(4)	—	—	1,120,037	(5)	—
LTIP (6)	263,886		263,886	263,886	263,886		263,886
ECP Acceleration (7)	3,904,113		5,660,181	—	5,660,181		5,660,181
Medical Benefits (8)	44,243		—	—	44,243		—
Executive Death Benefit (9)	—		1,200,000	—	—		—
Executive Death Benefit Cost (10)	8,741		—	—	11,655		—
Disability Insurance (11)	—		—	180,000	—		180,000
Total	$5,840,983		$7,124,067	$443,886	$8,300,002		$6,104,067

	Involuntary Termination Not for Cause Prior to or More Than 2 Years After a CiC		Termination due to Death(1)	Separation Due to Retirement or Disability Prior to or More Than 2 Years After a CiC(2)	Not For Cause or Good Reason Termination Within 2 Years After a CiC		Separation Due to Retirement or Disability Within 2 Years After a CiC(2)
Matthias Haeni
Salary	$750,000		$—	$—	$1,000,000		$—
AIP	600,000	(4)	—	—	800,000	(5)	—
LTIP (6)	263,886		263,886	263,886	263,886		263,886
ECP Acceleration (7)	902,800		1,505,084	—	1,505,084		1,505,084
Medical Benefits (8)	19,647		—	—	19,647		—
Executive Death Benefit (9)	—		1,000,000	—	—		—
Executive Death Benefit Cost (10)	339		—	—	453		—
Disability Insurance (11)	—			180,000	—		180,000
Total	$2,536,672		$2,768,970	$443,886	$3,589,070		$1,948,970
Anne Chwat
Salary	$697,500		$—	$—	$930,000		$—
AIP	418,500	(4)	—	—	679,775	(5)	—
LTIP (6)	147,248		147,248	147,248	147,248		147,248
ECP Acceleration (7)	1,393,191		2,251,503	—	2,251,503		2,251,503
Medical Benefits (8)	44,243		—	—	44,243		—
Executive Death Benefit (9)	—		930,000	—	—		—
Executive Death Benefit Cost (10)	11,984		—	—	17,976		—
Disability Insurance (11)	—		—	180,000	—		180,000
Total	$2,712,666		$3,328,751	$327,248	$4,070,745		$2,578,751
_____________________

(1)
The amounts in this column represent payments made in the event of the death of the executive either prior to, within two years or more than two years after a CiC, assuming a termination date of December 31, 2015. With respect to amounts shown in the AIP row, if the death of an executive occurred within two years of a CiC, this amount may change as it is the prorated amount of the executive's target bonus in the year of termination.

(2)	Pursuant to the terms of the ESP, an executive who elects to retire after attaining age 62 is entitled to the benefits in this column (less any disability insurance proceeds).

(3)
Pursuant to the terms of our ESP, if severance payments are deemed to trigger the excise tax imposed by IRC Section 4999, the executive would receive the greater net after tax benefit of either (1) payment of the excise tax or (2) a reduction to cash severance to the "safe harbor" level so as not to trigger the excise tax. In Mr. Fibig's case, payment of the excise tax results in the greater net after tax benefit to him.

(4)
This amount represents (i) for Mr. Fibig, 2.0x the greater of the average AIP award paid for performance in the three years preceding the year of the presumed December 31, 2015 termination (i.e., the three years ending December 31, 2014) (or averaged over the lesser number of years during which the executive was eligible for AIP awards) or the executive's target annual incentive under the AIP for 2015, prorated for the number of active days of employment with the Company during the performance period; (ii) for Messrs. Mirzayantz and Haeni and Mses. Chwat and Cornell, 1.5x the executive's target annual incentive under the AIP for 2015 prorated for the number of active days of employment with the Company during the performance period; (iii) for Mr. O'Leary, 1.0x the executive's target annual incentive under the AIP for 2015 prorated for the number of active days of employment with the Company during the performance period. This amount does not take into account any actual AIP amounts paid for 2015, which are set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(5)
For Mr. O'Leary, this amount represents 1.5x, for Messrs. Mirzayantz and Haeni and Mses. Chwat and Cornell 2.0x, and Mr. Fibig 3.0x the greater of: (i) the average AIP award paid for performance in the three years preceding the year of the presumed December 31, 2015 termination (i.e., the three years ending December 31, 2014) (or averaged over the lesser number of years during which the executive was eligible for AIP awards); or (ii) the executive's target annual incentive under the AIP for 2015. This amount does not take into account any actual AIP amounts paid for 2015, which are set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(6)
The amounts in this row are the additional LTIP amounts that would be payable as severance with respect to the 2014-2016 and 2015-2017 LTIP cycles that would be paid in cash, based on prorated target LTIP for the relevant LTIP cycles in progress. Prorated amounts are based on the number of days worked in each performance period divided by the total number of days in each performance period for each relevant LTIP cycle. This amount does not take into account the actual amounts paid out under the completed 2013-2015 LTIP cycle, which are discussed in the narrative following the Grants of Plan-Based Award Table under the heading "Long-Term Incentive Plan."

(7)
For termination due to death or disability more than two years prior to a CiC, the amounts in this row represent the aggregate value of RSU and PRS awards which would immediately vest upon occurrence of the termination event. For termination events within two years after a CiC, the amounts in this row represent the aggregate in-the-money value of the options, SSARs, RSUs, PRS and other equity awards which would become vested as a direct result of the CiC before the stated vesting date specified in the applicable equity award document. The calculation of these amounts does not attribute any additional value to options based on their remaining exercise term and does not discount the value of awards based on the portion of the vesting period elapsed at the date of the CiC. These amounts also do not include any value for equity awards that, by their terms, are not accelerated and continue to vest.

(8)
Amounts in this row are the COBRA costs of medical and dental benefits for the covered period based on assumptions used for financial reporting purposes. Although our medical and dental insurance is generally available to our employees, only participants in our ESP, including our NEOs, would be entitled to have the benefits paid for by our Company.

(9)	The amounts in this row are the amounts that would be payable under our Executive Death Benefit Plan upon the death of the NEO.

(10)	The amounts in this row are the costs that we would incur to continue the Executive Death Benefit Plan for the NEO.

(11)
The amounts in this row are the amounts that would be payable under our disability insurance program upon the NEO's separation from employment due to long-term disability. This program is generally available to salaried employees.

X. OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports with the SEC relating to their common stock ownership and changes in such ownership, and to furnish us with copies of all Section 16(a) forms they file. Based on a review of our records and certain written representations received from our executive officers and directors, we believe that during the year ended December 31, 2015, all Section 16(a) filing requirements applicable to directors, executive officers and greater than 10% shareholders were complied with on a timely basis, except (i) a Form 4 reporting a grant of RSUs to Richard O'Leary was not timely filed due to an administrative error, and (ii) one Form 4 for each of Angelica Cantlon, Anne Chwat, Andreas Fibig, Nicolas Mirzayantz, and Richard O’Leary reporting the grant of stock equivalent units under the Company’s deferred compensation plan was not timely filed due to an administrative error.
Proxy Solicitation Costs
We will pay the entire cost of soliciting proxies. In addition to solicitation by mail, proxies may be solicited on our behalf by directors, officers or employees in person, by telephone, by facsimile or by electronic mail. We have retained Georgeson Inc. to assist in proxy solicitation for a fee of $8,500 plus expenses. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending proxy materials to the beneficial owners of our common stock.
Shareholder Proposals
In order for a shareholder proposal or proposed director nomination to be considered for inclusion in our proxy materials for next year’s annual meeting of shareholders, the Secretary of our Company must receive the written proposal no later than November 17, 2016. Under Article I, Section 3 of our By-Laws, in order for a shareholder to submit a proposal or to nominate any director at next year’s annual meeting of shareholders, the shareholder must give written notice to the Secretary of our Company not less than 90 days nor more than 120 days prior to the anniversary date of this year’s annual meeting of shareholders provided next year’s annual meeting is called for on a date that is within 30 days before or after such anniversary date. Assuming that next year’s annual meeting is held on schedule, we must receive written notice of an intention to introduce a nomination or other item of business at that meeting between January 2, 2017 and February 1, 2017. The notice must also meet all other requirements contained in our By-Laws, including the requirement to contain specified information about the proposed business or the director nominee and the shareholder making the proposal.
As of the date of this proxy statement, we do not know of any matters to be presented at the 2016 Annual Meeting other than those described in this proxy statement. If any other matters should properly come before the meeting, proxies in the enclosed form will be voted on those matters in accordance with the judgment of the person or persons voting the proxies, unless otherwise specified.

Shareholder Communications
Shareholders and other parties interested in communicating directly with the Lead Director, the non-management directors as a group or all directors as a group may do so by writing to the Lead Director or the non-management directors or the Board of Directors, in each case, c/o Secretary, International Flavors & Fragrances Inc., 521 West 57th Street, New York, New York 10019. All communications should include the name, address, telephone number and email address (if any) of the person submitting the communication and indicate whether the person is a shareholder of our Company.
The Board has approved a process for handling correspondence received by our Company on behalf of the Lead Director, the non-management directors as a group or all directors as a group. Under that process, the General Counsel reviews all such correspondence and maintains a log of, and forwards to the appropriate Board member, correspondence that is relevant to (i) the functions of the Board or committees thereof or (ii) other significant matters involving our Company. The General Counsel may screen frivolous or unlawful communications and commercial advertisements. Directors may review the log maintained by the General Counsel at any time.
Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal auditor and handled in accordance with procedures established by the Audit Committee with respect to such matters.
Electronic Delivery
This year we again have elected to take advantage of the SEC’s rule that allows us to furnish proxy materials to you online. We believe electronic delivery will expedite shareholders’ receipt of materials, while lowering costs and reducing the environmental impact of our 2016 Annual Meeting by reducing printing and mailing of full sets of materials. We mailed the Notice containing instructions on how to access our proxy statement and annual report online on or about March 17, 2016. If you would like to receive a paper copy of the proxy materials, the Notice contains instructions on how to receive a paper copy.
Householding
We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name will receive only one copy of our Notice, unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.
If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of the Notice, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the Notice for your household, please contact Broadridge Financial Solutions, by calling 1-800-542-1061, or by forwarding a written request addressed to Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, New York 11717.
If you participate in householding and wish to receive a separate copy of the Notice, or if you do not wish to participate in householding and prefer to receive separate copies of the Notice in the future, please contact Broadridge Financial Solutions as indicated above. Beneficial shareholders can request information about householding from their nominee.
Available Information
We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the 2015 Annual Report as filed with the SEC, including the financial statements and schedules thereto, but not the exhibits. In addition, such report is available, free of charge, through the Investor - Financials & Filings - SEC Filings link on our website at, www.iff.com. A request for a copy of such report should be directed to International Flavors & Fragrances Inc., 521 West 57th Street, New York, NY 10019, Attention: Investor Relations. A copy of any exhibit to the Form 10-K for the year ended December 31, 2015 will be forwarded following receipt of a written request to Investor Relations.

Exhibit A
International Flavors and Fragrances Inc.
GAAP to Non-GAAP Reconciliations
(Amounts in thousands except per share amounts)

REVENUE GROWTH

	2013	2014	2015
Total Company
Reported Sales Growth	5%	5%	-2%
Currency Impact	0%	0%	7%
Currency Neutral Sales Growth	5%	5%	5%

ADJUSTED OPERATING PROFIT

(IN THOUSANDS U.S. $)	2013	2014	2015
Total Company
As Reported Operating Profit	516,339	592,321	588,347
Restructuring and Other Charges	7,401	6,398	7,594
Operational Improvement Initiative Costs	3,672	2,541	1,115
Spanish Tax Charges	13,011	—	—
Accelerated Contingent Consideration	—	—	7,192
Acquisition Related Costs	—	—	18,342
Spanish Capital Tax Charge Reversal	—	—	(10,530)
Adjusted Operating Profit	540,423	601,260	612,060

ADJUSTED EARNINGS PER SHARE (EPS)

(IN U.S. $)	2013	2014	2015
Total Company
As Reported EPS	4.29	5.06	5.16
Restructuring and Other Charges Tax Benefit	0.06	0.05	0.07
Operational Improvement Initiative Costs	0.03	0.02	0.01
Spanish Tax Charges	0.19	(0.05)	—
Accelerated Contingent Consideration	—	—	0.09
Acquisition Related Costs	—	—	0.15
Tax Settlement	—	—	(0.13)
Gain on Asset Sale	(0.10)	—	—
Spanish Capital Tax Charge Reversal	—	—	(0.09)
Adjusted EPS	4.46[1]	5.08	5.25[1]

[1] The sum of the 2013 and 2015 adjusted EPS does not foot due to rounding.
The Company uses non-GAAP financial measures such as currency neutral sales (which eliminates the effects that result from translating its international sales in U.S. dollars) Adjusted Operating Profit and Adjusted EPS (which excludes the impact of our restructuring and other charges, operational improvement initiative costs, and charges, accelerated contingent consideration, Spanish tax charge/reversal, tax settlements, and acquisition related costs) as the Company believes that these non-GAAP financial measures provide investors with an overall perspective of the period-to-period performance of our core business. Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.

INTERNATIONAL FLAVORS & FRAGRANCES INC. 521 WEST 57TH STREET NEW YORK, NY 10019
VOTE BY INTERNET - www.proxyvote.com
Use the internet to transmit your voting instructions up until the date and time indicated on the reverse side. Have your proxy card in hand when you access the web site and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by International Flavors & Fragrances Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until the date and time indicated on the reverse side. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, by the date and time indicated on the reverse side.

VOTE IN PERSON
You may vote the shares in person by attending the Annual Meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	E03614-P76126 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INTERNATIONAL FLAVORS & FRAGRANCES INC.
The Board of Directors recommends you vote FOR Proposals 1, 2, and 3.
1. Election of Directors
Nominees:		For	Against	Abstain			For	Against	Abstain
1a.	Marcello V. Bottoli	☐	☐	☐	2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2016.	☐	☐	☐
1b.	Dr. Linda Buck	☐	☐	☐
1c.	Michael L. Ducker	☐	☐	☐	3.	Advisory vote to approve the compensation paid to the Company’s named executive officers in 2015.	☐	☐	☐
1d.	David R. Epstein	☐	☐	☐
1e.	Roger W. Ferguson, Jr.	☐	☐	☐
1f.	John F. Ferraro	☐	☐	☐
1g.	Andreas Fibig	☐	☐	☐
1h.	Christina Gold	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.
1i.	Henry W. Howell, Jr.	☐	☐	☐
1j.	Katherine M. Hudson	☐	☐	☐
1k.	Dale F. Morrison	☐	☐	☐
					For address changes and/or comments, please check this box and write them on the back where indicated.				☐
					Please indicate if you plan to attend this meeting.		☐	☐
							Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If signer is a corporation or partnership, please sign in full corporate or partnership name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)		Date

ADMISSION TICKET
INTERNATIONAL FLAVORS & FRAGRANCES INC.
ANNUAL MEETING OF SHAREHOLDERS
MAY 2, 2016 AT 3:00 P.M. LOCAL TIME/9:00 A.M. EASTERN DAYLIGHT TIME

INTERNATIONAL FLAVORS & FRAGRANCES INC.
61 RUE DE VILLIERS
NEUILLY-SUR-SEINE, FRANCE

ADMITS ONE SHAREHOLDER

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

E03615-P76126

INTERNATIONAL FLAVORS & FRAGRANCES INC.
THIS PROXY CARD/VOTING INSTRUCTION FORM IS SOLICITED
ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS
MAY 2, 2016

The undersigned hereby appoint(s) each of Mr. Andreas Fibig, Ms. Alison A. Cornell and Ms. Anne Chwat as the attorney and proxy of the undersigned, with full power of substitution, to vote the number of shares of stock the undersigned is entitled to vote at the Annual Meeting of Shareholders of International Flavors & Fragrances Inc. to be held at 61 rue de Villiers, Neuilly-sur-Seine, France on Monday, May 2, 2016 at 3:00 P.M. Local Time/9:00 A.M. Eastern Daylight Time, and any adjournment(s) or postponement(s) thereof (the “Meeting”).

IF YOU ARE A SHAREHOLDER OF RECORD, THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED ON THE REVERSE SIDE. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, FOR ITEMS 2 AND 3 AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING. VOTING INSTRUCTIONS MUST BE RECEIVED BY 11:59 P.M. EASTERN DAYLIGHT TIME ON MAY 1, 2016.

If you are a participant in the International Flavors & Fragrances Inc. Retirement Investment Fund Plans (the “401(k) Plans”), this proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, the trustee of the 401(k) Plans. This proxy, when properly executed, will be voted as directed by the undersigned on the reverse side. Shares in the 401(k) Plans for which voting instructions are not received by 11:59 P.M. Eastern Daylight Time on April 28, 2016, or if no choice is specified, will be voted by the trustee in the same proportion as the shares for which voting instructions are received from other participants in the applicable 401(k) Plan.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD/VOTING INSTRUCTION FORM PROMPTLY USING THE
ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE